Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

INTEGRAL ACQUISITION CORPORATION 1,

FB PARENT LIMITED,

GAUCHO MS, INC.,

FLYBONDI LIMITED

and

THE SHAREHOLDERS OF FLYBONDI LIMITED NAMED HEREIN,

dated as of

October 19, 2023

EXHIBITS

EXHIBIT	A FORM OF SELLER JOINDER
EXHIBIT	B FORM OF REGISTRATION RIGHTS AGREEMENT
EXHIBIT	C FORM OF LOCK-UP AGREEMENT

ANNEXES

ANNEX	I LIST OF SELLERS

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of October 19, 2023 (this “Agreement”), is made and entered into by and among Integral Acquisition Corporation 1, a Delaware corporation (“SPAC”), FB Parent Limited, a limited company incorporated under the laws of England and Wales (“TopCo”), Gaucho MS, Inc., a Delaware corporation and wholly-owned Subsidiary of TopCo (“Merger Sub” and, together with TopCo, the “TopCo Parties” and each, a “TopCo Party”), and Flybondi Limited, a private limited company incorporated under the laws of England and Wales (the “Company”), each of the holders of the Company’s outstanding shares that are named on Annex I hereto and that have executed and delivered a copy of this Agreement as of the date hereof, each of which is a Key Company Shareholder (as defined below) (collectively, the “Signing Sellers”), and each of the other holders of the Company’s outstanding shares and/or options that after the date hereof execute and deliver to SPAC, TopCo and the Company a joinder agreement in substantially the form attached as Exhibit A hereto (each, a “Seller Joinder”) to become party to this Agreement which Seller Joinder is accepted in writing and executed and delivered by SPAC, TopCo and the Company, and which Seller Joinder contains an acknowledgement by such holder of Company Shares that it has received the Proxy/Registration Statement prospectus with respect to the Transactions (as defined below) (collectively, the “Joining Sellers” and, together with the Signing Sellers, the “Sellers”). Capitalized terms used herein without definition have the meanings set forth in Article I.

RECITALS

WHEREAS, SPAC is a blank check company incorporated as a Delaware corporation on February 16, 2021 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more target businesses;

WHEREAS, each of TopCo and Merger Sub was incorporated or formed, as applicable, for the purposes of consummating the Transactions and the applicable Ancillary Agreements;

WHEREAS, Merger Sub is a direct, wholly-owned Subsidiary of TopCo;

WHEREAS, at the Merger Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), SPAC shall merge with and into Merger Sub (the “Merger”), with SPAC continuing as the surviving company after the Merger (the “Surviving Company”) and a direct, wholly-owned Subsidiary of TopCo;

WHEREAS, as a result of the Merger, (a) each issued and outstanding share of SPAC Common Stock shall no longer be outstanding and shall be automatically converted into and exchanged for the right to receive one (1) TopCo Share and (b) each issued and outstanding SPAC Warrant shall no longer be outstanding and shall, pursuant to the terms of the SPAC Warrant Agreement, be automatically converted into and become one warrant to purchase TopCo Shares, and all rights with respect to shares of SPAC Common Stock underlying such SPAC Warrants will be automatically converted into rights with respect to TopCo Shares, in each case, with TopCo issuing a number of TopCo Shares and warrants in accordance with the terms of this Agreement;

WHEREAS, (a) new articles of association of TopCo will be adopted, in the form to be mutually agreed to among the Company, TopCo and SPAC prior to Closing (the “New TopCo Articles”); (b) TopCo shall acquire all of the issued and outstanding Company Shares (as defined below) from the Sellers in exchange for the issuance by TopCo of new ordinary shares of TopCo (the “Share Exchange” and, collectively with the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements (as defined below), the “Transactions”);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, SPAC and Sponsor will duly execute and deliver to the Company a sponsor support agreement (the “Sponsor Support Agreement”), pursuant to which, among other things, Sponsor will agree to (a) vote the SPAC Common Stock held by it as of the date hereof and any additional SPAC Capital Stock that it acquires prior to the SPAC Stockholder Meeting, in each case, in favor of this Agreement and each of the Transaction Proposals, (b) not redeem any SPAC Common Stock held by it in connection with the Transactions and will waive its redemption rights, (c) at Closing, transfer, directly or constructively (including pursuant to a forfeiture and reissuance), 500,000 Founder Shares (as defined therein) and 1,650,000 Founder Warrants (as defined therein), to or as directed by the Company, and (d) in the event of non-compliance by SPAC of certain of its obligations in connection with the Escrow Agreement, offer the Cartesian Escrow Parties the option to purchase 1,581,250 Founder Shares (as defined therein) for $1.00, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement;

WHEREAS, in connection with the Closing, TopCo, Sponsor and certain holders of Company Shares will enter into a registration rights agreement substantially in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), pursuant to which, among other things, TopCo will agree to provide such holders of shares of SPAC Common Stock and such holders of Company Shares with certain registration rights with respect to the Registrable Securities (as defined therein);

WHEREAS, in connection with the Closing, TopCo, Sponsor and certain holders of Company Shares will enter into a lock-up agreement substantially in the form attached hereto as Exhibit C (the “Lock-Up Agreement”), pursuant to which, among other things, each of Sponsor, the holders of SPAC securities who are directors or executive officers of SPAC and the Key Company Shareholders will agree to not effect any sale or distribution of certain equity or equity-linked securities of TopCo during the period set forth therein, subject to certain customary exceptions set forth therein;

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously (a) determined that it is fair to, advisable for and in the best interests of SPAC and its shareholders to enter into this Agreement and to consummate the Transactions, (b) approved the execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the Transactions, and (c) determined to recommend to its stockholders the approval and adoption of this Agreement and the Transactions;

WHEREAS, the board of directors of TopCo (the “TopCo Board”) has unanimously (a) determined that this Agreement, the Ancillary Agreements to which TopCo is or will be a party and the Transactions are in the best interests of TopCo, and (b) approved the execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the Transactions;

WHEREAS, TopCo, in its capacity as the sole member of Merger Sub, has (a) determined that the Transactions, including the Merger, are in the best interests of Merger Sub and TopCo (as sole member of Merger Sub), and (b) approved and adopted this Agreement, the Ancillary Agreements to which Merger Sub is or will be a party and the Transactions, including the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that it is fair to, advisable for and in the best interests of the Company and its shareholders to enter into this Agreement and to consummate the Transactions, and (b) approved this Agreement, the Ancillary Agreements to which the Company is or will be a party, on the terms and subject to the conditions contained in this Agreement; and

WHEREAS, for U.S. federal income tax purposes, it is intended that (a) the Share Exchange and the Merger, collectively, constitute an integrated transaction that qualifies under Section 351 of the Code, and (b) the transfers of shares of SPAC Common Stock by SPAC Stockholders pursuant to the Merger (other than by any SPAC Stockholders who (i) are “U.S. persons”, (ii) are or will be “five-percent transferee shareholders” (in each case, as defined in Treasury Regulations Section 1.367(a)-3(c)(5)) and (iii) do not enter into gain recognition agreements within the meaning of Treasury Regulations Sections 1.367(a)-3(c)(1)(iii)(B) and 1.367(a)-8) qualify for the exception to Section 367(a)(1) of the Code set forth in Treasury Regulations Section 1.367(a)-3(c) (collectively, the “Intended U.S. Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, each of SPAC, TopCo, Merger Sub and the Company agrees as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Acquisition Proposal” means, as to the Company, other than the Transactions and other than the acquisition or disposition of equipment or other tangible personal property in the Ordinary Course, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) fifteen percent (15%) or more of the consolidated assets of such Person and its Subsidiaries or (ii) fifteen percent (15%) or more of any class of equity or voting securities of (A) such Person or (B) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, fifteen percent (15%) or more of the consolidated assets of such Person and its Subsidiaries; (b) any take-over bid, issuer bid, tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning fifteen percent (15%) or more of the equity value or voting securities (measured by voting power) of (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, fifteen percent (15%) or more of the consolidated assets of such Person and its Subsidiaries; or (c) a merger, amalgamation, consolidation, share exchange, business combination, arrangement, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, fifteen percent (15%) or more of the consolidated assets of such Person and its Subsidiaries; provided, however, that any securities of the Company issued (v) in a bona fide financing transaction, (w) bona fide commercial agreement for a code share, cargo carriage, or similar airline cooperation agreement, (x) series of bona fide financing transactions, (y) in accordance with this Agreement or (z) pursuant to the conversion of any securities issued in accordance with this Agreement shall be excluded from the definition of “Acquisition Proposal”.

“Action” means any action, lawsuit, complaint, claim, petition, suit, audit, examination, assessment, charge, audit, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Ancillary Agreements” means, collectively, (a) the Sponsor Support Agreement, (b) the Registration Rights Agreement, (c) the Lock-Up Agreement, and (d) each other agreement, document, instrument and/or certificate executed or contemplated by this Agreement to be executed, in connection with the consummation of the Transactions (including the Merger).

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977 and all other applicable anti-corruption and bribery Laws (including the United Kingdom Bribery Act 2010 or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials), and any related or similar laws, rules, regulations or guidelines, which, in each case, are issued, administered or enforced by any authority having jurisdiction over the Company and/or any of its Subsidiaries, or to which the Company and/or any of its Subsidiaries are subject.

“Antitrust Laws” means any Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition through merger or acquisition.

“Business Combination” has the meaning set forth in the Governing Documents of SPAC.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the Transactions), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or London, England are authorized or required by Law to close.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Companies Act” means the United Kingdom Companies Act 2006.

“Company Benefit Plan” means each “employee benefit plan” as defined under applicable Law, and each other stock or share purchase, stock or share option, restricted stock or share incentive compensation, phantom-equity, profit sharing, pension, retirement, savings, severance, retention, employment, consulting, commission, change-of-control, employee loan, educational assistance, bonus, incentive, deferred compensation, defined benefit, defined contribution, welfare, post-retirement health or welfare, health, medical, vision, dental, flexible spending account, cafeteria, life, disability, accident, termination, severance and each other material compensation or benefits plan, policy, program or arrangement, whether oral or written, insured or self-insured, registered or unregistered, in each case, that is sponsored, established, maintained, contributed to or required to be contributed to by any of the Group Companies on behalf of current or former employees, officers, individual independent contractors or directors of any of the Group Companies or their spouses, beneficiaries or dependents, or under which any of the Group Companies has or could reasonably be expected to have any material liability, contingent or otherwise.

“Company and TopCo Party Fundamental Representations” means the representations and warranties made pursuant to Section 4.1 (Organization, Good Standing and Corporate Power), Section 4.2 (Subsidiaries; Capitalization), Section 4.3 (Due Authorization), Section 4.17 (No Unregistered Brokers or Finders), Section 6.1 (Organization, Good Standing, Corporate Power and Qualification), Section 6.2 (Capitalization) and Section 6.3 (Due Authorization).

“Company Fully-Diluted Number” means the sum, without duplication, of (a) the aggregate number of Company Shares issued and outstanding immediately prior to the Share Exchange Effective Time, plus (b) the aggregate number of Company Shares underlying the Company In-The-Money Vested Options and New Option Grants (net of such number of Company Shares necessary to reflect exercise on a cashless basis) plus (c) the aggregate number of Company Shares equal in value to the awards in respect of which any beneficiaries under the Deferred Incentive Plans have a right to, and do, receive TopCo Shares in respect of such Deferred Incentive Plans in accordance with the provisions in Section 2.3(e).

“Company In-The-Money Vested Option” means a Company Option that, as of immediately prior to the Share Exchange Effective Time, both (a) has an exercise price that is less than the Company Share Implied Price and (b) is vested in accordance with the terms on which it was granted.

“Company Intellectual Property” means any and all material Intellectual Property used or held for use in connection with the Group Companies’ business, including the Owned Intellectual Property and the Licensed Intellectual Property.

“Company Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets and liabilities, results of operations or financial condition of the Group Companies, taken as a whole; provided, however, that in no event would any of the following Events (or the effect of any of the following Events), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or would reasonably expected to be, a “Company Material Adverse Effect”: (a) any enactment of, or change or proposed change in, any applicable Laws or IFRS or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under this Agreement or any Ancillary Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or outbreak, acts of nature or change in climate, (e) any acts of terrorism or war (whether or not declared and including the current conflict between the Russian Federation and Ukraine), sabotage, civil unrest, curfews, public disorder, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions, or social conditions, (f) any failure in and of itself of any Group Companies to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that the causes underlying such failure may, if not otherwise excluded from this definition of Company Material Adverse Effect, be deemed either alone or in combination to constitute, or be taken into account in determining whether a Company Material Adverse Effect has occurred, (g) any Events generally applicable to the industries or markets in which the Group Companies operate, (h) any action taken by, or at the request, approval or consent of, or with the written approval or consent of SPAC, (i) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); or (j) the announcement of this Agreement, or the consummation of the Transactions; provided, that in the case of each of clauses (a), (b), (d), (e), (g) and (i), any such Event shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect to the extent it disproportionately and adversely affects the Group Companies, taken as a whole, relative to other similarly situated companies in the industry in which the Group Companies operate.

“Company Option” means each option, whether vested or unvested, to purchase Company Ordinary Shares that is outstanding and unexercised as of immediately prior to the Share Exchange Effective Time.

“Company Option Holder” means a person who holds one or more Company Options from time to time.

“Company Option Contract” means the certificate, contract and/or agreement setting out the terms and conditions of each Company Option.

“Company Ordinary Shares” means the ordinary shares, par value $0.01 per share, of the Company.

“Company Out-Of-The-Money / Unvested Option” means a Company Option that, as of immediately prior to the Share Exchange Effective Time, either (a) has an exercise price that is equal to or greater than the Company Share Implied Price or (b) is not vested in accordance with the terms on which it was granted.

“Company Securities” means Company Shares and Company Options.

“Company Share Implied Price” means the dollar amount equal to the quotient of (a) the Company Value divided by (b) the Company Fully-Diluted Number.

“Company Shareholder” means any holder of any Company Shares.

“Company Series A Shares” means the series A shares, par value $0.01 per share, of the Company.

“Company Shares” means the Company Ordinary Shares and the Company Series A Shares.

“Company Shareholders’ Agreement” means the subscription and shareholders’ agreement relating to the Company, dated of June 30, 2017, as amended.

“Company Transaction Expenses” means, without duplication, any out-of-pocket reasonable and documented fees and expenses payable by any of the Group Companies, the TopCo Parties or their respective Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all reasonable and documented fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, including the fees of obtaining comfort letters from the independent certified public accounting firms of each of TopCo and the Company and, to the extent required, Merger Sub; (b) any change in control bonus, transaction bonus, retention bonus, termination or severance payment, in any case, to be made to any current or former employee, individual independent contractor, director or officer of any of the Group Companies or the TopCo Parties which become payable (including if subject to continued employment) contingent upon the execution of this Agreement or the consummation of the Transactions, plus any employer portion of any payroll Taxes required to be paid thereon; (c) any Transfer Taxes, (d) any fees, costs or expenses related to obtaining executed Seller Joinders; (e) fifty percent (50%) of any and all filing fees paid to Governmental Authorities in connection with the Transactions in accordance with Section 11.1(c); (f) fifty percent (50%) of the costs for the preparation, filing and mailing of the Proxy/Registration Statement (excluding, for the avoidance of doubt, the fees and expenses of any other party’s outside counsels, financial advisors, consultants and other advisors); (g) any costs associated with the establishment of a depositary receipt program in Argentina; and (h) as necessary to reflect the limitation set out in clause (e) of the definition of SPAC Transaction Expenses, seventy-five percent (75%) or such larger necessary portion of the premium and other costs and expenses associated with the D&O Tail pursuant to Section 11.10.

“Company Value” means $300,000,000.

“Confidential Information” means any non-public information of or concerning the Group Companies or any of their respective businesses, including any such information pertaining to the Group Companies’ business plans, financial and accounting data, customer, supplier and client lists, customer, supplier and client information (including names, addresses and contact information and including prospective customers, prospective suppliers and prospective clients), business and marketing plans, technology, products, services, formulas, methods, drawings, specifications, designs, plans, methodologies, technical manuals, technical data, pricing and cost information, compositions, formulas, protocols, know-how (including ideas and inventions (whether or not patentable or reduced to practice)), trade secrets, research and development information, solutions, offerings, platforms, improvements and Intellectual Property, whether existing or being developed.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of July 10, 2023, between SPAC and the Company.

“Contracts” means any contracts, subcontracts, agreements, arrangements, understandings, commitments, instruments, undertakings, indentures, leases, mortgages, purchase orders, or other obligations to which a Person is a party, by which a Person is bound or by which any of the assets or properties of a Person is bound, whether written or oral.

“Copyrights” means all rights in copyrights (whether registered or unregistered) of any type, in all forms, media or medium, now known or hereinafter developed, and whether or not completed, published, or used, including all drafts, plans, sketches, artwork, layouts, copy, designs, photographs, illustrations, collections, serials, printed or graphic matter, slides, compilations, serials, promotions, audio or visual recordings, transcriptions, software, and all derivative works, translations, adaptations and combinations of any of the foregoing, all registrations and applications therefor and all extensions, restorations, and renewals of any of the foregoing, all worldwide rights and priorities afforded under any Law with respect to any of the foregoing, and all termination rights, moral rights, author rights and all other rights associated therewith.

“Develop” or “Development” means any conception, reduction to practice, invention, creation, formulation, design, enhancement, testing, discovery, editing, commercialization, modification, improvement, or development (and any contribution to the foregoing), whether independently or jointly.

“Deferred Incentive Plans” means each of the ‘Política de incentivo extraordinario en acciones virtuales de Flybondi’ launched by FB Líneas Aéreas S.A. on April 11, 2022 and on March 3, 2023.

“Disclosure Schedules” means, as applicable, the Company Disclosure Schedules or the SPAC Disclosure Schedules.

“DTC” means The Depository Trust Company.

“Environmental Condition” means the generation, discharge, emission or release into the environment (including, without limitation, ambient air, surface water, groundwater or land), of any Hazardous Materials by any person in respect of which remedial action is required under any Environmental Laws or as to which any material liability is currently imposed upon any person based upon the acts or omissions of any person with respect to any Hazardous Materials or reporting with respect thereto.

“Environmental Laws” means all applicable Laws of Argentina with respect to the Operating Subsidiaries arising out of or relating to: (a) emissions, discharges, releases or threatened releases of any Hazardous Material into the environment (including ambient air, surface water, ground water, land surface or subsurface strata); and (b) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of any Hazardous Material.

“Environmental Permits” means the permits, and any and all other similar approvals, consents, waivers, or certifications required under Environmental Laws.

“Event” means any event, state of facts, development, change, circumstance, occurrence or effect.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“fraud” means, with respect to a party hereto, actual and intentional fraud with respect to the making of the representations and warranties by such party in Article IV or Article V (as qualified by the Company Disclosure Schedules and the SPAC Disclosure Schedules, respectively), the certificates to be delivered pursuant to Section 12.2(e)(i) and Section 12.3(e)(i), as applicable; provided, however, that such actual and intentional fraud of a party shall only be deemed to exist if any of the individuals identified in Section 1.4(a) of the Company Disclosure Schedules (in the case of the Company) or Section 1.4(b) of the SPAC Disclosure Schedules (in the case of SPAC) had actual knowledge (and not imputed or constructive knowledge) at the time of making the applicable representations or warranties of a misrepresentation with respect to the representations and warranties made by such party in Article IV or Article V (as qualified by the Company Disclosure Schedules and the SPAC Disclosure Schedules, respectively) or the certificates to be delivered pursuant to Section 12.2(e)(i) and Section 12.3(e)(i), as applicable, and such misrepresentation was made with the actual intention that the other party to this Agreement rely thereon to its material detriment and such other party did actually and reasonably rely thereon to its material detriment (as opposed to any fraud claim based on constructive knowledge, negligent or reckless misrepresentation or any similar theory or other forms of “fraud” under applicable Law).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a company formed under the laws of England and Wales are its certificate(s) of incorporation, its articles of association and the minutes of its directors’ meetings (containing resolutions of directors) and resolutions of its shareholders (including, solely with respect to the Company, the Company Shareholders’ Agreement); the “Governing Documents” of a Delaware limited partnership are its limited partnership agreement and certificate of limited partnership; and the “Governing Documents” of a Delaware limited liability company are its limited liability company agreement and certificate of formation.

“Governmental Authority” means any federal, state, municipal, local, international, supranational or foreign government, governmental authority, Tax Authority, legislature, regulatory or administrative agency (which for the purposes of this Agreement shall include the SEC), governmental commission, department, board, bureau, agency, court, arbitral tribunal, securities exchange or similar body or instrumentality thereof.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Group Companies” (and, with corresponding meaning, “Group Company”) means, collectively, the Company, and its and their respective Subsidiaries, but excluding the Surviving Company and the TopCo Parties.

“Group Company Interests” means equity interests of the Group Companies.

“Hazardous Materials” means any solid, liquid or gaseous material or substance, alone or in combination, mixture or solution, that is regulated by, defined, listed or identified as “hazardous” (including “hazardous substances” or “hazardous wastes”), “toxic”, a “pollutant” or a “contaminant” pursuant to any Environmental Law, including asbestos, urea formaldehyde, polychlorinated biphenyls (PCBs), radon, per- and poly-fluoroalkyl substances, toxic mold, lead or petroleum (including its derivatives, by-products or other hydrocarbons), in each case, excluding, any de minimis or immaterial quantities of the materials enumerated herein.

“HMRC” means His Majesty’s Revenue and Customs.

“IFRS” means the International Financing Reporting Standards issued by the International Accounting Standards Board as in effect from time to time.

“IPO” means the initial public offering of SPAC.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the outstanding principal of and premium (if any) in respect of all indebtedness for borrowed money of such Person, including accrued and unpaid interest and any per diem interest accruals, (b) the outstanding principal and unpaid interest components of capitalized lease obligations of such Person under GAAP (solely with respect to SPAC) or IFRS (solely with respect to the Group Companies), as applicable, (excluding, for the avoidance of doubt, any real estate leases), (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn) under which such Person is the applicant or guaranteed party, (d) the outstanding principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments of such Person, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the unpaid principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” of such Person, (g) unpaid breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable by such Person as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (f), (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally by such Person; provided, however, that Indebtedness shall not include (i) accounts payable to trade creditors arising in the Ordinary Course and (ii) Indebtedness owing from one Group Company that is directly or indirectly wholly owned by the Company to another Group Company that is directly or indirectly wholly owned by the Company. For the avoidance of doubt, “Indebtedness” shall exclude the Company Transaction Expenses and the SPAC Transaction Expenses, as applicable.

“Intellectual Property” means any and all rights, title and interests in and to all intellectual property or proprietary rights of every kind and nature however denominated, anywhere in the world, including all of the following: (a) Copyrights; (b) Trademarks; (c) Patents; (d) Confidential Information; (e) software, data, databases and technology; (f) Internet domain names and registrations thereof, social media accounts and handles; (g) all copies and embodiments of any of the foregoing, in whatever form or medium, and (h) the right to prosecute and perfect such interests and powers to assert, defend and recover damages for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any rights in or to any of the foregoing.

“Investment Company Act” means the United States Investment Company Act of 1940.

“IT Systems” means, collectively, the hardware, software, data communication lines, network and telecommunications equipment, platforms, servers, peripherals, computer systems and other information technology equipment and infrastructure owned, purported to be owned, licensed, leased or controlled by any of the Group Companies and/or used in their business as currently conducted.

“JOBS Act” means Jumpstart Our Business Startups Act of 2012.

“Key Company Shareholders” means the persons and entities listed in Section 1.1 of the Company Disclosure Schedules.

“Law” means any statute, law, ordinance, rule, regulation, directive or Governmental Order, in each case, of any Governmental Authority, including general principles of common and civil law and equity, in each case having binding effect and the force of law.

“Leased Real Property” means all real property leased, licensed, subleased, sublicensed or otherwise used or occupied by any of the Group Companies or to which the Group Companies otherwise has a right to use.

“Licensed Intellectual Property” means all Intellectual Property rights owned or purported to be owned by a third party and used or held for use by the Group Companies in connection with their business.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP (solely with respect to SPAC), IFRS (solely with respect to the Group Companies) or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, charges, security interests, licenses, covenants, options (including options to purchase and options to lease), agreements for sale, leases, subleases, restrictions, title retention devices (including the interest of a seller or lessor under any conditional sale agreement or capital lease, or any financing lease having substantially the same economic effect as any of the foregoing), collateral assignments, claims or other restrictions or encumbrances of any kind whether consensual, statutory or otherwise, and whether filed, recorded or perfected under applicable Law (including any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but in any event excluding restrictions under applicable securities Laws).

“Malicious Code” means virus, malware, bugs, worms, software bombs, software routine or hardware component which could permit unauthorized access or disable or otherwise harm any computer, systems or software, or any software routine which could disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the software.

“Merger Sub Shares” the shares of common stock, par value $0.01 per share, of Merger Sub.

“Nasdaq” means the Nasdaq Stock Market LLC or a successor that is a national securities exchange registered under Section 6 of the Exchange Act.

“OFAC” means the U.S. Office of Foreign Assets Control.

“Operating Subsidiaries” means Flybondi S.A.U. and FB Líneas Aéreas S.A.

“Ordinary Course” means, with respect to an action taken by a Person, that such action is in the ordinary course of the normal day-to-day operations of such Person.

“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned, in whole or in part, by any of the Group Companies.

“Patents” means all (a) Argentinian, U.S. and foreign patents (including certificates of invention and other patent equivalents) and inventions, designs and improvements described or claimed therein, utility models, mask works, industrial designs, and applications for any of the foregoing, including provisional applications, and all patents of addition, improvement patents, continuations, continuations-in-part, divisionals, reissues, re-examinations, renewals, confirmations, substitutions and extensions thereof or related thereto, and all applications or counterparts in any jurisdiction pertaining to any of the foregoing, including applications filed pursuant to any international patent law treaty and (b) other patent rights and any other Governmental Authority issued indicia of invention ownership (including inventors’ certificates, petty patents and innovation patents), together with all worldwide rights and priorities afforded under any Law with respect to any of the foregoing.

“PCAOB” means the United States Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permit” means any consent, franchise, approval, variance, license, permit, grant, certificate, certification, accreditation, registration or other authorization of a Governmental Authority.

“Permitted Liens” means (a) mechanic’s, materialmen’s, landlord’s, operator’s, warehouseman’s, worker’s, repairmen’s, carrier’s, producer’s, grower’s, utilities’ and similar Liens arising or incurred in the Ordinary Course or consistent with industry practice with respect to any amounts (i) not yet delinquent or which are being contested in good faith through appropriate actions and (ii) for which adequate accruals or reserves have been established in accordance with IFRS, as applicable, (b) Liens for Taxes (i) not yet delinquent or which are being contested in good faith through appropriate actions and (ii) for which adequate accruals or reserves have been established in accordance with IFRS, as applicable, (c) Liens, encumbrances and restrictions on Leased Real Property (including defects or imperfections of title, mineral rights, easements, encroachments, covenants, rights-of-way, conditions and similar restrictions of record) that (i) are registered against the titles to such Leased Real Property or (ii) do not, individually or in the aggregate, materially interfere with the current use or occupancy of the Leased Real Property, (d) with respect to any Leased Real Property (i) the statutory or contractual interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Liens thereon, (ii) any Lien permitted under a Real Property Lease, and (iii) any Liens encumbering the real property of which the Leased Real Property is a part, (e) zoning, building, entitlement and other land use Laws promulgated by any Governmental Authority that do not, individually or in the aggregate, materially interfere with the current use or occupancy of the Leased Real Property, (f) non-exclusive licenses of Owned Intellectual Property entered into in the Ordinary Course by the Group Companies, (g) Ordinary Course purchase money Liens and Liens securing rental payments under operating leases, finance leases or capital lease arrangements for amounts not yet delinquent, (h) other Liens arising in the Ordinary Course and not incurred in connection with the borrowing of money and on a basis consistent with past practice or industry practice in connection with workers’ compensation, unemployment insurance or other types of social security, (i) all other Liens that do not, individually or in the aggregate, materially impair the use, occupancy or value of the applicable assets and property of the Group Companies or the Leased Real Property, (k) Liens deemed to be created by this Agreement or any other agreement providing for the Transactions, and (l) Liens, encumbrances or restrictions that would be released at or prior to the Closing.

“Per Share Exchange Ratio” means the (a) the Share Exchange Aggregate Consideration divided by (b) the Company Fully-Diluted Number.

“Person” means any individual, firm, corporation, exempted company, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such Person or its Affiliates.

“Sanctions” means economic or financial sanctions administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, or His Majesty’s Treasury.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Share Exchange Aggregate Consideration” means a number of TopCo Shares equal to (a) Company Value divided by (b) $10.00.

“SPAC Capital Stock” means, collectively, SPAC Common Stock and SPAC Preferred Stock.

“SPAC Class A Common Stock” means SPAC’s Class A common stock, par value $0.0001 per share.

“SPAC Class B Common Stock” means SPAC’s Class B common stock, par value $0.0001 per share.

“SPAC Class B Conversion Ratio” means the ratio pursuant to which the shares of SPAC Class B Common Stock are automatically converted into shares of SPAC Class A Common Stock pursuant to Section 4.3(b)(i) of the SPAC’s certificate of incorporation.

“SPAC Common Stock” means SPAC Class A Common Stock and SPAC Class B Common Stock.

“SPAC Extension Expenses” means, without duplication, (a) any reasonable and documented out-of-pocket fees and expenses paid or payable by SPAC or its Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of a SPAC Extension (including (i) submitting a proposal to the SPAC Stockholders pursuant to a definitive proxy statement filed by SPAC with the SEC and (ii) providing such definitive proxy statement to the SPAC Stockholders) and (b) any cash deposits made or to be made into the Trust Account by the Sponsor or its Affiliates or permitted designees after August 30, 2023 for the purpose of extending the time period for SPAC to consummate a Business Combination, as approved by the SPAC Stockholders.

“SPAC Fundamental Representations” means the representations and warranties made pursuant to Section 5.1 (Organization, Good Standing and Corporate Power), Section 5.2 (Capitalization) and Section 5.3 (Due Authorization) and Section 5.11 (No Unregistered Brokers or Finders).

“SPAC Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets and liabilities, results of operations or financial condition of SPAC, taken as a whole; provided, however, that in no event would any of the following Event (or the effect of any of the following Event), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or would reasonably expected to be, a “SPAC Material Adverse Effect”: (a) any enactment of, or change or proposed change in, any applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under this Agreement or any Ancillary Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or outbreak, acts of nature or change in climate, (e) any acts of terrorism or war (whether or not declared and including the current conflict between the Russian Federation and Ukraine), sabotage, civil unrest, curfews, public disorder, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions, or social conditions, (f) any matter existing as of the date of this Agreement, to the extent expressly set forth in the SPAC Disclosure Schedules, (g) any action taken by, or at the request, approval or consent, of the Company, (h) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), or (i) the announcement of this Agreement, or the consummation of the Transactions; provided, that in the case of each of clauses (a), (b), (d), (e) and (h), any such Event shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a SPAC Material Adverse Effect to the extent it disproportionately and adversely affects SPAC, taken as a whole, relative to other similarly situated companies in the industries in which SPAC operates.

“SPAC Preferred Stock” means SPAC’s preferred stock, par value $0.0001 per share.

“SPAC Private Warrants” means the warrants issued in a private placement to the Sponsor by SPAC at the time of the consummation of the IPO, entitling the holder thereof to purchase one (1) share of SPAC Common Stock per warrant at a purchase price of $11.50 per share.

“SPAC Public Warrants” means one whole redeemable warrant of which one-half (1/2) was included as part of each SPAC Unit, entitling the holder thereof to purchase one (1) share of SPAC Common Stock at a purchase price of $11.50 per share.

“SPAC Securities” means the SPAC Units, the SPAC Common Stock, the SPAC Preferred Stock and the SPAC Warrants, collectively.

“SPAC Share Redemption” means the election (not validly withdrawn or cancelled prior to the Closing) of an eligible (as determined in accordance with the Governing Documents of SPAC) holder of shares of SPAC Common Stock to redeem all or a portion of the shares of SPAC Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (as determined in accordance with the Governing Documents of SPAC) in connection with (a) the Transaction Proposals or (b) any SPAC Extension.

“SPAC Share Redemption Amount” means the aggregate amount actually payable from the Trust Account to redeeming SPAC Stockholders with respect to all SPAC Share Redemptions.

“SPAC Stockholder” means any holder of SPAC Capital Stock immediately prior to the Merger Effective Time.

“SPAC Stockholders’ Approval” means (a) the approval of the Transaction Proposals other than the Merger Proposal, in each case, by the applicable vote of the holders of the outstanding SPAC Common Stock, as required by the Governing Documents of SPAC and (b) the approval of the Merger Proposal by an affirmative vote of the holders of a majority of the shares of SPAC Common Stock that are voted at the SPAC Stockholder Meeting.

“SPAC Transaction Expenses” means, without duplication, (a) any out-of-pocket reasonable and documented fees and expenses payable by SPAC (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (i) all reasonable and documented fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, underwriters, investment banks, data room administrators, attorneys, accountants and other advisors and service providers of SPAC, in all cases not affiliated with Sponsor, (ii) fifty percent (50%) of any and all filing fees paid to Governmental Authorities in connection with the Transactions in accordance with Section 11.1(c) and (iii) fifty percent (50%) of the costs for the preparation, filing and mailing of the Proxy/Registration Statement (excluding, for the avoidance of doubt, the fees and expenses of any other party’s outside counsels, financial advisors, consultants and other advisors); (b) any SPAC Extension Expenses; (c) the aggregate amount owed by SPAC under any SPAC Working Capital Loans (for the avoidance of doubt, excluding such amounts elected to be converted into SPAC Warrants in connection with the Closing pursuant to the terms of the SPAC Working Capital Loans); and (d) twenty-five percent (25%) of the premium and other costs and expenses associated with the D&O Tail pursuant to Section 11.10, provided, that, such 25% of the premium, costs, and expenses associated with the D&O Tail shall not exceed $150,000.

“SPAC Units” means units of SPAC, each unit comprising one share of SPAC Class A Common Stock and one-half of one SPAC Warrant.

“SPAC Warrants” means SPAC Private Warrants and SPAC Public Warrants, collectively.

“SPAC Warrant Agreement” means that certain warrant agreement, dated November 2, 2021, by and between SPAC and CST, as amended, modified or supplemented from time to time.

“SPAC Warrants” means whole warrants to purchase shares of SPAC Class A Common Stock (a) as issued by SPAC in connection with its initial public offering and (b) as contemplated under the SPAC Warrant Agreement, with each whole warrant exercisable for one (1) share of SPAC Class A Common Stock at an exercise price of $11.50.

“SPAC Working Capital Loans” means the working capital loans as described in SPAC’s final prospectus, dated November 2, 2021, filed with the SEC in connection with its initial public offering.

“Sponsor” means Integral Sponsor LLC, a Delaware limited liability company.

“Subsidiary” means, with respect to a Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity in which such Person, directly or indirectly, (a) owns or controls fifty percent (50%) or more of the outstanding voting securities, profits interest or capital interest, (b) is entitled to elect at least a majority of the board of directors or similar governing body or (c) in the case of a limited partnership, limited liability company or similar entity, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively.

“Tax Authority” means any Governmental Authority responsible for the collection or administration of Taxes or Tax Returns (including, without limitation, HMRC and/or the IRS).

“Tax Return” means any return, declaration, report, statement, information statement or other notice, document or information filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

“Taxes” means all federal, state, local, foreign or other taxes, duties, levies, withholdings, contributions or amounts in the nature thereof, imposed by any Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, fine, surcharge or addition thereto.

“TopCo Private Warrant” means one whole warrant entitling the holder thereof to purchase one (1) TopCo Share at a purchase price of $11.50 per share.

“TopCo Public Warrant” means one whole redeemable warrant entitling the holder thereof to purchase one (1) TopCo Share at a purchase price of $11.50 per share.

“TopCo Securities” means the TopCo Shares and the TopCo Warrants, collectively.

“TopCo Shares” means the ordinary shares, nominal value £0.01, in the capital of TopCo.

“TopCo Warrants” means TopCo Private Warrants and TopCo Public Warrants, collectively.

“Trademarks” means all trademarks, service marks, trade names, business names, corporate names, trade dress, product and service names, logos, brand names, and other indicia of source or origin, whether or not registered, including all common law rights thereto, and all applications, renewals, extensions and registrations therefor, and all goodwill associated with any of the foregoing or the business connected with the use of and symbolized by the foregoing.

“Transfer Taxes” means any transfer, documentary, sales, use, real property transfer, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) payable in connection with the Transactions.

“Trust Agreement” means that certain Investment Management Trust Agreement between SPAC and the Trustee, dated as of November 2, 2021, as amended.

“Trustee” or “CST” means Continental Stock Transfer & Trust Company.

“Unpaid Company Transaction Expenses” means the Company Transaction Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid SPAC Transaction Expenses” means the SPAC Transaction Expenses that are unpaid as of immediately prior to the Closing.

Section 1.2 Other Definitions.

The following terms are defined in the Sections of this Agreement indicated below:

Additional Financial Statements	8.5(b)
Additional SEC Reports	10.4
Agreement	Preamble
Agreement End Date	13.1(e)
Anti-Money Laundering Laws	4.24
Applicable Laws	4.12
Assumed Option	2.3(c)
Audited Financial Statements	8.5(a)
Authorizations	4.12
Break Fee	13.2(b)
Cartesian	Recitals
Cartesian Parties	Recitals
Certificate of Merger	3.2
Closing	2.1(a)
Closing Date	2.1(a)
Company	Preamble
Company Advised Parties	14.19(a)
Company Aircraft	4.27(a)
Company Airport	4.28
Company Board	Recitals
Company Certificate	2.4(b)
Company Cure Period	13.1(e)
Company Deal Communications	14.19(b)
Company Disclosure Schedules	Article IV
Company Material Contract	4.6(a)
Company Non-Recourse Party	14.16(b)
Company Slots	4.28
Competing Transaction	11.7
D&O Indemnitees	11.10(a)
D&O Tail	11.10(b)
DGCL	Recitals
Enforceability Exceptions	4.3
Escrow Agent	11.12(a)
Escrow Agreement	11.12(a)
Escrow Amount	11.12(a)
Escrow Release Date	11.12(a)
Excise Tax Liability	Recitals
Existing D&O Arrangements	11.10(a)
FCPA	4.22
Founders Shares	Recitals
Founders Warrants	Recitals
Governmental Licenses	4.16(b)
IRS	12.3(e)(iv)
Information Systems	4.7(i)
Intended U.S. Tax Treatment	Recitals
Interim Period	8.1
Lock-Up Agreement	Recitals
Lost Certificate Statutory Declaration	2.4(b)
Merger	Recitals
Merger Proposal	11.2(a)
Merger Sub	Preamble
New Option Grants	Section 8.1(j)

New TopCo Articles	Recitals
Observer	8.8(a)
Permitted Transfers	9.2
Post-Closing Board of Directors	11.9
Prior Company Counsel	14.19(a)
Prior SPAC Counsel	14.18(a)
Privileged Company Deal Communications	14.19(b)
Privileged SPAC Deal Communications	14.18(b)
Purchased Shares	3.1
Proxy/Registration Statement	11.2(a)
Real Property Lease	4.6(a)(iii)
Registration Rights Agreement	Recitals
Regulatory Approvals	11.1(a)
Related Party	4.18(a)
Required Company Financial Statements	14.16(b)
Sanctioned Country	4.23
Sanctioned Person	4.23
Signing Financial Statements	4.4(a)
SPAC	Preamble
SPAC Board	Recitals
SPAC Cure Period	13.1(f)
SPAC Deal Communications	14.18(b)
SPAC Disclosure Schedules	Article V
SPAC Extension	10.6
SPAC Financial Statements	5.5(a)
SPAC Material Contracts	5.14(a)
SPAC Non-Recourse Party	14.16(b)
SPAC SEC Filings	5.15
SPAC Stockholder Meeting	11.2(a)
Sponsor Support Agreement	Recitals
Stockholder Litigation	11.6
Supplemental Lease Documents	4.9(b)
Surviving Company	Recitals
Terminating Company Breach	13.1(e)
Terminating SPAC Breach	13.1(f)
Top Suppliers	4.26
TopCo	Preamble
TopCo Board	Recitals
TopCo Party(ies)	Preamble
TopCo Warrant	2.2(e)
Transaction Proposals	11.2(a)
Transactions	Recitals
Transfer	9.2
Trust Account	5.16
Warrant Agreement	11.11
Withholding Agent	3.7

Section 1.3 Construction.

(a) Unless the context of this Agreement otherwise requires or unless otherwise specified, (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the terms “Schedule” or “Exhibit” refer to the specified Schedule or Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation;” (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not simply mean “if;” (viii) the word “or” shall be disjunctive but not exclusive; and (ix) references to “written” or “in writing” include in electronic form.

(b) Unless the context of this Agreement otherwise requires, references in this Agreement to any Law shall include all rules and regulations promulgated thereunder and shall be deemed to refer to such Law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time.

(c) References in this Agreement to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided that with respect to any Contract listed (or required to be listed) on either Disclosure Schedules, all material amendments and modifications thereto (but excluding any purchase orders, work orders or statements of work) must also be listed on the appropriate section of the applicable Disclosure Schedules.

(d) References to “$,” “US$,” “USD” or “dollars” are to the lawful currency of the United States of America. Except as otherwise set forth herein, for any terms herein applying currency other than U.S. dollars, such foreign currencies shall be converted into U.S. dollars at the applicable Bloomberg exchange rate as of market close on the applicable date.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS.

(g) The parties hereto and their respective counsels have reviewed and negotiated this Agreement as the joint agreement and understanding of the parties hereto, and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

(h) The phrases “provided to SPAC,” “delivered to SPAC”, “furnished to SPAC,” “made available to SPAC” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred thereto has been made available to SPAC no later than 11:59 p.m. (New York time) on the day prior to the date of this Agreement in the virtual “data rooms” prepared and/or hosted by, or on behalf of, the Company in connection with the Transactions.

Section 1.4 Knowledge. As used herein, (a) the phrases “to the knowledge of the Company” or “to the Company’s knowledge” shall mean the actual knowledge of the individuals identified in Section 1.4(a) of the Company Disclosure Schedules, following reasonable inquiry and (b) the phrase “to the knowledge of SPAC” or “to SPAC’s knowledge” shall mean the actual knowledge of the individuals identified in Section 1.4(b) of the SPAC Disclosure Schedules, following reasonable inquiry.

ARTICLE II

SHARE EXCHANGE; CLOSING

Section 2.1 Share Exchange; Closing.

(a) As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article XII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), upon the terms and subject to the conditions of this Agreement and the Governing Documents of the Company, prior to the consummation of the Merger, the Sellers shall sell, transfer, convey, assign and deliver to TopCo, and TopCo shall purchase, acquire and accept from the Sellers, all of the Company Shares held by the Sellers (collectively, the “Purchased Shares”), which comprise all of the legal and beneficial title to all of the Company Shares issued and outstanding as of the Closing Date that are held by the Sellers, with full title guarantee, free and clear of all Liens (other than any Liens arising as a result of potential restrictions on resale under applicable securities Laws and the relevant Governing Documents) and together with all rights attaching to the Company Shares at the Closing (including the right to receive all distributions, returns of capital and dividends declared, paid or made in respect of the Company Shares after the Closing). The effective time of consummation of the Share Exchange pursuant to this Section 2.1(a) shall be referred to as the “Share Exchange Effective Time”.

(b) Immediately prior to the consummation of the Share Exchange, a closing (the “Closing”) shall take place remotely via the electronic exchange of signatures, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article XII. The date and time at which the Closing is actually held is referred to as the “Closing Date”. Closing signatures may be transmitted by e-mailed PDF or DocuSign files.

Section 2.2 Share Exchange Aggregate Consideration. Subject to and upon the terms and conditions of this Agreement, in full payment for the Purchased Shares, the Sellers shall be entitled to be allotted and issued, by TopCo, in the aggregate, a number of TopCo Ordinary Shares with an aggregate value up to an amount equal to the relevant portion of the Share Exchange Aggregate Consideration, with TopCo allotting and issuing to each Seller, for each Company Share held, a number of TopCo Shares equal to the Per Share Exchange Ratio; provided, that the number of TopCo Shares to be issued to the holder of Company Shares that is the sole holder of TopCo Shares prior to the Share Exchange Effective Time shall be reduced by the number of TopCo Shares held by such sole holder as of the Share Exchange Effective Time. For the avoidance of doubt, other than holders of Company Options receiving Assumed Options pursuant to Section 2.3(c), no holder of Company Securities will receive any consideration under or in connection with this Agreement unless they are Sellers hereunder, either as a Signing Seller or as a Joining Seller, and then only with respect to the issued and outstanding Company Ordinary Shares that they own.

Section 2.3 Company Series A Shares Conversion; Company Options Conversion; Deferred Incentive Plans. Prior to the Share Exchange Effective Time, the Company and the Sellers shall take all lawful actions necessary (including, without limitation, obtaining any resolutions of the Company Board and holder consents) so that, effective as of the Share Exchange Effective Time:

(a) All Company Series A Shares shall be converted into Company Ordinary Shares;

(b) Each outstanding Company In-the-Money Vested Option shall, with the consent of the relevant Company Option Holder (if required), be exercised immediately prior to the Share Exchange Effective Time for the number of Company Shares in accordance with the terms of the Company In-the Money Vested Option (net of any such number of Company Shares necessary to reflect exercise on a cashless basis). Without prejudice to the foregoing, the Company may, as an alternative to exercise, seek to agree with the respective Company Option Holder that each outstanding Company In-the-Money Vested Option shall be cancelled and extinguished and automatically converted into the right to receive, subject to and in accordance with the terms hereof, such number of TopCo Shares equal to the product of (i) the number of Company Shares underlying such Company In-The-Money Vested Option (net of such number of Company Shares necessary to reflect exercise on a cashless basis) multiplied by (ii) the Per Share Exchange Ratio. In the event that the outstanding Company In-the-Money Vested Options are cancelled and converted into a right to receive TopCo Shares, such TopCo Shares shall not be allotted and issued to the respective Company Option Holder until at the earliest one Business Day immediately following the completion of the Share Exchange, and at the latest thirty (30) Business Days immediately following the completion of the Share Exchange. If the allotment and issue of the TopCo Shares pursuant to the provisions of this Section 2.3(b) takes place after the Merger Effective Date the Company, TopCo and the Signing Sellers shall take steps to ensure that the SPAC is not diluted by the allotment and issue of the TopCo Shares to the Company Option Holders as set out in this Section 2.3(b); and

(c) Each outstanding Company Out-Of-The-Money / Unvested Option shall, with the consent of the relevant holder of Company Out-Of-The-Money / Unvested Options (if required), be assumed by TopCo and converted into an option exercisable for TopCo Shares (each, an “Assumed Option”). Each Assumed Option shall: (i) have the right to acquire a number of TopCo Shares equal to (as rounded down to the nearest whole number) the product of (A) the number of Company Shares which the Company Out-Of-The-Money / Unvested Option had the right to acquire immediately prior to the Closing, multiplied by (B) the Per Share Exchange Ratio; (ii) have an exercise price per TopCo Share equal to (as rounded up to the nearest whole cent) (A) the exercise price per Company Share of the Unvested Company Option (in U.S. Dollars), divided by (B) the Per Share Exchange Ratio; and (iii) be subject to the same terms and conditions, including the same vesting schedule as the applicable Company Out-Of-The-Money / Unvested Option. TopCo shall take all corporate action necessary in accordance with its Governing Documents and applicable Laws to maintain (x) sufficient authority for future issuance and maintain such authority for so long as any of the Assumed Options remain outstanding, and (y) a sufficient number of TopCo Shares for delivery upon the exercise of such Assumed Option;

(d) In the event that the Company and/or TopCo require the agreement and/or consent of the Company Option Holders to exercise their Company In-The-Money Vested Options in accordance with Section 2.3(b) above and/or implement the cancellation of their Company In-The-Money Vested Options in accordance with Section 2.3(b) above and/or implement the assumption of their Company Out-Of-The-Money / Unvested Options in accordance with Section 2.3(c) above, each affected Company Option Holder will be given a period of at least three (3) Business Days prior to Closing to agree or otherwise give their consent to such exercise, cancellation and/or assumption; and

(e) In respect of any entitlements under the Deferred Incentive Plans, the Company shall be entitled to procure that any such entitlement may be agreed with the relevant beneficiary under the Deferred Incentive Plans to be cancelled and extinguished and automatically converted into the right to receive, subject to and in accordance with the terms hereof, such number of TopCo Shares equal to the product of the number of Company Shares equivalent to the relevant beneficiary’s consideration entitlement under the Deferred Incentive Plans (net of such number of Company Shares necessary to reflect deemed transaction costs (including Tax) and exercise price and any cash payment that may be paid out under the

Deferred Incentive Plans) multiplied by (ii) the Per Share Exchange Ratio, provided always that each beneficiary under any Deferred Incentive Plan who is due to receive TopCo Shares in accordance with Section 2.3(a) shall execute and deliver to SPAC, TopCo and the Company a Seller Joinder in order to become party to this Agreement which Seller Joinder is accepted in writing and executed and delivered by SPAC, TopCo and the Company, and which Seller Joinder contains an acknowledgement by such holder of Company Options that it has received the Proxy/Registration Statement prospectus with respect to the Transactions. In the event that any entitlements under the Deferred Incentive Plans are cancelled and extinguished and automatically converted into the right to receive TopCo Shares in accordance with this Section 2.3(a), such TopCo Shares shall not be allotted and issued to the respective Company Option Holder until at the earliest one (1) Business Day immediately following the completion of the Share Exchange, and at the latest thirty (30) Business Days immediately following the completion of the Share Exchange. If the allotment and issue of the TopCo Shares pursuant to the provisions of this Section 2.3(e) takes place after the Merger Effective Date the Company, TopCo and the Signing Sellers shall take steps to ensure that holders of the SPAC’s securities are not diluted by the allotment and issue of the TopCo Shares to the Company Option Holders as set out in this Section 2.3(e).

Section 2.4 Surrender of Company Shares and Disbursement of Share Exchange Consideration.

(a) At the Closing, TopCo shall cause the relevant portion of the Share Exchange Aggregate Consideration to be allotted and issued to the Sellers as consideration for the transfer of their Company Shares to TopCo based on the Per Share Exchange Ratio.

(b) At the Closing, each Seller will deliver to TopCo:

(i) the duly executed stock transfer form in respect of its Company Shares (provided, that, and for the avoidance of doubt, in connection with, and pursuant to, the condition set forth in Section 12.2(d), so long as all such executed stock transfer forms taken together represent at least 88.5% (as rounded to one decimal place) of the issued and outstanding Company Shares, the failure to deliver executed stock transfer forms in respect of the Purchased Shares in favor of TopCo representing 100% of the issued and outstanding Company Shares shall not be deemed a breach of this Agreement by the Company or the Sellers);

(ii) the certificate(s) representing Company Shares (“Company Share Certificates”), provided, that in the event that any Company Share Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Share Certificate to TopCo, the Seller may instead deliver to TopCo an indemnity for lost certificate in form and substance reasonably acceptable to TopCo;

(iii) a copy of a power of attorney in respect of such Seller’s Company Shares, permitting TopCo to exercise all rights relating to such Seller’s Company Shares post-Closing and pending the stamping of the stock transfer forms by HMRC in form and substance reasonably acceptable to TopCo; and

(iv) to the extent the relevant Seller is a Key Company Shareholder or otherwise a party thereto, a duly executed counterpart to the Registration Rights Agreement and Lock-Up Agreement.

(c) At the Closing, each Company Option Holder whose outstanding Company In-the-Money Vested Options or Company Out-Of-The-Money / Unvested Options (as applicable) are either exercised and/or cancelled, extinguished and converted in accordance with Section 2.3(b) or assumed and converted in accordance with Section 2.3(c), will (and the Company shall procure that such Company Option Holder will) deliver to TopCo:

(i) such Company Option Holder’s express written consent to such exercise, and/or cancellation, extinction and conversion in accordance with Section 2.3(b) or such assumption and conversion in accordance with Section 2.3(c), as applicable (and if the Company can procure the respective Company Option Holder to provide such consent will include (i) a waiver of any claims which such Company Option Holder may have against the Company; and (ii) an indemnification in favour of the Company in respect of any Taxes arising as a result of such exercise, cancellation, extinction, assumption or conversion) in form and substance reasonably acceptable to TopCo;

(ii) in respect of Company Option Holders who are resident in the United Kingdom only, a signed election under section 431 of the Income Tax (Earnings and Pensions) Act 2003 relating to the Company Shares, the TopCo Shares and/or the Assumed Options received by such Company Option Holder in form and substance reasonably acceptable to TopCo; and

(iii) a Seller Joinder in order to become party to this Agreement, which Seller Joinder is accepted in writing and executed and delivered by SPAC, TopCo and the Company, and which Seller Joinder contains an acknowledgement by such Company Option Holder that it has received the Proxy/Registration Statement prospectus with respect to the Transactions.

(d) Notwithstanding anything to the contrary contained herein, no fraction of a TopCo Share will be issued by TopCo by virtue of this Agreement or the Transactions, and each Person who would otherwise be entitled to a fraction of a TopCo Share (after aggregating all fractional TopCo Shares that would otherwise be received by such Person) shall instead have the number of TopCo Shares issued to such Person rounded up in the aggregate to the nearest whole TopCo Share.

Section 2.5 Stamp Duty. Following the Closing, TopCo shall procure that (if applicable) the stock transfer forms in respect of the Company Shares are stamped and, following that, TopCo shall use commercially reasonable efforts to procure that the transfers of the Company Shares are approved and registered by the Company and the Company agrees to approve and register such transfers.

Section 2.6 Termination of Certain Agreements. The Company and the Sellers hereby agree that (a) the Company Shareholders’ Agreement; (b) any other shareholders, voting or similar agreement among the Company and any of the Sellers or among the Sellers (other than as set forth in Section 2.6 of the Company Disclosure Schedule) with respect to the Company or Company Shares, and (c) any registration rights agreement between the Company and its shareholders, in each case of clauses (a) to (c), shall be terminated by the Sellers and/or the Company effective as of the Share Exchange Effective Time.

ARTICLE III

MERGER

Section 3.1 Merger. At the Merger Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the DGCL, SPAC and Merger Sub shall consummate the Merger, pursuant to which SPAC shall be merged with and into Merger Sub, with SPAC being the surviving entity, following which the separate corporate existence of Merger Sub shall cease and SPAC shall continue as the surviving corporation in the Merger. SPAC, as the surviving corporation following the Merger, is hereinafter sometimes referred to as the “Surviving Company” (provided, that references to SPAC for periods after the Merger Effective Time shall include the Surviving Company).

Section 3.2 Merger Effective Time. On the Business Day immediately following the completion of the Share Exchange, SPAC, Merger Sub and TopCo shall cause the Merger to be consummated by filing a Certificate of Merger for the Merger of SPAC with and into Merger Sub, with SPAC being the surviving entity in the Merger (the “Certificate of Merger”), with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL (the time of such filing, or such later time as may be specified in the Certificate of Merger, being referred to herein as the “Merger Effective Time”).

Section 3.3 Effect of the Merger. At the Merger Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and SPAC shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Company (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and SPAC set forth in this Agreement to be performed after the Merger Effective Time, and the Surviving Company shall continue its existence as a wholly-owned Subsidiary of TopCo.

Section 3.4 Governing Documents of the Surviving Company. At the Merger Effective Time, the certificate of incorporation and bylaws of SPAC, each as in effect immediately prior to the Merger Effective Time, shall be amended and restated to read in their entirety in the form of the certificate of incorporation and bylaws of Merger Sub, in each case as in effect immediately prior to the Merger Effective Time, respectively (except that the name of the corporation shall be changed to a name as the Company may determine) and, as so amended and restated, shall be the certificate of incorporation and bylaws of the Surviving Company until the same may be thereafter further amended and/or restated in accordance with their terms and the DGCL.

Section 3.5 Directors and Officers of the Surviving Company. At the Merger Effective Time, the board of directors and executive officers of SPAC shall resign and the board of directors and the executive officers of Merger Sub immediately prior to the Merger Effective Time shall become the board of directors and executive officers of the Surviving Company, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company until their respective successors are duly elected or appointed and qualified.

Section 3.6 Effect of Merger on Issued Securities of SPAC, TopCo and Merger Sub. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of SPAC, the Company, TopCo or Merger Sub:

(a) SPAC Units. Each SPAC Unit outstanding immediately prior to the Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one share of SPAC Class A Common Stock and one SPAC Warrant in accordance with the terms of the applicable SPAC Unit, which underlying SPAC Securities shall be converted in accordance with the applicable terms of this Section 3.6 below.

(b) SPAC Common Stock. Each share of SPAC Common Stock issued and outstanding immediately prior to the Effective Time (other than those described in Section 3.6(c) below) shall automatically be converted into the right to receive one TopCo Share, following which all such shares of SPAC Common Stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist. Each certificate formerly representing shares of SPAC Common Stock (other than those described in Section 3.6(c) below) shall thereafter represent only the right to receive the same number of TopCo Shares.

(c) Cancellation of Capital Stock Owned by SPAC. If there are any shares of capital stock of SPAC that are owned by SPAC as treasury shares immediately prior to the Merger Effective Time, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(d) SPAC Warrants. Each (i) SPAC Public Warrant outstanding immediately prior to the Merger Effective Time shall be automatically converted into the right to receive one TopCo Public Warrant and (ii) SPAC Private Warrant outstanding immediately prior to the Merger Effective Time shall be automatically converted into the right to receive one TopCo Private Warrant, and all SPAC Warrants shall thereupon cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the TopCo Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the SPAC Public Warrants, and each of the TopCo Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the SPAC Private Warrants, except that in each case they shall represent the right to acquire TopCo Shares in lieu of shares of SPAC Common Stock and shall otherwise be amended in accordance with the provisions of the Warrant Agreement to (among other things) comply with the restrictions under applicable Law. At or prior to the Merger Effective Time, TopCo shall take all corporate action necessary to maintain sufficient authority for future issuance, and shall maintain such authority for so long as any of the TopCo Warrants remain outstanding, a sufficient number of TopCo Shares for delivery upon the exercise of such TopCo Warrants.

(e) Purchase and Cancellation of Shares of TopCo. The sole holder of shares of TopCo issued and outstanding immediately prior to the Merger Effective Time shall, immediately after the Merger Effective Time, sell, transfer and convey all such shares to TopCo for an aggregate of $0.01, which shares shall thereupon be canceled by TopCo.

(f) Merger Sub Common Stock. All of the shares of Merger Sub Common Stock issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted into an equal number of shares of common stock of the Surviving Company, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Company.

(g) Transfers of Ownership. If any certificate representing securities of SPAC is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to SPAC or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of SPAC in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of TopCo or any agent designated by it that such tax has been paid or is not payable.

(h) No Liability. Notwithstanding anything to the contrary in this Section 3.6, none of the Surviving Company, TopCo or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(i) Surrender of SPAC Certificates. Securities issued upon the surrender of SPAC Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of SPAC Securities shall also apply to the TopCo Securities so issued in exchange.

(j) Lost, Stolen or Destroyed SPAC Certificates. In the event any certificates shall have been lost, stolen or destroyed, TopCo shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to this Section 3.6; provided, however, that TopCo may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to agree to indemnify TopCo and the Surviving Company with respect to the certificates alleged to have been lost, stolen or destroyed.

Section 3.7 Withholding. Each of the parties hereto and their respective agents (each, a “Withholding Agent”), shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement or the Transactions such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. If any Withholding Agent determines that any amount payable pursuant to this Agreement is subject to deduction and/or withholding (other than any deduction or withholding required in respect of compensatory amounts), then such Withholding Agent shall use commercially reasonable efforts to (i) provide notice to such Person of any such deduction or withholding as soon as reasonably practicable after such determination, and (ii) cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

Section 3.8 Taking of Necessary Action; Further Action. If, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and Merger Sub, the officers and directors of SPAC and Merger Sub are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to SPAC the following, except as set forth in the Disclosure Schedules delivered to SPAC by the Company on the date of this Agreement (the “Company Disclosure Schedules”), which exceptions shall be deemed to be part of the representations and warranties made hereunder subject to, and in accordance with, Section 14.9 (and any reference in this Agreement or any Ancillary Agreement to this Article IV or any provision thereof shall be deemed to refer to such Article or provision as modified by the Company Disclosure Schedules in accordance with Section 14.9):

Section 4.1 Organization, Good Standing, Corporate Power and Qualification.

(a) Each of the Group Companies (i) is duly incorporated and validly existing under the laws of its jurisdiction of organization, (ii) has all requisite corporate power and authority and is duly qualified, (iii) holds all necessary permits, licenses and authorizations necessary or required to carry on its business as now conducted and proposed to be conducted to own, lease or operate its properties and assets and no steps or proceedings have been taken by any person, voluntary or otherwise, requiring or authorizing its dissolution or winding up.

(b) The Governing Documents of any of the Group Companies for the period from incorporation to the date hereof made available to SPAC contain copies of all proceedings (or certified copies thereof or drafts thereof pending approval) of the shareholders and the directors (or any committee thereof) thereof and there have been no other meetings, resolutions or proceedings of the shareholders or directors of any of the Group Companies, as applicable, to the date hereof not reflected in such corporate records.

Section 4.2 Subsidiaries; Capitalization.

(a) Other than the Company’s Governing Documents, none of the Group Companies is party to any agreement, nor is the Company aware of any agreement, which in any manner affects the voting control of any of the securities of the Company.

(b) As at the date hereof, (i) 2,000,000 Company Ordinary Shares and (ii) 1,688,103,474 Company Series A Shares constitute the whole of the allotted and issued share capital of the Company. The Company does not have any treasury shares nor does it have any shares held in an employee benefit trust or similar vehicle. As of the date of this Agreement, the Company has authority to allot and issue up to 11,612,127 Company Shares upon exercise of the Company Options.

(c) As at the date of this Agreement, other than Flybondi S.A.U. and FB Líneas Aéreas S.A., the Company has no subsidiaries and holds no shares or other ownership, equity or proprietary interests in any other person. The Company owns all of the issued and outstanding shares of Flybondi S.A.U., and the Company and Flybondi S.A.U. collectively own all of the issued and outstanding shares of FB Líneas Aéreas S.A., in each case free and clear of all encumbrances, claims or demands whatsoever and no person has any agreement, option, right or privilege (whether pre-emptive or contractual) capable of becoming an agreement, for the purchase from any of the Group Companies of any interest in any of the shares in the capital of Flybondi S.A.U. and FB Líneas Aéreas S.A. All outstanding shares in the capital of, or other equity interests, as applicable, in Flybondi S.A.U. and FB Líneas Aéreas S.A. have been duly authorized and are validly issued, fully paid and non-assessable.

(d) All Company Securities that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws in all material respects, are fully paid and nonassessable, and have not, in all material respects, been issued in violation of (i) the Company’s Governing Documents, or (ii) any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right or other similar right. The Company Shares have the rights, preferences, privileges and restrictions set forth in the Company’s Governing Documents.

(e) Except as set forth in Section 4.2(e) of the Company Disclosure Schedules and for the Company Options, there are no equity or equity-based interests, options, restricted stock, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from the Company or any of its Subsidiaries of any Company Shares or other equity securities of the Company or any of its Subsidiaries. Other than the Company’s Governing Documents, there are no (A) voting trust agreements between the Company and any Company Shareholder, (B) management rights or side letters between the Company and any Company Shareholder or (C) rights under any letter or agreement between any Company Shareholder and the Company providing for redemption rights, put rights, purchase rights or other similar rights not generally available to the Company Shareholders. Except as set forth in Section 4.2(e) of the Company Disclosure Schedules and the Company’s Governing Documents, no Group Company is a party to or subject to any agreement or understanding and, to the Company’s knowledge, there is no agreement or understanding between any Persons, that affects or relates to the voting, transfers or giving of written consents with respect to any security of any Group Company. To the Company’s knowledge, no officer or director has made any representations or promises regarding equity incentives to any current or former officer, employee, director, individual independent contractor or individual consultant of a Group Company that is not reflected in the outstanding share and option numbers contained in this Section 4.2 (except for employment offer letters and employment agreements entered into in the Ordinary Course). There are no outstanding bonds, debentures, notes or other Indebtedness of a Group Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Group Company’s equityholders may vote. No Group Company has adopted any shareholder rights plan or similar agreement to which any Group Company would be or become subject, party or otherwise bound. Any profit sharing pool or plan of the Company has been replaced by the Deferred Incentive Plans.

(f) The Company has made available to SPAC the Company Option ledger, which reflects all of the outstanding Company Options and (i) the range of the grant dates, (ii) the applicable exercise prices, (iii) the jurisdiction of each holder of Company Options, and (iv) vesting schedules therefor as of such date.

Section 4.3 Due Authorization.

(a) The Company has all requisite corporate power, authority and capacity to enter into each of this Agreement and each Ancillary Agreement to which it is or will be a party, and to perform the Transactions.

(b) On the Closing Date, the Agreement and any Ancillary Agreement shall have been duly authorized and executed and delivered by the Company and upon such execution and delivery each shall constitute a valid and binding obligation of the Company and each shall be enforceable against the Company in accordance with its terms, except (i) as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally and (ii) as limited by the application of equitable principles when equitable remedies are sought, and by the fact that rights to indemnity, contribution and waiver, and the ability to sever unenforceable terms, may be limited by applicable law ((i) and (ii), collectively, the “Enforceability Exceptions”).

Section 4.4 Financial Statements.

(a) The Company has made available to SPAC true and complete copies of the audited consolidated balance sheet of the Company as of December 31, 2021 and the unaudited consolidated balance sheet of the Company as of December 31, 2022, and the related audited consolidated statements of income and cash flows of the Company for the year ended December 31, 2021 and the related unaudited consolidated statements of income and cash flows of the Company for the year ended December 31, 2022 (collectively, the “Signing Financial Statements”). Each of the Signing Financial Statements (including the notes thereto) (i) was prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein. The PCAOB Financial Statements, when delivered in accordance with Section 8.5, will (i) accurately reflect the books and records of the Group Companies as of the times and for the periods referred to therein, (ii) will have been prepared in accordance with IFRS, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for IFRS and exclude year-end adjustments which will not be material in nature or amount) and (iii) will fairly present in all material respects the consolidated financial position of the Group Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Group Companies for the periods indicated.

(b) Except as and to the extent set forth on the Signing Financial Statements, the Company does not have, and the PCAOB Financial Statements upon delivery will not have, any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with IFRS, except for:

(i) liabilities that were incurred in the Ordinary Course or in connection with the Transactions since December 31, 2022, which are not, individually or in the aggregate, material to the Group Companies taken as a whole;

(ii) obligations for future performance under any contract to which the Company is a party; or

(iii) any other liabilities and obligations which do not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.5 Non-Contravention. The execution and delivery by the Company this Agreement or any Ancillary Agreements to which it is a party does not, and the performance by the Company this Agreement or any Ancillary Agreements to which it is a party will not (a) contravene or conflict with the Governing Documents of the Company, (b) assuming any applicable waiting periods referred to herein have expired, violate any provision of any Law or Governmental Order binding upon or applicable to the Group Companies, (c) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Group Companies or require any payment or reimbursement or to a loss of any material benefit relating to the business of the Group Companies to which a Group Companies is entitled under any provision of any Permit, Contract or other instrument or obligations binding upon the Group Companies or by which any of the Company Shares, or any of the Group Companies’ assets is or may be bound, or (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Shares or any of the Group Companies’ material assets, other than, in the cases of clauses (a) to (d), as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.6 Contracts.

(a) Section 4.6(a) of the Company Disclosure Schedules lists, as of the date of this Agreement, the following types of Contracts and agreements (other than Company Benefit Plans) to which any Group Company is a party, or by which any Group Company is bound or to which any Group Company or any of their respective assets or properties are subject that are in effect as of the date of this Agreement (each Contract required to be set forth in Section 4.6(a) of the Company Disclosure Schedules, together with all amendments, waivers or other changes thereto, a “Company Material Contract”):

(i) obligations of, or payments to, any of the Group Companies of $2,500,000 or more;

(ii) any outstanding Indebtedness (other than Indebtedness incurred in the Ordinary Course) of $2,500,000 or more, including any convertible debt/equity instruments;

(iii) any real property leasehold, license or other occupancy interest material to the business of the Group Companies (“Real Property Lease”);

(iv) any Contract (A) pursuant to which the Group Companies grant any right or license under any Owned Intellectual Property to any Person (excluding non-exclusive licenses granted to customers and service providers of the Group Companies in the Ordinary Course); (B) pursuant to which the Group Companies obtain the right to use any IT Systems or other Intellectual Property owned by another Person that is material to the business of the Group Companies (excluding nonexclusive licenses or other rights granted to any Group Company for standard, generally commercially available IT Systems or other software, products or applications that are non-customized and licensed for a payment of less than $250,000 per annum in the aggregate); (C) that constitutes a concurrent-use agreement, settlement agreement or co-existence agreement with respect to any Owned Intellectual Property; or (D) pursuant to which any Group Company grants any exclusive license of any Intellectual Property to any Person;

(v) Contracts with any Governmental Authority;

(vi) Contracts with any Top Supplier;

(vii) Contracts which remain in effect immediately following the Closing and limit the right of any Group Company to engage in any line of business or in any geographic area, or to compete with any Person;

(viii) Contracts with an executive employee of the Company; and

(ix) Contracts between (A) on the one hand, any of the Group Companies, and (B) on the other hand, any Company Shareholder or any of his, her or its Affiliates, but excluding Contracts for compensation as an employee, director, or individual independent contractor.

(b) True, correct and complete copies of the Company Material Contracts have been delivered to or made available to SPAC.

(c) Except (i) as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) for any Company Material Contract that is terminated or expires following the date of this Agreement in accordance with its terms or (iii) as set forth on Section 4.6(c) of the Company Disclosure Schedules, (A) to the knowledge of the Company, all Contracts to which any of the Group Companies is a party or by which its assets are bound are valid, binding and in full force and effect, except as limited by the Enforceability Exceptions, and (B) no Group Company has received written notice, or to the knowledge of the Company, oral notice of the intention of any party to any Company Material Contract to terminate such Company Material Contract, exercise any option not to renew thereunder, or amend the terms thereof other than modifications in the Ordinary Course that do not materially impair the rights of any Group Company thereunder. None of the Group Companies (nor, to the knowledge of the Company, any other party to any such Contract) is or, with the giving of notice, the lapse of time or otherwise, would be, in default, in any material respect, under any Company Material Contract.

Section 4.7 Intellectual Property; Information Technology. Except as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company or applicable Group Company holds all intellectual property, including Patents, Trademarks, Copyrights, and domain names (collectively, the “Registered IP”), as is necessary for the conduct of the business of the Group Companies as historically conducted or as contemplated by its current business plans.

(b) Each item of Registered IP is subsisting and, to the knowledge of the Company (except with respect to pending items included in the Registered IP), valid and enforceable. The consummation of the Transactions will not (i) materially impair any rights under, or cause any Group Company to be in violation of or default under, any license or other agreement to use any Licensed Intellectual Property or under which it grants any person rights to use any Owned Intellectual Property, or (ii) require the payment of any royalties, fees, or other payments with respect to any use or exploitation of any Company Intellectual Property.

(c) All or each of the Group Companies (i) solely and exclusively own all right, title, and interest in and to all Owned Intellectual Property, and (ii) have and have had valid and enforceable licenses for, or other rights to use, all Licensed Intellectual Property, except as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no pending or, to the Company’s knowledge, threatened Action by others challenging the validity, enforceability, registrability or scope of any Company Intellectual Property or rights of any of the Group Companies in or to any Registered IP (other than routine office actions), and the Company has no knowledge of any facts which form a reasonable basis for any such claim. To the Company’s knowledge, there has been no finding of unenforceability or invalidity of the Registered IP.

(d) In the past two (2) years, none of the Group Companies has received any notice or claim (whether written, oral or otherwise) challenging the ownership or right to use of any of the Owned Intellectual Property.

(e) To the Company’s knowledge, the conduct of the business of each of the Group Companies (including, without limitation, the use or other exploitation of the Intellectual Property by the Group Companies or any customers, distributors or other licensees thereof) has not, in the past two (2) years, infringed, violated, misappropriated or otherwise conflicted with any Intellectual Property right of any person; there is no pending or threatened Action by others that any Group Company infringes or otherwise violates any Intellectual Property of others, and Company has no knowledge of any facts which form a reasonable basis for any such claim. To the Company’s knowledge, no person has, in the past two (2) years, infringed or misappropriated, or is infringing or misappropriating, any rights of any of the Group Companies in or to the Company Intellectual Property.

(f) None of the Group Companies is a party to any Action, nor, to the Company’s knowledge, is or has any Action been threatened that alleges that any current or proposed conduct of their respective businesses has infringed, violated or misappropriated or otherwise conflicted, or will infringe, violate or misappropriate or otherwise conflict, with any Intellectual Property right of any person. The Group Companies have not, in the past two (2) years, received any written communications, alleging any of the foregoing (including any invitations to take a license under any Intellectual Property or consider the applicability of any Intellectual Property to the conduct of the business), except as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) The Group Companies have taken and take reasonable actions to maintain, protect, and enforce Intellectual Property rights, including the secrecy, confidentiality and value of its material Confidential Information. No Group Company has disclosed any trade secrets or other material Confidential Information to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information.

(h) All persons who have contributed, created, conceived, or otherwise developed any material Owned Intellectual Property have executed valid, written agreements with a Group Company pursuant to which such persons agreed to assign to the Company or other Group Companies all of their right, title, and interest in and to any Intellectual Property contributed, created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Group Companies, except to the extent such Intellectual Property is owned by a Group Company by operation of law. There are no outstanding Actions, and, to the Company’s knowledge, no circumstances that exist that are likely to give rise to any Action, for any compensation or other payments to such person in relation to any Owned Intellectual Property that such person has contributed, created, conceived or otherwise developed. To the Company’s knowledge, no employee, independent contractor, or agent of the Group Companies has misappropriated any material trade secrets of the Group Companies in the course of his or her performance as an employee, independent contractor, or agent, and no employee, independent contractor, or agent of the Group Companies is in material default or material breach of any material term of any employment agreement, nondisclosure agreement, assignment of invention agreement, or similar agreement or Contract to the extent relating to the protection, ownership, development, use or transfer of Company Intellectual Property.

(i) The Group Companies lawfully own, lease, or license operating systems, databases, software, cloud accounts, third party services, operating systems, data, databases, files, documentation and other materials related thereto, that are used in the conduct of the business of the Group Companies as currently conducted, as well as applications developed by, or on behalf of, or owned by, any of the Group Companies, used in connection with the business of any of the Group Companies (the “Information Systems”).

(j) The Information Systems are reasonably sufficient in all material respects for the needs of the business of the Group Companies as currently conducted and have not, in the past two (2) years, suffered any material substandard performance, breakdown or failure that has not been remediated in all material respects. To the knowledge of the Company, all Information Systems are free from any material defects or vulnerabilities and do not contain any Malicious Code. Each Group Company has, in the past two (2) years, implemented and currently implements industry standard reasonable measures designed to prevent the introduction of Malicious Code into Information Systems, including firewall protections and regular virus scans. The Group Companies maintain reasonable backup and data recovery, disaster recovery, and business continuity plans, and procedures. The Group Companies have not materially breached of any of their contracts relating to Information Systems.

Section 4.8 Property.

(a) Except as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Group Companies is the absolute legal and beneficial owner of, and has good and marketable title to, all of the material properties and assets thereof, and no other property or assets are necessary for the conduct of the business of the Company as currently conducted.

(b) Except as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Group Companies is the sole legal and beneficial owner of, has good and marketable title to, and owns all right, title and interest in its property free and clear of all encumbrances, charges, covenants, conditions, options to purchase and restrictions or other adverse claims or interests of any kind or nature and none of the Group Companies has any knowledge of any claim of adverse ownership in respect thereof which could reasonably be expected to have a Company Material Adverse Effect.

(c) Except as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Group Companies has received any written notice or claim challenging its ownership or right to use of any of its property or suggesting that any other person has any claim of legal or beneficial ownership or other claim or interest with respect thereto, nor is there a reasonable basis for any claim that any person other than any of the Group Companies has any claim of legal or beneficial ownership or other claim or interest in any property.

Section 4.9 Real Property.

(a) Except as disclosed on Section 4.9(a) of the Company Disclosure Schedules, none of the Group Companies own, and none of the Group Companies has ever owned, any real property.

(b) Except as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or applicable Group Company has a valid and enforceable Real Property Lease, together with all amendments, modifications, supplements, extensions, renewals, guaranties, non-disturbance agreements and other similar agreements with respect thereto necessary for the business of the Group Companies (collectively, the “Supplemental Lease Documents”), as is necessary for the conduct of the business of the Group Companies as historically conducted or as contemplated by its current business plans. The Company has made available to SPAC a true, correct and complete copy of each Real Property Lease and all Supplemental Lease Documents.

(c) Except as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company:

(i) either the Company or one of its Subsidiaries has a valid and enforceable leasehold interest in the Leased Real Property, free and clear of Liens other than Permitted Liens;

(ii) no Group Company is in default under the Real Property Leases;

(iii) neither the Company nor any Subsidiary has received written notice from any landlord of any ongoing material dispute involving any terms of its lease of any Leased Real Property;

(iv) the consummation of the Transactions will not result in a breach of or default under such Real Property Lease, or otherwise cause such Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(v) no Group Company has subleased, licensed, or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof;

(vi) no Group Company has failed to exercise any right of renewal with respect to any Real Property Lease except in the Ordinary Course, consistent with past practice. There are no disputes or forbearance programs in effect as to any such Real Property Lease;

(vii) each Group Company has the right to conduct its business in each Leased Real Property for the remaining term of the applicable Real Property Lease;

(viii) any lease or other tenancy entered into by the Company or by any Subsidiary with respect to any Leased Real Property complies with and does not violate applicable subdivision legislation;

(ix) each Group Company has a valid and enforceable leasehold interest under each Real Property Lease and each Real Property Lease free and clear of all Liens, except for Permitted Liens, and with a right to peaceful and quiet possession and quiet enjoyment, is in full force and effect and constitutes a valid and binding obligation of the applicable Group Company that is the lessee thereunder, enforceable against such Group Company and, to the knowledge of the Company, each other party thereto, in accordance with its terms, except as limited by the Enforceability Exceptions; and

(d) The Leased Real Property, the current uses thereof and the conduct of the business thereon by the Group Companies (as currently conducted), comply with all restrictive covenants, governmental and quasi-governmental Laws and regulations, including, without limitation, those dealing with zoning, municipal planning schemes, parking access, loading facilities, building, electrical and plumbing codes and fire and public health and safety, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(e) No alteration, repair, improvement or other work has been ordered, directed or requested in writing to be done or performed to or in respect of the Leased Real Property by any municipal or other competent authority, which alteration, repair, improvement or other work has not been completed, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(f) All accounts for work and services performed and materials placed or furnished upon or in respect of the Leased Real Property at the request of the Company or any Subsidiary, including its predecessors in interest, have been fully paid and satisfied, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.10 Environmental Matters. Except as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company:

(a) none of the Group Companies is in violation of, or has violated or has any actual liability under, any Environmental Law and there are no facts, circumstances or conditions existing, initiated or occurring which could result in material liability under any Environmental Laws. Without limiting the generality of the foregoing, to the knowledge of the Company: (i) there has been no Environmental Condition at, on, under or from any of the properties currently owned, leased or operated by any of the Group Companies (including, without limitation, soils and surface and ground waters) during the period of any of the Group Companies’, as applicable, ownership, tenancy or operation of such property; (ii) in the past two (2) years, there has been no Environmental Condition at, on, under or from any of the properties formerly owned, leased or operated by the Company (including, without limitation, soils and surface and ground waters); and (iii) none of the real property currently leased or operated by the Company contains underground improvements, including but not limited to treatment or storage tanks, or underground piping associated with such tanks, used currently for the management of any Hazardous Materials, and no portion of such real property is or has been used as a dump or landfill or consists of or contains filled-in land or wetlands.

(b) in the past two (2) years, none of the Group Companies has received any written notice, demand, claim or request for information or other written communication alleging that any of the Group Companies (i) is actually, potentially or allegedly liable under any Environmental Law for an Environmental Condition, or (ii) may be in violation of or have any material liability under any Environmental Law.

(c) in the past two (2) years, to the knowledge of the Company, none of the Group Companies has caused or permitted the release, in violation of Environmental Laws, of any Hazardous Materials on or from any of its properties or assets or any such release on or from a facility owned or operated by third parties for which any of the Group Companies has or may reasonably be alleged to have liability.

Section 4.11 Compliance with Other Instruments. Except as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) No legal or governmental proceedings or inquiries are pending to which any of the Group Companies is a party or to which the property thereof is subject that would result in the revocation or modification of any certificate, authority, permit or license necessary to conduct the business now owned or operated by any of the Group Companies, as applicable, and, to the knowledge of the Company, no such legal or governmental proceedings or inquiries have been threatened in writing against or are contemplated with respect to any of the Group Companies, or with respect to their properties or assets.

(b) The Company is not in violation of its Governing Documents or in default in any material respect in the performance or observance of any material obligation, agreement, covenant or condition contained in any Company Material Contract.

(c) Each of the execution and delivery of this Agreement and any Ancillary Agreement, the performance by the Company of its obligations hereunder or thereunder, and the consummation of the Transactions do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under (whether after notice or lapse of time or both): (i) any statute, rule or regulation applicable to the Company including, without limitation, securities Laws; (ii) the constating documents, memorandum and articles of association or resolutions of the Company which are in effect at the date hereof; (iii) any mortgage, note, indenture, Contract, agreement, instrument, lease or other document to which the Company is a party or by which it is bound; or (iv) any judgment, decree or order binding the Company or the property or assets of the Company.

Section 4.12 Compliance with Applicable Laws. Except as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Group Companies and, to the knowledge of the Company, all directors, officers, members and employees of each: (a) is and at all times has been in compliance with all applicable Laws, statutes, rules, regulations, ordinances, orders, decrees and guidances and any laws, rules and regulations relating in whole or in part to health and safety and/or the environment (collectively, “Applicable Laws”); (b) has not received in writing any correspondence or notice from any Governmental Authority alleging or asserting material noncompliance with any Applicable Laws or any licenses, certificates, approvals, clearances, authorizations, permits and supplements or amendments thereto necessary to conduct the business now owned or operated by any of the Group Companies (collectively, “Authorizations”); (c) possesses and is in compliance with all Authorizations required for the conduct of its business, and such Authorizations are valid and in full force and effect and each of the Group Companies and all directors, officers and employees of each are not in violation of any term of any such Authorization; (d) has not received written notice of any pending or threatened claim, suit, proceeding, charge, hearing, enforcement, audit, investigation, arbitration or other Action from any Governmental Authority alleging that any operation or activity of any of the Group Companies or, to the knowledge of the Company, any of their directors, officers and/or employees is in violation of any Applicable Laws or Authorizations and, to the knowledge of the Company, no Governmental Authority is considering any such claim, suit, proceeding, charge, hearing, enforcement, audit, investigation, arbitration or other Action; and (e) has not received written notice that any Governmental Authority has taken, is taking, or intends to take action to limit, suspend, modify or revoke any material Authorizations and, to the knowledge of the Company, no such Governmental Authority is taking such action.

Section 4.13 Absence of Changes. Except as set forth in Section 4.13 of the Company Disclosure Schedules, since December 31, 2022, (a) there has not been, individually or in the aggregate, any Company Material Adverse Effect and (b) the Group Companies have conducted their businesses in all material respects in the Ordinary Course, other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions.

Section 4.14 Litigation. Except as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company, (i) there are no Actions of any kind whatsoever outstanding pending or, threatened in writing against or affecting the Company, or the directors, officers or employees thereof, at law or in equity or before or by any Governmental Authority and (ii) the Company is not subject to any judgment, order, writ, injunction, decree, award, rule, policy or regulation of any Governmental Authority.

Section 4.15 Insurance. Except as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company, each of the Group Companies has in full force and effect insurance policies that cover such risks and are in such amounts as are determined by the Company to be reasonable for the businesses of the Group Companies, as applicable. True, correct and complete copies in all material respects of such insurance policies as in effect as of the date of this Agreement have been made available to SPAC. All premiums due thereunder have been paid, and no written notice of cancellation or termination has been received by any of the Group Companies with respect to any such policy. The Company has not received any written notice of denial or dispute of coverage for, and to the Company’s knowledge, no insurer has otherwise denied or disputed coverage for, any material claim made by any Group Company under an insurance policy during the last twelve (12) months.

Section 4.16 Permits and Licenses. Except as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) Each of the Group Companies has all Permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties, and all such Permits are valid and in full force and effect. None of the Group Companies is in material breach, default, or violation of any such Permits. No modification, suspension, cancellation, withdrawal, or revocation of any such Permit is pending or, to the Company’s knowledge, currently threatened in writing.

(b) Each of the Group Companies is duly qualified and possesses all such permits, certificates, licenses, approvals, consents and other authorizations (the “Governmental Licenses”) issued by the appropriate Governmental Authority necessary to conduct the business as now operated by any of the Group Companies, as applicable, and proposed to be conducted by any of the Group Companies, as applicable; (B) each of the Group Companies is in compliance with the terms and conditions of all such Governmental Licenses; (C) all of the Governmental Licenses are valid and in full force and effect; and (D) none of the Group Companies has received any written notice relating to the revocation or modification of any such Governmental Licenses.

Section 4.17 No Unregistered Brokers or Finders. No broker, finder or investment banker which is not registered under the Exchange Act is entitled to, or has been promised, any brokerage, finder’s or other fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of the Group Companies. In addition, Company has disclosed to SPAC the name of any party which it might reasonably believe could be entitled to a brokerage, finder’s or other fee or commission in connection with this Agreement or the Transactions.

Section 4.18 Related-Party Transactions. Except as set forth in Section 4.18 of the Company Disclosure Schedules (and other than with respect to actions expressly contemplated by this Agreement, any of the Ancillary Agreements or any Company Benefit Plan):

(a) No director, officer, employee, stockholder, warrant holder or Affiliate of any of the Group Companies or any member of such Person’s immediate family or any corporation, partnership or other entity in which such Person has a significant ownership interest or otherwise controls (each, a “Related Party”) is indebted to any of the Group Companies for monies actually borrowed, nor is any of the Group Companies indebted (or committed to make loans or extend or guarantee credit) to any Related Party for monies actually borrowed, other than with respect to advances to employees for expenses in the Ordinary Course.

(b) To the Company’s knowledge, no Related Party has any direct or indirect ownership interest in (i) any Person with which any of the Group Companies is party to a Contract or has a material business relationship or (ii) any Person that competes with any of the Group Companies, except that Related Parties may own stock in publicly traded companies that may compete with each of the Group Companies.

(c) No Related Party is directly or indirectly interested in any Contract with any of the Group Companies, other than any such Contracts related to such Person’s (i) ownership of Company Shares, options or other securities of the Company, (ii) indemnification by the Company or (iii) salary, commission, consulting fee and other employment benefits provided by the Company to such Person.

Section 4.19 Employment and Labor. Except as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company:

(a) the Group Companies are and have been for the last two (2) years in compliance, with all applicable Laws and Contracts relating to employees and employment or engagement of labor, including, without limitation, all applicable Laws and Contracts relating to wages, vacation pay, hours, overtime, collective bargaining, employment discrimination, accessibility, privacy, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, immigration, and the collection and payment of income tax withholding payroll taxes, Pension Plan remittances, and/or social security Taxes or other similar Taxes. All amounts due and owing to any employee as of the date of this Agreement, including for wages, vacation pay, hours, overtime and severance, have been paid in full, or if accrued are reflected in the books of account, ledgers, order books, records and other financial documents of the Group Companies except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The only labor union of the Company is Asociación Sindical de Trabajadores de Flybondi – FB Líneas Aéreas SA. Additionally, (i) there is no unfair labor practice charge or complaint pending before any applicable Governmental Authority relating to the Group Companies or any of their respective employees; (ii) there is no labor strike, material slowdown, material dispute, or material work stoppage or lockout pending or, to the knowledge of the Company, threatened in writing against or affecting any of the Group Companies, and none of the Group Companies has experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to any of their respective employees; (iii) there is no representation claim or petition pending before any applicable Governmental Authority; and (iv) there are no Actions with respect to or relating to any of the Group Companies pending or, to the knowledge of the Company, threatened in writing before any applicable Governmental Authority responsible for the prevention of unlawful employment practices.

(c) Except as set forth on Section 4.19(c) of the Company Disclosure Schedule as of the date hereof, there is no Actions with respect to or relating to any of the Group Companies pending or, to the knowledge of the Company, threatened in writing before any applicable Governmental Authority that relates to any breach to the Group Companies’ employment obligations.

(d) To the knowledge of the Company, no allegations of sexual harassment, sex-based discrimination, or sexual misconduct have been made against any current or former executive employee, officer or director of the Company. There are no material claims, disputes, grievances, or controversies pending or, to the knowledge of the Company, threatened in writing involving the employment of any employee of the Group Companies or the termination of any former employee of the Group Companies. To the knowledge of the Company, there are no material charges, investigations or administrative proceedings pending against any of the Group Companies pursuant to which any current or former employee of any of the Group Companies has alleged illegal discrimination or harassment, violations of health and safety laws, workplace injuries, or whistleblower retaliation.

(e) The Company has made available to SPAC copies of the employment agreements of the current executive officers of the Company.

Section 4.20 Company Benefit Plans. Except as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) Section 4.20(a) of the Company Disclosure Schedules sets forth a true and complete list of each Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has made available to SPAC a true, complete and correct copy, to the extent applicable, of (i) the current plan document (or a summary of any unwritten Company Benefit Plan); and (ii) the most recent member booklet or summary plan description, including any summary of material modifications.

(b) Each Company Benefit Plan has been established and maintained in all material respects in accordance with its terms, and in compliance, in all material respects, with all applicable Laws. There are no Actions by any Person that are pending or, to the knowledge of the Company, threatened in writing, against or relating to the Company Benefit Plans.

(c) Except as set forth in Section 4.20(c) of the Company Disclosure Schedules, none of the Company Benefit Plans provide any benefit after the termination of a participant’s employment or engagement, as applicable, except (i) as may be required by applicable Law; (ii) benefits through the end of the month of termination of employment or engagement, as applicable; and (iii) death or disability benefits attributable to deaths or disabilities occurring at or prior to termination of employment or engagement, as applicable.

(d) Except as set forth on Section 4.20(d) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in combination with another event) (i) result in any cash payment becoming due, or increase the amount of any compensation or benefits due, to any employee, director or individual independent contractor of any of the Group Companies or with respect to any Company Benefit Plan; (ii) result in the acceleration of the time of cash payment or vesting of any such compensation or benefits, or the forgiveness of indebtedness of any employee, director or individual independent contractor of any of the Group Companies; or (iii) result in a cash obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Company Benefit Plan.

Section 4.21 Tax Matters. Except as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) Each Group Company has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws, and each Group Company has paid all material amounts of Taxes required to have been paid by it regardless of whether shown on a Tax Return.

(b) Each Group Company has timely withheld and paid to the appropriate Tax Authority all material Tax amounts required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, director, officeholder, consultant, individual independent contractor, other service providers, equity interest holder or other third-party, including in relation to any grant, vesting, exercise, exchange or cancellation of any Company Securities, and in relation to any sale of Company Securities resulting from the vesting and/or exercise of any Company Option.

(c) Each Group Company has timely collected and paid to the appropriate Tax Authority all material amounts of Taxes required to have been so collected and paid.

(d) No Group Company is currently the subject of a Tax, investigation, enquiry, audit or examination or has been informed in writing of the commencement or anticipated commencement of any Tax dispute, investigation, enquiry, audit or examination that has not been resolved or completed.

(e) No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the Ordinary Course, in each case with respect to Taxes.

(f) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by, or issued by any Tax Authority with respect to any Group Company which agreement or ruling would be effective after the Closing Date.

(g) No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(h) There are no Liens for Taxes on any assets of the Group Companies other than for Taxes described in paragraph (b) of the definition of Permitted Liens.

(i) During the two (2)-year period ending on the date of this Agreement, no Group Company was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(j) No Group Company (i) has been a member of an affiliated group filing a consolidated, combined, affiliated, unitary or similar Tax Return (other than a group the common parent of which was a Group Company or any of its current Affiliates) or (ii) has any material liability for the Taxes of any Person (other than a Group Company or any of its current Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor or Contract (other than any Contract entered into in the Ordinary Course and the principal purpose of which does not relate to Taxes).

(k) To the Company’s knowledge, none of the Group Companies will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in, or improper use of, a method of accounting; (ii) installment sale or open transaction entered into outside the Ordinary Course; (iii) prepaid amount or deferred revenue received outside the Ordinary Course; or (iv) any agreement entered into with any Governmental Authority in respect of Taxes. None of the Group Companies has made an election pursuant to Section 965(h) of the Code.

(l) No written claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns, detailing that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(m) No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than (i) one that is included in a Contract entered into in the Ordinary Course that is not primarily related to Taxes, or (ii) with any other Group Company or any of its current Affiliates).

(n) The Company has never made an election under Treasury Regulations Section 301.7701-3. Section 4.21(n) of the Company Disclosure Schedule sets forth all elections made by any Group Company pursuant to Treasury Regulations Section 301.7701-3.

(o) To the knowledge of the Group Companies, there are no facts or circumstances that could reasonably be expected to prevent the Transactions from qualifying for the Intended U.S. Tax Treatment.

(p) No Group Company has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Agreement that would reasonably be expected to prevent the Transactions from qualifying for the Intended U.S. Tax Treatment.

(q) Neither the Company nor any of its Subsidiaries will be required to pay any material Tax after the Closing Date as a result of any deferral of a payment obligation or advance of a credit with respect to Taxes to the extent relating to any action, election, deferral, filing, or request made or taken by the Company or any Subsidiary (including the non-payment of a Tax) on or prior to the Closing Date.

(r) Each of the Group Companies is, and has been since formation, a Tax resident only in its jurisdiction of incorporation for Tax purposes.

(s) The Company does not have any current plan or intention to liquidate (including any transaction that would result in a deemed liquidation for U.S. federal income tax purposes).

(t) Each Group Company has complied fully with its obligations under the United Kingdom’s Capital Allowances Act 2001.

(u) No Group Company has taken part in any arrangements in respect of which any disclosure has been required by law to have been made to any Tax Authority (including, without limitation, any disclosures required to be made pursuant to Part 7 of the United Kingdom’s Finance Act 2004).

(v) Any transaction by any Group Company for which any clearance, approval or consent (a “Clearance”) from a Tax Authority was legally required or sought was carried out only after such Clearance was obtained. Each application upon which a Clearance was based disclosed all facts and circumstances which could reasonably have affected the decision of the relevant Tax Authority to grant the Clearance. No facts or circumstances have since arisen to render any Clearance ineffective or invalid.

(w) No Group Company is, and will not become, liable to pay, or to pay any amount in respect of, any Tax which is directly or primarily chargeable to any other person (other than a Group Company). No Group Company is liable as an agent, permanent establishment or prescribed person for any Taxation liability of another person.

(x) No Group Company is and has not been party to any transaction or arrangement under which it may be or has been required to compute its profits, income or gains or losses for tax purposes as if arm’s length terms had been made or imposed instead of the actual terms, or otherwise to make any adjustment for tax purposes to the terms on which the transaction or arrangement took place. Each Group Company has sufficient information and records to enable it to comply with, or establish that it is not subject to the operation of any transfer pricing legislation to which it is subject.

(y) Each Group Company has prepared, kept and preserved full and sufficient records as required by law and to enable it to deliver correct and complete Tax Returns and to calculate any present or, so far as possible, future liability for Taxation of each Group Company, including without limitation in relation to a future disposal of any of its existing assets, or its entitlement to any Tax relief or refunds. Such records are accurate and up-to-date.

(z) Each Group Company has complied fully with its legal obligations relating to value added tax (and any similar and/or additional Taxes), including maintaining and retaining complete, accurate and up to date records, invoices and other documents in such form and for such periods as required by law.

(aa) Each Group Company has complied fully with its legal obligations relating to the deduction of tax from, and the accounting for social security contributions in respect of, any payments or other benefits provided to its employees.

(bb) All stamp duties and stamp duty land tax and all other Transfer Taxes or duties have been paid (where due and payable) in respect of all Transactions carried out by each Group Company.

Section 4.22 Books and Records. Except as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the minute books of each of the Group Companies contain complete and accurate records in all material respects of all meetings and other corporate actions of each of the Company Shareholders, the Company Board or the Subsidiaries’ shareholders or board of directors (or similar governing body) and all committees, if any, appointed by the Company Board or the Subsidiaries’ board of directors (or similar governing body), as applicable. Except as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the central securities ledger, register of shareholders or equivalent document of each of the Group Companies is complete and reflects all issuances, transfers, repurchases and cancellations of shares of share capital of each of the Group Companies, in each case except for any inaccuracies that are immaterial.

Section 4.23 Foreign Corrupt Practices Act. In the past three (3) years, none of the Group Companies, nor to the knowledge of the Company, any of their respective directors, officers, employees or agents or other third parties acting on behalf of the Company, have corruptly made, directly or knowingly indirectly, any payment or promise to pay, or any gift or promise to give or authorized such a promise or gift, of any money or anything of value to (a) any foreign official (as such term is defined in the U.S. Foreign Corrupt Practices Act (the “FCPA”)) for the purpose of influencing any official act or decision of such foreign official or inducing him or her to use his or her influence to affect any act or decision of a Governmental Authority or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a Governmental Authority, in the case of both clauses (a) and (b) above in order to assist any of the Group Companies to obtain or retain business for, or direct business to any of the Group Companies in violation of the Anti-Bribery Laws. No Action by or before any Governmental Authority involving any of the Group Companies with respect to FCPA or any other applicable Anti-Bribery Laws is pending or, to the Company’s knowledge, threatened in writing. The Group Companies have implemented and maintained policies and procedures reasonably designed to promote compliance with applicable Anti-Bribery Laws.

Section 4.24 Anti-Money Laundering. The operations of each of the Group Companies are and, in the past three (3) years have been, conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, applicable provisions of the USA PATRIOT Act of 2001, and the money laundering Laws of all jurisdictions to the extent applicable to each of the Group Companies, or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”) in each case, to the extent applicable to each of the Group Companies, and, no Action by or before any Governmental Authority involving any of the Group Companies with respect to Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened in writing.

Section 4.25 Sanctions. None of the Group Companies nor any of their respective directors or officers, or, to the knowledge of the Company, any of its Affiliates, employees, or agents, is a Person that is, or is fifty percent (50%) or more owned or controlled by, a Person that is (i) the subject of any Sanctions (a “Sanctioned Person”); or (ii) organized, incorporated, or ordinarily resident in a country or territory that is the subject of comprehensive Sanctions (as of the date of this Agreement, Belarus, the Central African Republic, Cuba, Iran, Libya North Korea, Russia, Somalia, Syria, Zimbabwe, the Crimea Region of Ukraine the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic) (a “Sanctioned Country”). For the past three (3) years, none of the Group Companies has engaged in, or is now engaged in, any dealings or transactions with any Sanctioned Person, or in any Sanctioned Country, in violation of Sanctions.

Section 4.26 Suppliers. The Company has provided to SPAC a list of the ten largest suppliers of goods or services to the Group Companies (the “Top Suppliers”) for the twelve (12)-month period ending on June 30, 2023, along with the amounts (denominated in Argentinean pesos) paid to such Top Suppliers during such period. The relationships of each Group Company with the Top Suppliers are good commercial working relationships and, except as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.27 Aircraft. Except as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) Section 4.27(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all aircraft operated under the operating certificate of any Group Company (collectively, the “Company Aircraft”).

(b) As of the date of this Agreement, all Company Aircraft are properly registered on the applicable Governmental Authority aircraft registry, in airworthy condition (except for any Company Aircraft undergoing maintenance or in storage) and have validly issued and current certificates of airworthiness that are in full force and effect (except for the period of time any Company Aircraft may be out of service and such certificate is suspended in connection therewith). For purposes of this Section 4.27(b), the term “airworthy” shall mean that such Company Aircraft conforms to its type design and is in a condition for safe operation.

(c) As of the date of this Agreement, all Company Aircraft are being maintained in all material respects according to applicable Laws, regulatory standards and maintenance programs of the Group Companies. The Group Companies have implemented maintenance schedules with respect to Company Aircraft and engines that, if complied with, result in the satisfaction of all material requirements under all applicable airworthiness directives with compliance dates on or before the date of this Agreement pursuant to applicable Law, required to be complied with and which are in accordance with the Governmental Authority approved maintenance program of the Group Companies, and each of the Group Companies, as of the date of this Agreement, is in compliance with such maintenance schedules in all material respects (except with respect to Company Aircraft undergoing maintenance or in storage), and the Group Companies, as of the date of this Agreement, have no reason to believe that the Group Companies will not satisfy in any material respect any component of such maintenance schedules on or prior to the dates specified in such maintenance schedules (except with respect to Company Aircraft in storage). As of the date of this Agreement, each Company Aircraft’s structure, systems and components necessary for safe operations are functioning in all material respects in accordance with their intended use, except for Company Aircraft that are in storage or undergoing maintenance or for temporarily deferred maintenance items that are permitted by the Group Companies’ maintenance programs. All deferred maintenance items and temporary repairs with respect to each such Company Aircraft, as of the date of this Agreement, have been or will be made in all material respects in accordance with the Group Companies’ maintenance programs.

(d) As of the date of this Agreement, the Company has made available to a SPAC representative duly redacted examples of all Company Aircraft Purchase Contracts and Company Aircraft Finance Contracts (except as otherwise indicated in the Company Disclosure Schedule), and any Company Aircraft Finance Contracts that the Company has not provided to SPAC are substantially identical to the representative examples the Company has provided to SPAC.

(e) As of the date of this Agreement, no Group Company is a party to any interchange or pooling agreements with respect to the Company Aircraft, other than pooling agreements in the ordinary course of business.

Section 4.28 Company Slots and Operating Authorizations. Except as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2021, (a) the Group Companies have complied in all respects and are in compliance in all respects with all regulations issued under any Laws (including any waivers or exemptions therefrom) promulgated in any country in which the Group Companies operate by either a civil aviation authority, airport authority or slot coordinator with respect to all takeoff and landing slots, slot exemptions, and operating authorizations from any Governmental Authority and other similar designated takeoff and landing rights used or held by any Group Company (the “Company Slots”), (b) the Company has not (i) received any written notice of any proposed withdrawal of any Company Slot by any Governmental Authority or any slot coordinator, or (ii) agreed to any future slide, trade, purchase, sale, exchange, lease, or transfer of any of the Company Slots and (c) all reports required by any Governmental Authority or any slot coordinator relating to the Company Slots have been filed in a timely manner.

Section 4.29 Company Airports. Except as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, no airport authority at any airport at which the Group Companies operate more than five (5) departures per day (each such airport, a “Company Airport”) has taken any action, nor, to the knowledge of the Company, is any such action threatened in writing, that would reasonably be expected to interfere with the ability of any Group Company to conduct its respective operations at any Company Airport in substantially the manner as currently conducted.

Section 4.30 Proxy/Registration Statement. The information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Proxy/Registration Statement (or any amendment thereof or supplement thereto) or in any current report of SPAC on Form 8-K shall not (i) in the case of the Proxy/Registration Statement, on the effective date of the Proxy/Registration Statement, (ii) in the case of the Proxy/Registration Statement or any current report of SPAC on Form 8-K, when each is filed, made available, mailed or distributed, as the case may be and (iii) in the case of the Proxy/Registration Statement, at the time of the SPAC Stockholder Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.31 Board Approval. The Company Board has, as of the date of this Agreement, (a) declared the advisability of the Transactions, and (b) determined that the Transactions are in the best interests of the Company.

Section 4.32 Shareholder Claims. Except as is not, or would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, (a) there have been no Actions commenced, or to the Company’s knowledge, threatened in writing, against any Group Company by or on behalf of, and (b) no Group Company has received written notice of any claim or dispute from (including with respect to (i) any intent to dissent from any material transaction, including the Transactions, or (ii) any intent to exercise appraisal rights), a Company Shareholder or other holder of shares, options, warrants or other securities (convertible or otherwise) in any Group Company.

Section 4.33 No Additional Representations or Warranties. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SPAC OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE IV (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULES), THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD, (A) NONE OF THE COMPANY, ANY COMPANY NON-RECOURSE PARTY OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, (I) IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY OF THE TRANSACTIONS, (II) WITH RESPECT TO THE GROUP COMPANIES, AND ANY MATTER RELATING TO ANY OF THEM, INCLUDING THEIR AFFAIRS, THE CONDITION, VALUE OR QUALITY OF THE ASSETS, LIABILITIES, FINANCIAL CONDITION OR RESULTS OF OPERATIONS, OR (III) WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF ANY STATEMENT OR INFORMATION THAT HAVE BEEN MADE AVAILABLE TO SPAC OR ANY OF ITS REPRESENTATIVES, INCLUDING THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES OR ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS, AND (B) NO STATEMENT OR INFORMATION CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY SPAC, ANY SPAC NON-RECOURSE PARTY OR ANY OTHER PERSON IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV, THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS, FORECASTS, BUDGETS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY ANY GROUP COMPANY, ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, ANY COMPANY NON-RECOURSE PARTY OR ANY OTHER PERSON, AND, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV, THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD, ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY SPAC, ANY SPAC NON-RECOURSE PARTY OR ANY OTHER PERSON IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SPAC

SPAC hereby represents and warrants to the Company the following, except as set forth in (i) the SPAC SEC Filings (excluding any disclosures set forth in the “risk factor” section or in any other section to the extent it is reasonably apparent on its face to be forward-looking statements or cautionary or predictive in nature) or (ii) the Disclosure Schedules delivered to the Company and the Signing Sellers on the date hereof by SPAC on the date of this Agreement (the “SPAC Disclosure Schedules”), which exceptions shall, in the case of this clause (ii), be deemed to be part of the representations and warranties made hereunder subject to, and in accordance with, Section 14.9 (and any reference in this Agreement or any Ancillary Agreement to this Article V or any provision thereof shall be deemed to refer to such Article or provision as modified by the SPAC Disclosure Schedules in accordance with Section 14.9):

Section 5.1 Organization, Good Standing, Corporate Power and Qualification. SPAC is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. SPAC has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted. SPAC is presently qualified to do business in each jurisdiction in which it is required to be so qualified and is in good standing in each such jurisdiction (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof). As of the date of this Agreement, SPAC has either delivered or made available to the Company, including via the SEC’s Electronic Data Gathering Analysis and Retrieval system database, accurate and complete copies of the Governing Documents of SPAC, including all amendments thereto as in effect as of the date of this Agreement.

Section 5.2 Capitalization.

(a) As of the date of this Agreement, (i) 100,000,000 shares of SPAC Class A Common Stock and 10,000,000 shares of SPAC Class B Common Stock are authorized, of which there are 3,029,941 shares of SPAC Class A Common Stock and 2,875,000 shares of SPAC Class B Common Stock issued and outstanding, (ii) 1,000,000 shares of SPAC Preferred Stock are authorized, of which zero (0) are issued and outstanding and (iii) 10,700,000 SPAC Warrants are outstanding.

(b) All shares of SPAC Common Stock that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of (i) the SPAC’s Governing Documents, or (ii) any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right or other similar right. The SPAC Capital Stock has the rights, preferences, privileges and restrictions set forth in SPAC’s Governing Documents.

(c) Except for the rights under the SPAC Warrants to purchase 10,700,000 shares of SPAC Class A Common Stock, there are no outstanding options, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from SPAC of any SPAC Capital Stock. Except as set forth in Section 5.2(c) of the SPAC Disclosure Schedules and the Ancillary Agreements, SPAC is not a party to or subject to any agreement or understanding and, to SPAC’s knowledge, there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any security of SPAC or by a director of SPAC.

(d) Other than the SPAC Warrants or any rights to acquire securities of SPAC pursuant to the Transactions arising under this Agreement, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of SPAC or obligating SPAC to issue or sell any shares of capital stock of, or other equity interests in SPAC. SPAC is not a party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the capital stock, or other equity interests, of SPAC. SPAC does not own or control, directly or indirectly, any equity interests in any Person. There are no outstanding bonds, debentures, notes or other indebtedness of SPAC having the right to vote (or that is convertible into, or exchangeable for, securities having the right to vote) on any matter for which SPAC Stockholders may vote. SPAC has not adopted any shareholder rights plan or similar agreement to which it would be or become subject, party or otherwise bound.

(e) Other than rights to exercise the SPAC Share Redemption and other rights in respect of disbursements from and liquidation of the trust under the Trust Agreement, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any SPAC Capital Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

Section 5.3 Due Authorization. SPAC has all requisite corporate or other similar power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and, subject only to obtaining the SPAC Stockholders’ Approval, the effectiveness of the Proxy/Registration Statement, receipt of the Regulatory Approvals, to consummate the Transactions. All corporate action on the part of SPAC and its respective directors, officers and stockholders necessary for the (a) authorization, execution and delivery by SPAC of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of each of their obligations hereunder or thereunder has been taken or will be taken prior to the Closing, subject to (i) obtaining the SPAC Stockholders’ Approval and (ii) the receipt of the Regulatory Approvals. This Agreement and the Ancillary Agreements to which SPAC is or will be a party (assuming due authorization, execution and delivery by each other party hereto and thereto) constitute or will constitute at the Closing (with respect to the Ancillary Agreements to be executed at the Closing) valid and binding obligations of SPAC, enforceable against it in accordance with their respective terms, except as limited by the Enforceability Exceptions.

Section 5.4 Non-Contravention.(a) The execution and delivery by SPAC of this Agreement or any Ancillary Agreements to which it is a party does not, and the performance by SPAC of this Agreement or any Ancillary Agreements to which it is a party will not (a) contravene or conflict with the Governing Documents of SPAC, (b) assuming any applicable waiting periods referred to herein have expired, violate any provision of any Law or Governmental Order binding upon or applicable to SPAC, (c) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of SPAC or require any payment or reimbursement or to a loss of any material benefit relating to the business of SPAC to which SPAC is entitled under any provision of any Permit, Contract or other instrument or obligations binding upon SPAC or by which any of the securities of SPAC, or any of SPAC’s assets is or may be bound, or (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the securities SPAC or any of SPAC’s material assets, other than, in the cases of clauses (a) to (d), as would not be reasonably expected to, individually or in the aggregate, have a SPAC Material Adverse Effect.

Section 5.5 Financial Statements; Internal Controls.

(a) Except as set forth in Section 5.5(a) of the SPAC Disclosure Schedules, the financial statements of SPAC contained in the SPAC SEC Filings (the “SPAC Financial Statements”) are true and correct in all material respects and present fairly the financial condition, operating results, stockholders equity and cash flows of SPAC as of the dates and during the periods indicated. The SPAC

Financial Statements have been prepared in accordance with GAAP and Regulation S-X of the SEC, applied on a consistent basis throughout the periods indicated (except that they are subject to normal and recurring year-end adjustments and as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books of account, ledgers, order books, records and other financial documents of SPAC accurately and completely reflect all material information relating to SPAC’s business, the nature, acquisition, maintenance, location and collection of its assets and the nature of all transactions giving rise to its obligations and accounts receivable.

(b) SPAC has established and maintains “disclosure controls and procedures” (as defined in Rule 13a-15 under the Exchange Act) that are designed to provide reasonable assurances that material information relating to SPAC (including any fraud that involves management or other employees who have a significant role in the internal controls of SPAC), and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act, is made known to the management of SPAC by others within SPAC and are effective in recording, processing, summarizing and reporting such material information within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act. SPAC has established and maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Since the organization of SPAC, neither SPAC nor, to the knowledge of SPAC, any Representative of SPAC has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of SPAC with respect to the SPAC Financial Statements or the internal accounting controls of SPAC, including any written complaint, allegation, assertion or claim that SPAC has engaged in questionable accounting or auditing practices. Since the organization of SPAC, no attorney representing SPAC, whether or not employed by SPAC, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by SPAC or any of its Representatives to the SPAC Board or any committee thereof or to any director or officer of SPAC. Since the organization of the SPAC, neither the SPAC nor, to the knowledge of SPAC, any Representative (including its independent auditors) has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.

(d) SPAC has no liability or obligation, absolute or contingent, individually or in the aggregate, that would be required to be set forth on a consolidated balance sheet of SPAC prepared in accordance with GAAP applied and in accordance with past practice, other than, (i) obligations and liabilities under Contracts incurred in the Ordinary Course (other than due to a breach under any such Contracts, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach thereunder), (ii) SPAC Transaction Expenses, (iii) obligations and liabilities arising under this Agreement or the Ancillary Agreements to which it is or will be a party, and (iv) obligations and liabilities reflected, or reserved against, in the latest balance sheet included in the SPAC Financial Statements or disclosed in the notes thereto or as set forth in Section 5.5(d) of the SPAC Disclosure Schedules. Except as set forth in Section 5.5(d) of the SPAC Disclosure Schedules or to the extent, individually and in the aggregate, de minimis, as of the date of this Agreement, SPAC does not have any Indebtedness for borrowed money nor has it incurred any guarantees in respect of Indebtedness for borrowed money. SPAC does not have any material off-balance sheet arrangements that are not disclosed in the SPAC SEC Filings.

Section 5.6 Compliance with Other Instruments. SPAC is not in violation of any term of its respective Governing Documents in any material respects, taken as a whole. SPAC is not in violation of any term or provision of any Governmental Order by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect. The execution, delivery and the performance by SPAC of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, or subject to obtaining the SPAC Stockholders’ Approval, require any consent, filing, notice, waiver or approval or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, (i) its Governing Documents, (ii) any Contract to which it is a party or by which its assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of its properties or assets (other than Permitted Liens) except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 5.7 Compliance with Applicable Laws. SPAC is in compliance with, and since the date of its organization has been in compliance with, all Applicable Laws, except where such failure to comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect. Since the date of its organization, SPAC has not received any written notice alleging the violation of any appliable Laws, except where such violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 5.8 Absence of Changes. Since the date of the most recent SPAC Financial Statements, (a) there has not been, individually or in the aggregate, any SPAC Material Adverse Effect and (b) SPAC has conducted its business in all material respects in the Ordinary Course, other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions.

Section 5.9 Litigation. As of the date of this Agreement (a) there are no Actions pending or, to SPAC’s knowledge, currently threatened against SPAC or its assets or properties before any Governmental Authority or any other Person that (i) question the validity of this Agreement or any Ancillary Agreement, or the right of SPAC to enter into this Agreement or any Ancillary Agreement, or the right of SPAC to perform its obligations contemplated by this Agreement or any Ancillary Agreement, or (ii) if determined adversely to SPAC would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect or result in a material change in the current equity ownership of SPAC; (b) SPAC is not a party or subject to the provisions of any Governmental Order; and (c) there is no Action initiated by SPAC currently pending or which SPAC currently intends to initiate, except, in the case of each of clauses (a)(i), (b) and (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 5.10 Governmental Consents. Assuming the accuracy of the representations made by the Company in Article IV, no consent, clearance, approval or authorization of, or registration, qualification, designation, declaration, notification, application or filing with, any Governmental Authority on the part of SPAC is required in connection with the valid execution and delivery by SPAC of this Agreement or any Ancillary Agreement, or the consummation by SPAC of any Transaction contemplated hereby or thereby, except for (i) such filings or notices as may be required under the Securities Act or under applicable state securities Laws, (ii) notifications, filings and applications pursuant to applicable Antitrust Laws and the receipt of the Regulatory Approvals and (iii) such other consents, approvals, authorizations, registrations, qualifications, designations, declarations or filings, the failure of which to make or obtain has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 5.11 No Unregistered Brokers or Finders. No broker, finder or investment banker which is not registered under the Exchange Act is entitled to, or has been promised, any brokerage, finder’s or other fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of SPAC.

Section 5.12 Tax.

(a) SPAC has prepared and filed all material Tax Returns required to have been filed by it in the last two years, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws, and SPAC has paid all material amounts of Taxes required to have been paid by it in the past two (2) years regardless of whether shown on a Tax Return.

(b) In the last two years, SPAC has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c) SPAC is not currently the subject of a Tax audit or examination and has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been fully resolved or completed.

(d) SPAC has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the Ordinary Course, in each case with respect to material Taxes.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by or issued by any Tax Authority with respect to SPAC which agreement or ruling would be effective after the Closing Date.

(f) SPAC is not or has not been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(g) There are no Liens for Taxes on any assets of SPAC other than for Taxes described in paragraph (b) of the definition of Permitted Liens.

(h) SPAC is not a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the Ordinary Course that is not primarily related to Taxes) and is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal, state, local or non-U.S. Tax purposes.

(i) SPAC is not and has not been since its formation a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(j) To the knowledge of the SPAC, there are no facts or circumstances that could reasonably be expected to prevent the Transactions from qualifying for the Intended U.S. Tax Treatment.

(k) SPAC has not taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Agreements that would reasonably be expected to prevent the Transactions from qualifying for the Intended U.S. Tax Treatment.

(l) SPAC is, and has been since formation, a Tax resident only in its jurisdiction of incorporation for Tax purposes.

Section 5.13 Information Supplied. None of the information supplied or to be supplied by SPAC expressly for inclusion or incorporation by reference in the Proxy/Registration Statement, any current report of SPAC on Form 8-K shall, (i) in the case of the Proxy/Registration Statement, on the effective date of the Proxy/Registration Statement, (ii) in the case of the Proxy/Registration Statement (or any amendment thereof or supplement thereto) or any current report of SPAC on Form 8-K, when each is filed, made available, mailed or distributed, as the case may be and (iii) in the case of the Proxy/Registration Statement, at the time of the SPAC Stockholder Meeting and the Closing Date, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. For the avoidance of doubt, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company, TopCo, Merger Sub, their respective Affiliates or any Company Shareholder.

Section 5.14 SPAC Material Contracts.

(a) The SPAC SEC Filings include true and complete copies of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which SPAC is party (the “SPAC Material Contracts”).

(b) Each SPAC Material Contract is in full force and effect and, to the knowledge of SPAC, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by the Enforceability Exceptions.

Section 5.15 SEC Filings. SPAC has filed or furnished, as applicable, on a timely basis, all statements, prospectuses, registration statements, forms, certifications, schedules, exhibits, reports and documents required to be filed or furnished by it with the SEC (collectively, as they have been amended or supplemented since the time of their filing through the date of this Agreement, the “SPAC SEC Filings”). Each of the SPAC SEC Filings, as of the respective date of its filing, and as of the date of any amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act applicable to the SPAC SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the SPAC SEC Filings did not, and any SPAC SEC Filings filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Filings. To the knowledge of SPAC, none of the SPAC SEC Filings filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement. To the knowledge of SPAC, each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC, and SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

Section 5.16 Trust Account. As of the date immediately prior to the date of this Agreement, there is at least $31,989,808 held in a trust account (the “Trust Account”), maintained by the Trustee pursuant to the Trust Agreement. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement and Governing Documents of SPAC. Amounts in the Trust Account are invested in United States government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. SPAC has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement and the Trust Account, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending, or to the knowledge of SPAC, threatened with respect to the Trust Account or the funds contained therein. SPAC has not released any money from the Trust Account (other than as permitted by the Trust Agreement). The consummation of the Transactions shall not cause or require the dissolution or liquidation of SPAC pursuant to the Governing Documents of SPAC or otherwise. From and after the Merger Effective Time, no shareholder of SPAC shall be entitled to receive any amount from, or any amount previously held in, the Trust Account except to the extent such shareholder shall have elected to tender its shares of SPAC Common Stock for redemption pursuant to the SPAC Share Redemption prior to such time. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or otherwise modified, in any respect, and, to the knowledge of SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated or anticipated. There are no side letters or other Contracts, arrangements or understandings, whether written or unwritten, express or implied, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SPAC SEC Filings to be inaccurate or (ii) entitle any Person (other than shareholders of SPAC who shall have elected to redeem their shares of SPAC Common Stock pursuant to the SPAC Share Redemption or the underwriters of SPAC’s initial public offering in respect of any fees or expenses payable as a result of arrangements entered into in connection with SPAC’s initial public offering) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of SPAC.

Section 5.17 Investment Company Act; JOBS Act. As of the date of this Agreement, SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.18 Business Activities.

(a) Since the date of its incorporation, SPAC has not conducted any business activities other than activities related to the SPAC’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in the Governing Documents of SPAC or as otherwise contemplated by this Agreement or the Ancillary Agreements and the Transactions, there is no Contract to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing.

(b) Except for this Agreement, the Ancillary Agreement and the Transactions, SPAC has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(c) Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf, SPAC has no unsatisfied liability with respect to any employee. SPAC does not currently maintain or have any liability under any employment or employee benefit plan, program or arrangement, and neither the execution and delivery of this Agreement or any of the Ancillary Agreements nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of SPAC, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

(d) Except for this Agreement, the Ancillary Agreements and the other documents and Transactions (including with respect to expenses and fees incurred in connection therewith and the SPAC Transaction Expenses) or any Contracts that are exhibits to the SPAC SEC Filings, and except as set forth in Section 5.18(d) of the SPAC Disclosure Schedules, SPAC is not a party to any Contract with any other Person that (i) obligates SPAC to make payments following the Closing or (ii) will remain in effect immediately following the Closing and limit the right of any Group Company to engage in any line of business or in any geographic area in any material respect.

Section 5.19 Nasdaq Quotation.(a) As of the date of this Agreement, the issued and outstanding SPAC Units, each such unit comprised of one share of SPAC Class A Common Stock and one-half of one redeemable SPAC Warrant, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “INTEU”. The issued and outstanding shares of SPAC Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “INTE.” The issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “INTEW.” Except as set forth in Section 5.19 of the SPAC Disclosure Schedules, SPAC is and has been in compliance with the rules and regulations of Nasdaq and there is no Action pending or, to the knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Common Stock, SPAC Warrants or SPAC Units or terminate the listing of SPAC Common Stock, SPAC Warrants or SPAC Units on Nasdaq. SPAC has not taken any action in an attempt to terminate the registration of SPAC Common Stock, SPAC Warrants or SPAC Units under the Exchange Act except as contemplated by this Agreement.

Section 5.20 Corporate Approvals. The SPAC Board (including any required committee or subgroup of such board and including in its capacity as the board of directors of the sole stockholder of Merger Sub) has, as of the date of this Agreement, unanimously (a) declared the advisability of the Transactions, (b) determined that the Transactions are in the best interests of the SPAC Stockholders, (c) determined that the Transactions constitute a Business Combination and (d) subject to the receipt of the Regulatory Approvals, recommended that the SPAC Stockholders approve the Transaction Proposals. The SPAC Stockholders’ Approval represents the only votes of the holders of any SPAC Capital Stock necessary in connection with entry into this Agreement by SPAC and the consummation of the Transactions.

Section 5.21 Related Party Transactions. Except as described in the reports filed by SPAC with the SEC prior to the date of this Agreement or as set forth in Section 5.21 of the SPAC Disclosure Schedules, there are no Contracts between SPAC, on the one hand, and any (a) present or former officer, director or employee of SPAC, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of five percent (5%) or more of the capital stock or equity interests of SPAC or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing, on the other hand, in each case, except for (i) employment or engagement agreements, confidentiality agreements and fringe benefits and other compensation to directors, officers or employees, (ii) reimbursements of expenses incurred in connection with their employment or service, or (iii) the Existing D&O Arrangements.

Section 5.22 Investigation; Reliance. SPAC is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and the other Group Companies and the Transactions, which investigation, review and analysis were conducted by SPAC together with expert advisors, including legal counsel, that they have engaged for such purpose. SPAC is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any other Group Company or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedules) or in any certificate delivered by the Company pursuant to this Agreement, the Ancillary Agreements and the Transactions. Neither the Company nor any of its respective stockholders, Affiliates or Representatives shall have any liability to SPAC or any of its respective stockholders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to SPAC or any of its Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedules) or in any certificate delivered by the Company pursuant to this Agreement, the Ancillary Agreements and the Transactions. SPAC acknowledges that, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedules) or in any certificate delivered by the Company pursuant to this Agreement, the Ancillary Agreements and the Transactions, neither the Company nor any of its stockholders, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Group Company.

Section 5.23 No Additional Representations or Warranties. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY, THE SELLERS OR ANY OF THEIR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE V (AS MODIFIED BY THE SPAC DISCLOSURE SCHEDULES), THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD, (A) SPAC, ANY SPAC NON-RECOURSE PARTY OR ANY OTHER PERSON DO NOT MAKE, AND SPAC EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, (I) IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY OF THE TRANSACTIONS, (II) WITH RESPECT TO SPAC, INCLUDING ITS AFFAIRS, THE CONDITION, VALUE OR QUALITY OF THE ASSETS, LIABILITIES, FINANCIAL CONDITION OR RESULTS OF OPERATIONS, OR (III) WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF ANY STATEMENT OR INFORMATION THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY, THE SELLERS OR ANY OF THEIR REPRESENTATIVES, INCLUDING THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF SPAC OR ANY PRESENTATION OF THE BUSINESS AND AFFAIRS

OF THE COMPANY BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS, AND (B) NO STATEMENT OR INFORMATION CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY, THE SELLERS, ANY COMPANY NON-RECOURSE PARTY OR ANY OTHER PERSON IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE V, THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS, FORECASTS, BUDGETS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY SPAC, ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF SPAC, ANY SPAC NON-RECOURSE PARTY OR ANY OTHER PERSON, AND, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE V, THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD, ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY, THE SELLERS ANY COMPANY NON-RECOURSE PARTY OR ANY OTHER PERSON IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE TOPCO PARTIES

Each of the TopCo Parties hereby represents and warrants to the Company and the Sellers as follows:

Section 6.1 Organization, Good Standing, Corporate Power and Qualification. Each TopCo Party is an exempted company, corporation, limited liability company or other applicable business entity duly organized or incorporated, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation, as applicable. Each TopCo Party has the requisite exempted company, corporate, limited liability company or other similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and contemplated to be conducted. Each TopCo Party is presently qualified to do business in each jurisdiction in which it is required to be so qualified and is in good standing in each such jurisdiction (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof). As of the date of this Agreement, the TopCo Parties have either delivered or made available to SPAC accurate and complete copies of the Governing Documents of each TopCo Party, including all amendments thereto as in effect as of the date of this Agreement.

Section 6.2 Capitalization.

(a) As of the date of this Agreement, (i) TopCo has issued 100 TopCo Shares, and (ii) no other classes or series of TopCo capital stock are issued or outstanding.

(b) As of the date of this Agreement, the authorized share capital of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, 100 of which are issued and outstanding.

(c) All TopCo Shares and Merger Sub Shares, in each case, that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of (i) the applicable TopCo Party’s Governing Documents, or (ii) any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right or other similar right. Each TopCo Share and Merger Sub Share has the rights, preferences, privileges and restrictions set forth in the applicable TopCo Party’s Governing Document and, in the case of Merger Sub, as otherwise provided by the DGCL.

Section 6.3 Due Authorization. Each TopCo Party has all requisite exempted company, corporate or other similar power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. All exempted company, corporate, limited liability company or other similar action on the part of each TopCo Party and their respective directors, officers and stockholders or members necessary for the (a) authorization, execution and delivery by each TopCo Party of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of each of their obligations hereunder or thereunder has been taken or will be taken prior to the Closing. This Agreement and the Ancillary Agreements to which it is or will be a party (assuming due authorization, execution and delivery by each other party hereto and thereto) constitute or will constitute at the Closing (with respect to the Ancillary Agreements to be executed at the Closing) valid and binding obligations of each TopCo Party, enforceable against such Person in accordance with their respective terms, except as limited by the Enforceability Exceptions.

Section 6.4 Compliance with Other Instruments. No TopCo Party is in violation of any term of its respective Governing Documents in any material respects, taken as a whole. No TopCo Party is in violation of any term or provision of any Governmental Order by which it is bound. The execution, delivery and the performance by each TopCo Party of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, or require any consent, filing, notice, waiver or approval or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, (i) its Governing Documents, (ii) any Contract to which it is a party or by which its assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of its properties or assets (other than Permitted Liens).

Section 6.5 Compliance with Applicable Law. Except as does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) each TopCo Party is in compliance with, and since the date of its organization has been in compliance with, all applicable Laws, and (b) since the date of its organization, no TopCo Party has received any written notice of any violation of any Laws.

Section 6.6 Non-Contravention.(a) The execution and delivery of this Agreement by each TopCo Party does not, and the performance of this Agreement by each TopCo Party will not (a) contravene or conflict with the Governing Documents of such TopCo Party, (b) assuming any applicable waiting periods referred to herein have expired, violate any provision of any Law or Governmental Order binding upon or applicable to the TopCo Party, (c) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of such TopCo Party or require any payment or reimbursement or to a loss of any material benefit relating to the business of such TopCo Party to which such TopCo Party is entitled under any provision of any Permit, Contract or other instrument or obligations binding upon such TopCo Party or by which any of the securities of such TopCo Party, or any of such TopCo Party’s assets is or may be bound, or (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the securities such TopCo Party or any of such TopCo Party’s material assets, other than, in the cases of clauses (a) to (d), as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 6.7 No Prior Activities. Each of the TopCo Parties was formed and organized solely for the purpose of entering into this Agreement, the Ancillary Agreements to which it is or will be a party, the performance of its covenants and agreements in this Agreement and the Ancillary Agreements, and the consummation of the Transactions and has not engaged in any activities or business, other than those incidental or related to, or incurred in connection with, its organization and existence or the execution of this Agreement or any Ancillary Agreement to which it is or will be a party, the performance of its covenants or agreements in this Agreement or any Ancillary Agreement, or the consummation of the Transactions, including the Merger.

Section 6.8 Foreign Private Issuer. TopCo is and shall be at all times commencing from the date thirty (30) days prior to the first filing of the Proxy/Registration Statement with the SEC through the Closing, a foreign private issuer as defined in Rule 405 under the Securities Act.

Section 6.9 Information Supplied. None of the information supplied or to be supplied by either of the TopCo Parties expressly for inclusion or incorporation by reference in the Proxy/Registration Statement, any current report of SPAC on Form 8-K shall, (i) in the case of the Proxy/Registration Statement, on the effective date of the Proxy/Registration Statement, (ii) in the case of the Proxy/Registration Statement (or any amendment thereof or supplement thereto) or any current report of SPAC on Form 8-K, when each is filed, made available, mailed or distributed, as the case may be and (iii) in the case of the Proxy/Registration Statement, at the time of the SPAC Stockholder Meeting and the Closing Date, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For the avoidance of doubt, neither of the TopCo Parties make any representation, warranty or covenant with respect to any information supplied by or on behalf of the Company, SPAC, their respective Affiliates or any Company Shareholder.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE SIGNING SELLERS

Each Signing Seller, severally and not jointly, hereby represents and warrants to SPAC, the following, except as set forth in the Company Disclosure Schedules, which exceptions shall be deemed to be part of the representations and warranties made hereunder subject to, and in accordance with, Section 14.9 (and any reference in this Agreement or any Ancillary Agreement to this Article IV or any provision thereof shall be deemed to refer to such Article or provision as modified by the Company Disclosure Schedules in accordance with Section 14.9):

Section 7.1 Organization and Standing. Such Signing Seller, if not an individual person, is an entity duly organized, validly existing and in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) under the Laws of the jurisdiction of its formation and has all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 7.2 Authorization; Binding Agreement. Such Signing Seller has all requisite power, authority and legal right and capacity to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform such Signing Seller’s obligations hereunder and thereunder and to consummate the Transactions. This Agreement has been, and each Ancillary Agreement to which such Signing Seller is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by such Signing Seller and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Agreement by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Signing Seller, enforceable against such Signing Seller in accordance with its terms, subject to the Enforceability Exceptions.

Section 7.3 Ownership. Such Signing Seller is the sole legal and beneficial owner of the Purchased Shares set opposite such Signing Seller’s name on Annex I hereto and is entitled to transfer full ownership of them on the terms set out in this Agreement. There are no proxies, voting rights, shareholders’ agreements or other agreements or understandings, to which such Signing Seller is a party or by which such Signing Seller is bound, with respect to the voting or transfer of any of such Signing Seller’s Purchased Shares other than this Agreement and the Company’s Governing Documents. Upon delivery of such Signing Seller’s Purchased Shares to TopCo on the Closing Date in accordance with this Agreement, the entire legal and beneficial interest in such Purchased Shares and good, valid and marketable title to such Purchased Shares, free and clear of all Liens (other than those imposed by applicable securities Laws or those incurred by TopCo), will pass to TopCo.

Section 7.4 Non-Contravention. The execution and delivery by such Signing Seller of this Agreement and each Ancillary Agreement to which it is a party or otherwise bound and the consummation by such Signing Seller of the Transactions, and compliance by such Signing Seller with any of the provisions hereof and thereof, will not, (a) if such Signing Seller is an entity, conflict with or violate any provision of such Signing Seller’s Governing Documents, (b) conflict with or violate any Law, order or consent applicable to such Signing Seller or any of its properties or assets or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) result in a right of termination or acceleration under, (v) give rise to any obligation to make payments (including as a penalty) or provide compensation under, (vi) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of such Signing Seller under, (vii) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (viii) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which such Signing Seller is a party or such Signing Seller or its properties or assets are otherwise bound, except for any deviations from any of the foregoing clauses (a), (b) or (c) that has not had and would not reasonably be expected to materially impair or delay the ability of such Signing Seller to consummate the Transactions.

Section 7.5 No Litigation. There is no Action pending or, to the knowledge of such Signing Seller, threatened in writing, nor any order is outstanding, against or involving such Signing Seller, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to materially and adversely affect the ability of such Signing Seller to consummate the Transactions and discharge its obligations under this Agreement and the Ancillary Agreements to which such Signing Seller is or is required to be a party.

Section 7.6 Investment Representations. Such Signing Seller: (a) is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act; (b) is acquiring its portion of the TopCo Ordinary Shares for itself for investment purposes only, and not with a view towards any resale or distribution of such TopCo Ordinary Shares; (c) has been advised and understands that the TopCo Ordinary Shares (i) are being issued in reliance upon one or more exemptions from the registration requirements of the Securities Act and any applicable state securities Laws, (ii) have not been and shall not be registered under the Securities Act or any applicable state securities Laws and, therefore, must be held indefinitely and cannot be resold unless such TopCo Ordinary Shares are registered under the Securities Act and all applicable state securities Laws, unless exemptions from registration are available and (iii) may be subject to additional restrictions on transfer pursuant to the Registration Rights Agreement and Lock-

Up Agreement (if applicable); (d) is aware that an investment in TopCo is a speculative investment and is subject to the risk of complete loss; and (e) acknowledges that except as set forth in the Registration Rights Agreement and Lock-Up Agreement, TopCo is under no obligation hereunder to register the TopCo Ordinary Shares under the Securities Act. Such Signing Seller has complied in all material respect with all applicable laws and regulations of the country of such Signing Seller’s residence that relate directly or indirectly to such Signing Seller’s purchase of the TopCo Ordinary Shares and otherwise complying with such Signing Seller’s obligations under this Agreement. Such Signing Seller understands that the exchange of the TopCo Ordinary Shares is made pursuant to and in reliance upon an exemption from registration pursuant to Section 4(a)(2) and/or Regulation S, as applicable. If such Signing Seller is not a U.S. person (as defined in Regulation S), it is acquiring the TopCo Ordinary Shares in an offshore transaction in reliance on Regulation S, and it has received all the information that it considers necessary and appropriate to decide whether to acquire the TopCo Ordinary Shares hereunder outside of the United States. Such Signing Seller is not relying on any statements or representations made in connection with the Transactions other than representations contained in this Agreement. Such Signing Seller understands and agrees that securities sold pursuant to Regulation S may be subject to restrictions thereunder, including compliance with the distribution compliance period provisions therein. Such Signing Seller understands that the TopCo Ordinary Shares issued at the Closing will not have been registered under the Securities Act. Such Signing Seller understands that the TopCo Ordinary Shares may not be resold, transferred, pledged or otherwise disposed of by such Signing Seller absent an effective registration statement under the Securities Act except (i) to TopCo or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act and subject to any limitations set forth in Regulation S, or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any TopCo Ordinary Shares shall contain a legend or restrictive notation to such effect. Such Signing Seller does not have any Contract with any Person to sell, transfer, or grant participations to such Person, or to any third Person, with respect to the TopCo Ordinary Shares. By reason of such Signing Seller’s business or financial experience, or by reason of the business or financial experience of such Signing Seller’s “purchaser representatives” (as that term is defined in Rule 501(h) under the Securities Act), such Signing Seller is capable of evaluating the risks and merits of an investment in TopCo and of protecting its interests in connection with this investment. Such Signing Seller has consulted, as such Signing Seller has deemed advisable (or has had the opportunity to consult with and has declined to do so), with its own attorneys, accountants or investment advisors with respect to the investment contemplated hereby and its suitability for such Signing Seller. Such Signing Seller acknowledges that the TopCo Ordinary Shares are subject to dilution for events not under the control of such Signing Seller. Such Signing Seller has completed its independent inquiry and has relied upon the advice of its own Representatives in determining the legal, tax, financial and other consequences of this Agreement and the Transactions and the suitability of this Agreement and the Transactions for such Signing Seller and its particular circumstances, and, except as set forth in Article V (including the related portions of the SPAC Disclosure Schedules) and Article VI, has not relied upon any representations or advice by TopCo, SPAC or their respective Representatives. Such Signing Seller acknowledges and agrees that, except as set forth in Article V (including the related portions of the SPAC Disclosure Schedules) and Article VI, no representations or warranties have been made by TopCo, Merger Sub, SPAC or any of their respective Representatives, and that such Signing Seller has not been guaranteed or represented to by any Person, (i) any specific amount or the event of the distribution of any cash, property or other interest in TopCo or (ii) the profitability or value of the TopCo Ordinary Shares in any manner whatsoever. Such Signing Seller: (A) has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so); and (B) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

Section 7.7 Information Supplied. None of the information supplied or to be supplied by such Signing Seller expressly for inclusion or incorporation by reference in the Proxy/Registration Statement, any current report of SPAC on Form 8-K shall, (i) in the case of the Proxy/Registration Statement, on the effective date of the Proxy/Registration Statement, (ii) in the case of the Proxy/Registration Statement (or any amendment thereof or supplement thereto) or any current report of SPAC on Form 8-K, when each is filed, made available, mailed or distributed, as the case may be and (iii) in the case of the Proxy/Registration Statement, at the time of the SPAC Stockholder Meeting and the Closing Date, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For the avoidance of doubt, none of the Signing Sellers make any representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC or its Affiliates.

Section 7.8 Independent Investigation. Such Signing Seller has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of SPAC, TopCo and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of SPAC, TopCo and Merger Sub for such purpose. Such Signing Seller acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of SPAC, TopCo and Merger Sub set forth in this Agreement (including the related portions of the SPAC Disclosure Schedules) and in any certificate delivered to such Signing Seller pursuant hereto, and the information provided by or on behalf of SPAC, TopCo or Merger Sub for the Proxy/Registration Statement; and (b) none of SPAC, TopCo, Merger Sub or their respective Representatives have made any representation or warranty as to SPAC, TopCo, Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the SPAC Disclosure Schedules) or in any certificate delivered to such Signing Seller pursuant hereto.

Section 7.9 No Additional Representations or Warranties. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SPAC OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article VII (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULES), THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD, (A) NONE OF THE SIGNING SELLERS MAKES, AND SUCH SIGNING SELLER EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, (I) IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY OF THE TRANSACTIONS, (II) WITH RESPECT TO SUCH SIGNING SELLER, AND ANY MATTER RELATING TO ANY OF THEM, INCLUDING THEIR AFFAIRS, THE CONDITION, VALUE OR QUALITY OF THE ASSETS, LIABILITIES, FINANCIAL CONDITION OR RESULTS OF OPERATIONS, OR (III) WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF ANY STATEMENT OR INFORMATION THAT HAVE BEEN MADE AVAILABLE TO SPAC OR ANY OF ITS REPRESENTATIVES, AND (B) NO STATEMENT OR INFORMATION CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY SPAC, ANY SPAC NON-RECOURSE PARTY OR ANY OTHER PERSON IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE VII, THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS, FORECASTS, BUDGETS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY ANY GROUP COMPANY, ARE NOT AND SHALL NOT BE DEEMED TO

BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, ANY COMPANY NON-RECOURSE PARTY OR ANY OTHER PERSON, AND, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS Article VII, THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD, ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY SPAC, ANY SPAC NON-RECOURSE PARTY OR ANY OTHER PERSON IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS.

ARTICLE VIII

COVENANTS OF THE COMPANY AND THE SIGNING SELLERS

Section 8.1 Company Conduct of Business. Except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as reasonably necessary to comply with applicable Law, (iii) as set forth on Section 8.1 of the Company Disclosure Schedules, or (iv) as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), from the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article XIII (the “Interim Period”), the Company shall use its commercially reasonable efforts, and shall cause the other Group Companies to use their commercially reasonable efforts, to operate its business in the Ordinary Course and in compliance with applicable Laws in all material respects, and use commercially reasonable efforts to maintain in effect all material Permits of the Group Companies necessary to conduct its business as now conducted. Without limiting the generality of the foregoing, except (A) as expressly permitted by this Agreement or the Ancillary Agreements, (B) as required by applicable Law, (C) as set forth on Section 8.1 of the Company Disclosure Schedules, (D) for the incurrence of Company Transaction Expenses; or (E) as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld or delayed or denied), the Company shall not, and shall cause the other Group Companies not to, directly or indirectly:

(a) change or amend the Governing Documents of any Group Company;

(b) fail to maintain its books, accounts and records in all material respects in the Ordinary Course of business consistent with past practice;

(c) split, combine, reclassify, recapitalize, reduce or otherwise amend any terms of any shares or series of the Group Companies’ authorized capital, except as contemplated by this Agreement or for any such transaction by a wholly-owned Subsidiary of a Group Company that remains a wholly-owned Subsidiary of such Group Company after consummation of such transaction;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares, membership interests or other equity interests of any Group Company, except for (i) transactions between a Group Company and any wholly-owned Subsidiary of such Group Company, (ii) repurchases of Company Shares acquired upon exercise of Company Options in the Ordinary Course, and (iii) the withholding, in the Ordinary Course, of Company Shares to satisfy the exercise or strike price of any Company Options, as well as any Tax obligations with respect to the Company Options;

(e) (i) sell, assign, transfer, convey, license, lease, abandon, allow to lapse, or otherwise dispose of any material assets or properties of the Group Companies, except for (A) dispositions of assets or properties in the Ordinary Course, (B) sales of inventory in the Ordinary Course or (C) transactions solely among the Group Companies, (ii) disclose any Confidential Information to any Person who has not entered into a written confidentiality agreement or is not otherwise subject to confidentiality obligations, or (iii) create, subject or incur any Lien on any material assets or properties of the Group Companies, other than Permitted Liens;

(f) except for the consummation of acquisitions pursuant to a Company Material Contract set forth on Section 8.1(f) of the Company Disclosure Schedule, acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the equity or assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(g) except as required by this Agreement, (i) make, change, or revoke an entity classification election or other material election for U.S. federal income Tax purposes for any of the Group Companies, (ii) settle or compromise any material U.S. federal, state, local, or non-U.S. Tax liability, (iii) change any annual Tax accounting period, adopt, change or revoke any method, practice, policies or basis of Tax accounting, (iv) enter into any clearance, special arrangement closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment, (v) change its jurisdiction of tax residency, (vi) enter into any Tax sharing or Tax indemnification agreement (other than (A) one that is included in a Contract entered into in the Ordinary Course that is not primarily related to Taxes, or (B) with any other Group Company or any of its current Affiliates), or (vii) fail to pay any material Taxes when due, in each case, that could reasonably be expected to have an adverse and material impact on any of the Group Companies;

(h) settle any Action, other than settlements that involve only the payment of monetary damages (and not the imposition of material equitable relief on, or the admission of wrongdoing by, a Group Company or its Affiliates), individually or in the aggregate, in excess of $7,500,000, unless such amount has been reserved in the Unaudited Financial Statements or PCAOB Financial Statements;

(i) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Group Company, merge or consolidate with any Person or be acquired by any Person, or file for bankruptcy in respect of any Group Company;

(j) except as set forth on Section 8.1(j) of the Company Disclosure Schedules, or for new grants to employees or new hires (“New Option Grants”), (i) issue any additional Group Company Interests or securities exercisable for or convertible into Group Company Interests, other than Company Shares issued upon vesting or settlement of any equity award, upon exercise of any vested Company Option, or upon conversion of all or any part of the Company Convertible Securities, (ii) grant any options, warrants, convertible equity instruments or other equity-based awards that relate to the equity of any Group Company, except for Company Options the grant (including the number of shares underlying the option or unit, the exercise price and the other material terms and conditions of the grant) of which has been approved by the Company Board prior to the date of this Agreement but for which the related grant agreement has not yet been entered into or that is granted to a newly hired or promoted employee in the Ordinary Course, or (iii) amend, modify or waive any of the terms or rights set forth in any Company Options, including, without limitation, any acceleration of vesting or, with respect to any Company Options, any amendment, modification or reduction of the exercise, conversion or warrant price set forth therein;

(k) other than Company Aircraft leases, incur or assume any Indebtedness for borrowed money, individually or in the aggregate, in excess of $12,000,000;

(l) enter into, renew or amend in any material respect (i) any transaction or Contract with a Company Shareholder or any of their respective family members or other related Persons that would require disclosure of transactions therewith under Item 404 of Regulation S-K promulgated by the SEC or (ii) any Contract between any Group Company and any broker, finder, investment banker or financial advisor with respect to the Transactions;

(m) limit the right of any Group Company to engage in any line of business or in any geographic area, or to compete with any Person;

(n) fail to maintain in full force and effect in all material respects, or fail to replace or renew, the insurance policies of the Group Companies;

(o) convert the Company to any form of legal entity other than a corporation; and

(p) enter into any agreement or otherwise make a binding commitment to do any action prohibited under this Section 8.1.

During the Interim Period, the Company shall, and shall cause its Subsidiaries to, comply (i) in all material respects with, and continue performing under, as applicable, the Company’s Governing Documents, such Subsidiary’s Governing Documents, and all other Company Material Contracts to which any of the Group Companies may be a party, and (ii) with all applicable Sanctions Laws. If, during the Interim Period, the Company (A) receives written notice of any actual, alleged or potential violation of any Sanctions Laws, (B) becomes a party to or the subject of any pending (or to the knowledge of the Company, threatened in writing) Action by or before any Governmental Authority (including receipt of any subpoena) related to any actual violation of any Sanctions Laws, or (C) otherwise becomes aware of any actual violation of any Sanctions Laws, it shall provide prompt written notice to the SPAC of such actual violation.

Section 8.2 Conduct of Business by TopCo and Merger Sub. From and after the date of this Agreement until the earlier of the Merger Effective Time or the termination of this Agreement in accordance with its terms, neither TopCo nor Merger Sub shall engage in any activities other than the execution of this Agreement or the Ancillary Agreements to which it is party and the performance of its obligations hereunder and thereunder in furtherance of the Transactions (and matters ancillary thereto).

Section 8.3 Shareholder Rights Plans. The Company shall not adopt any shareholder rights plan or similar agreement to which any Group Company would be or become subject, party or otherwise bound.

Section 8.4 No Trading in SPAC Stock. The Company acknowledges and agrees that it and each other Group Company is aware of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise and other applicable Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of SPAC (except with the prior written consent of SPAC), take any other action with respect to SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 8.5 Annual and Interim Financial Statements.

(a) The Company shall use reasonable best efforts to deliver to SPAC, as promptly as reasonably practicable following the date of this Agreement, (a) true and complete copies of the audited consolidated balance sheet of the Company as of December 31, 2021 and December 31, 2022, and the related audited consolidated statements of income and cash flows of the Company for each of the years ended December 31, 2021 and December 31, 2022 (collectively, the “Audited Financial Statements”), and which contain an unqualified report of the Company’s auditors and such Audited Company Financials have been signed by the Company’s independent auditors in connection with the filing of the Proxy/Registration Statement. The Audited Financial Statements (i) shall be certified as audited in accordance with IFRS and the standards of the PCAOB by a PCAOB qualified auditor upon the filing of the initial Proxy/Registration

Statement, (ii) shall contain an unqualified report of the Company’s auditors, and TopCo’s auditors, if applicable, and (iii) shall comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of delivery (including Regulation S-X or Regulation S-K, as applicable).

(b) Following any “staleness” date (as determined in accordance with the applicable rules and regulations of the SEC) applicable to the financial statements that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Proxy/Registration Statement (including pro forma financial information) that occurs prior to the Closing Date, the Company shall use reasonable best efforts to deliver as promptly as reasonably practicable, any financial statements of the Company, any Subsidiaries of the Company and TopCo that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Proxy/Registration Statement (including pro forma financial information) (such audited or unaudited financial statements, including, without limitation, an audited consolidated balance sheet and the related audited consolidated statement of income and cash flows of the Company as of and for the year ended December 31, 2023, the “Additional Financial Statements” and together with the Audited Financial Statements, the “PCAOB Financial Statements”).

(c) The PCAOB Financial Statements (i) will be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be individually or in the aggregate material) and the absence of notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations and comprehensive loss, shareholders’ deficit and cash flows of the applicable entity as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be individually or in the aggregate material)), (iii) in the case of any audited financial statements, will be audited to the extent required by applicable rules and regulations of the SEC in accordance with the standards of the PCAOB and will contain an unqualified report of the applicable entity’s auditors and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of delivery (including Regulation S-X of the SEC or Regulation S-K of the SEC, as applicable).

(d) The Company shall use its commercially reasonable efforts (i) to assist TopCo and SPAC in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy/Registration Statement and any other filings to be made by TopCo or SPAC with the SEC in connection with the Transactions and (ii) to obtain the consents of the auditors of the Company, any Subsidiaries of the Company and TopCo, as applicable, with respect thereto as may be required by applicable Law or requested by the SEC.

Section 8.6 No Waiver of Contractual Representations and Warranties. The Company has agreed that SPAC’s rights with respect to the express representations and warranties set forth herein are part of the basis of the bargain contemplated by this Agreement, and SPAC’s rights, including any right to terminate this Agreement in connection with a breach by the Company of its express representations and warranties shall not be affected or waived by virtue of (and SPAC shall be deemed to have relied upon the express representations and warranties set forth herein notwithstanding) any knowledge on the part of SPAC of any untruth of any such representation or warranty of the Company expressly set forth in this Agreement, regardless of whether such knowledge was obtained through SPAC’s own investigation or through disclosure by the Company or another person, and regardless of whether such knowledge was obtained before or after the execution and delivery of this Agreement.

Section 8.7 Company Option Ledger. The Company agrees to provide to SPAC an updated Company Option ledger immediately prior to the Share Exchange Effective Time, which shall include any (a) new Company Options granted following the date hereof, (b) Company Options exercised between the date hereof and Closing and (c) Company Options cancelled and/or assumed in accordance with Section 2.3(b) and Section 2.3(c) above.

ARTICLE IX

COVENANTS OF THE SIGNING SELLERS

Section 9.1 Seller Vote In Favor of the Transactions. In connection with any consent, written or otherwise, of the shareholders of the Company or any class of shareholders of the Company or in any other circumstances upon which a vote, consent, action or other approval is sought with respect to this Agreement, the Ancillary Agreements and the Transactions, the Signing Sellers (in each case from the date on which each Signing Seller becomes a party to this Agreement) shall: (a) approve, authorize, action (including voting or causing to be voted, including by proxy, if applicable, in favor of), consent to the Transactions and the consummation by the Company of the Transactions as required by, and waive and disapply any and all pre-emption rights, rights of first refusal, tag along, drag along and other rights which may have been conferred on such Signing Seller under the Company’s Governing Documents and any other agreement, (b) take any steps as may be required in relation to their Company Shares for the purposes of the consummation by the Company of the Transactions or in order to obtain any approval required in connection with the Transactions (including, for the avoidance of doubt, any conversion of Company Series A Shares into Company Ordinary Shares), and (c) at any meeting of shareholders of the Company or any class of shareholders of the Company or at any adjournment or postponement thereof, or in connection with any written consent of the shareholders of the Company or in any other circumstances upon which the Shareholder’s vote, consent or other approval is sought: (i) if a meeting is held, appear at such meeting in person or by proxy or otherwise cause such Signing Seller’s Company Shares to be counted as present at such meeting for purposes of establishing a quorum; and (ii) vote (or cause to be voted) the Company Shares (including by proxy, withholding class vote and/or written consent, if applicable) (x) in favor of the matters contemplated by this Agreement, the Ancillary Documents or as necessary for the consummation by the Company of the Transactions, in each case pursuant to the Company’s Governing Documents and any other agreement; and (y) against (A) any Competing Transaction, and (B) any amendment to the Governing Documents of the Company or other proposal or transaction involving any Group Company which amendment or other proposal or transaction would be reasonably likely to in any material respect impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a material breach by the Company of, prevent or nullify any provision of this Agreement or any Ancillary Agreement or the Transactions, or change in any manner the voting rights of any class of the Company’s share capital.

Section 9.2 No Transfer. Other than (a) pursuant to this Agreement or (b) upon the consent of the Company and SPAC, during the Interim Period, each Signing Seller (from the date on which such Signing Seller becomes a party to this Agreement) shall not, directly or indirectly, (i) sell, transfer, tender, grant, pledge, assign or otherwise dispose of (including by gift, tender or exchange offer, merger or operation of law), encumber, hedge or utilize a derivative to transfer the economic interest in (collectively, “Transfer”), or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Company Shares to any Person other than pursuant to the Share Exchange; or (ii) grant any proxies (other than as set forth in this Agreement or a proxy granted to a representative of such Signing Seller to attend and vote at a shareholders meeting which is voted in accordance with this Agreement) or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of the Company Shares), or enter into any other agreement, with respect to any Company Shares; provided, that the foregoing shall not prohibit the transfer of Company Shares by a Signing Seller under the following circumstances (collectively, “Permitted Transfers”): (A) to a Signing Seller or an affiliate of a Signing Seller; (B) as a bona fide gift or gifts, (C) to a charitable organization; (D) to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of the Signing Seller or any other person with whom the Signing Seller has a relationship by blood, marriage or adoption not more remote than first cousin; (E) if the Signing Seller is an individual, by will or intestate succession upon the death of such Signing Seller; (F) by operation of law, such as pursuant to a qualified domestic order or the dissolution of marriage or civil union (including, without limitation, a divorce settlement); (G) if the Signing Seller is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, to another corporation, partnership, limited liability company, trust, syndicate, association or other business entity that controls, is controlled by or is under common control or management with the undersigned or its affiliates; and (H) the Company or an affiliate of the Company; provided, further, that for such Transfer to be considered a Permitted Transfer, such transferee shall execute a Seller Joinder agreeing to become a party to this Agreement as a Seller (except in the case of a Transfer to the Company or made as a bona fide gift). Any action attempted to be taken in violation of the preceding sentence will be null and void and the Company shall refuse to approve and register any Transfer which is not a Permitted Transfer. Each Signing Seller hereby authorizes and requests SPAC or the Company to notify the Company’s transfer agent or such other Person with the responsibility for maintaining the Company’s register of members that there is a stop transfer order with respect to all of the Company Shares (and that this Agreement places limits on the voting of the Company Shares). Each Signing Seller agrees with, and covenants to, SPAC and the Company that such Signing Seller shall not request that the Company register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of the Company Shares in violation of this Section 9.2.

ARTICLE X

COVENANTS OF SPAC

Section 10.1 Trust Account Payments. Upon satisfaction or waiver of the conditions set forth in Article XII and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to SPAC Stockholders pursuant to the SPAC Share Redemptions, and (2) immediately thereafter, disburse all remaining amounts then available in the Trust Account as directed by SPAC, subject to this Agreement and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 10.2 SPAC Nasdaq Listing. From the date of this Agreement until the Closing, SPAC shall use reasonable best efforts to ensure that the SPAC Class A Common Stock, SPAC Warrants and SPAC Units remain listed on Nasdaq. From the date of this Agreement until the Closing, SPAC shall promptly notify the Company of any communications or correspondence from Nasdaq with respect to the listing of SPAC Class A Common Stock, SPAC Warrants, SPAC Units or other securities of SPAC, compliance with the rules and regulations of Nasdaq, and any threatened suspension of listing or delisting action contemplated or threatened by Nasdaq. Prior to the Closing Date, TopCo shall apply for, and shall use commercially reasonable efforts to cause, the TopCo Shares to be issued in connection with the Transactions and TopCo Warrants to be approved for listing on Nasdaq, and accepted for clearance by DTC, subject to official notice of issuance.

Section 10.3 SPAC Conduct of Business.

(a) Except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law, Governmental Authority, or any Contract to which SPAC is a party, (iii) as set forth on Section 10.3(a) of the SPAC Disclosure Schedules, (iv) for the incurrence of SPAC Transaction Expenses or (v) as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, SPAC shall use its commercially reasonable efforts to, and shall cause each of its Subsidiaries to use their commercially reasonable efforts to, operate its business in the Ordinary Course and in compliance with applicable Laws in all material respects, and shall not, and shall cause each of its Subsidiaries not to:

(i) change, modify or amend the Trust Agreement or the SPAC’s Governing Documents, or seek any approval from the SPAC Stockholders to take any such action, except as contemplated by the Transaction Proposals;

(ii) change, modify or amend the SPAC Warrant Agreement, including by reducing the Warrant Price (as defined in the SPAC Warrant Agreement);

(iii) (A) make or declare any dividend or distribution to the SPAC Stockholders or make any other distributions in respect its capital stock, share capital or equity interests, (B) split, combine, reclassify or otherwise amend any terms of any shares or series of its capital stock or equity interests or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests, other than a redemption of SPAC Common Stock (prior to the Closing Date) made as part of the SPAC Share Redemptions;

(iv) merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other Person or be acquired by any other Person;

(v) except as required by this Agreement, (i) make, change, or revoke an entity classification election or other material election for U.S. federal income Tax purposes for SPAC, (ii) settle or compromise any material U.S. federal, state, local, or non-U.S. Tax liability, (iii) change any annual Tax accounting period, or adopt, change or revoke any method of Tax accounting, (iv) amend any Tax Returns or file claims for Tax refunds, (v) enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment, (vi) change its jurisdiction of tax residency, (vii) surrender any right to claim a Tax refund, offset or other reduction in Tax liability, (viii) enter into any Tax sharing or Tax indemnification agreement (other than (A) one that is included in a Contract entered into in the Ordinary Course that is not primarily related to Taxes, or (B) with any other Group Company or any of its current Affiliates), or (ix) fail to pay any material Taxes when due; in each case, that could reasonably be expected to have an adverse and material impact on SPAC;

(vi) enter into, renew or amend in any material respect, any transaction or Contract (A) with an Affiliate of SPAC (including, for the avoidance of doubt, (x) Sponsor and (y) any Person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of five percent (5%) or more), (B) with any SPAC Stockholder except as permitted or contemplated by this Agreement or (C) between SPAC and any broker, finder, investment banker or financial advisor with respect to any of the Transactions;

(vii) except in connection with any SPAC Extension Expenses, incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell or guaranty any debt securities or warrants or other rights to acquire any debt securities or guaranty any debt securities of another Person;

(viii) (A) make any material change in its accounting principles, policies, procedures or methods unless required by an amendment in GAAP made subsequent to the date of this Agreement, as agreed to by its independent accountants, or (B) engage in any conduct in a new line of business or engage in any material commercial activities (other than to consummate the Transactions);

(ix) (A) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any SPAC Capital Stock or securities exercisable for or convertible into SPAC Capital Stock or (B) grant any options, warrants or other equity-based awards with respect to SPAC Capital Stock not outstanding on the date of this Agreement and disclosed in documents filed publicly with the SEC or (C) amend, modify or waive any of the material terms or rights set forth in any SPAC Warrant or the SPAC Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(x) waive, release, compromise, settle or agree to waive, release, compromise, or settle any Action;

(xi) except as set forth on Section 10.3(a)(xi) of the SPAC Disclosure Schedules, (A) hire, or otherwise enter into any employment, consulting or similar agreement with, any person, (B) grant any increase in the compensation of any current or former officer or director, (C) adopt any benefit plan for the benefit of any current or former officer or director, or (D) materially amend any existing agreement with any current or former officer or director;

(xii) except as set forth on Section 10.3(a)(xii) of the SPAC Disclosure Schedules, make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants, other than business expenses advanced to officers or directors in the Ordinary Course), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any Person;

(xiii) liquidate, dissolve, reorganize or otherwise wind-up its business and operations;

(xiv) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of SPAC Capital Stock or equity interests;

(xv) except as set forth on Section 10.3(a)(xv) of the SPAC Disclosure Schedules, purchase, repurchase, redeem (except for the exercise of the SPAC Share Redemption) or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of SPAC; or

(xvi) enter into any formal or informal agreement or otherwise make a binding commitment to do any action prohibited under this Section 10.3.

(b) During the Interim Period, SPAC shall comply in all material respects with, and continue performing under, as applicable, its Governing Documents, the Trust Agreement and all other SPAC Material Contracts to which it may be a party.

Section 10.4 SPAC Public Filings. During the Interim Period, SPAC will keep current and use reasonable best efforts to timely file all of the forms, reports, schedules, statements and other documents required to be filed by SPAC with the SEC, including all necessary amendments and supplements thereto, and otherwise comply in all material respects with applicable securities Laws (the “Additional SEC

Reports”). All such Additional SEC Reports (including any financial statements or schedules included therein) (i) shall be prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and/or the Sarbanes-Oxley Act, in each case to the extent applicable, and the rules and regulations promulgated thereunder and (ii) will not, at the time they are filed, and, if amended, as of the date of such amendment, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As used in this Section 10.4, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq. SPAC shall consult with the Company regarding any Additional SEC Reports which discuss or refer to this Agreement or the Transactions, except with respect to references that do not disclose information not previously disclosed in accordance with the terms of this Agreement, and shall provide the Company with a reasonable opportunity to review and provide comments to any such Additional SEC Reports prior to the filing of any such Additional SEC Reports; provided, however, that (i) such Company comments shall relate only to the Company or the Transactions; and (ii) SPAC will have the final approval with respect to the content of such Additional SEC Reports (provided that with respect to any other Company comments, SPAC’s acceptance of such comments shall not be unreasonably withheld, conditioned or delayed).

Section 10.5 SPAC Transaction Expenses. During the Interim Period, SPAC: (i) shall use commercially reasonable efforts to limit the SPAC Transaction Expenses, including without limitation any cash expenses required to be paid at the Closing, to those expenses reasonable and necessary in connection with completion of the Transactions; (ii) shall not, directly or indirectly, create, incur, assume or otherwise become liable for any expenses outside the Ordinary Course, unless SPAC obtains the prior written consent of the Company, except for any SPAC Extension Expenses; and (iii) shall use commercially reasonable efforts to cause SPAC Transaction Expenses to be payable in shares of SPAC Common Stock or SPAC Warrants deliverable by Sponsor.

Section 10.6 SPAC Extension. Unless the Closing has occurred or this Agreement shall have otherwise been terminated in accordance with the provisions set forth in Section 13.1, SPAC shall use commercially reasonable efforts to take any and all actions necessary, including filing a proxy statement, amending the SPAC’s Governing Documents and obtaining the necessary approval from the SPAC Stockholders, to extend the deadline by which SPAC must complete its initial Business Combination (a “SPAC Extension”) until a date mutually agreed in writing between SPAC and the Company.

Section 10.7 SPAC Class B Common Stock Conversion. As promptly as practicable after the SPAC Extension (and in any case, within ten (10) Business Days of the date thereof), SPAC shall, and shall cause Sponsor to (pursuant to the Sponsor Support Agreement), convert substantially all of the shares of SPAC Class B Common Stock issued and outstanding for a number of validly issued, fully paid and nonassessable shares of SPAC Class A Common Stock equal to the SPAC Class B Conversion Ratio (for the avoidance of doubt, after taking into account the waiver of Section 4.3(b)(ii) of the SPAC Certificate of Incorporation pursuant to the Sponsor Support Agreement).

ARTICLE XI

JOINT COVENANTS

Section 11.1 Regulatory Approvals; Other Filings.

(a) Each of the Company and SPAC shall, and shall cause its Affiliates to, use its commercially reasonable efforts to cooperate in good faith with the other party and with any Governmental Authority in connection with the Transactions and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, clearances, Actions, nonactions or waivers in order to complete lawfully the Transactions under the Laws set forth and described on Section 11.1(a) of the Company Disclosure Schedules (the “Regulatory Approvals”) as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary to consummate the Transactions. Each of the Company and SPAC shall, and shall cause its Affiliates to, use commercially reasonable efforts to take such action as may be required to obtain each required Regulatory Approval with respect to the Transactions as promptly as practicable after the execution of this Agreement. In furtherance and not in limitation of this Section 11.1(a), to the extent required under any Antitrust Laws, each party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, with respect to the Transactions as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws.

(b) With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and SPAC shall, and shall cause its Affiliates to, (i) promptly submit all notifications, reports, and other filings required to be submitted to a Governmental Authority in order to obtain the Regulatory Approvals; (ii) diligently and expeditiously defend and use commercially reasonable efforts to obtain any necessary clearance, approval, consent or Regulatory Approval under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (iii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to SPAC, and SPAC shall promptly furnish to the Company, copies of any substantive notices or written communications received by such party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each such party shall permit counsel to the other party an opportunity to review in advance, and each such party shall consider in good faith the views of such counsel in connection with, any proposed substantive written communications by such party or its Affiliates to any Governmental Authority concerning the Transactions. Neither the Company nor SPAC shall, nor shall they permit their Affiliates to, enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the written consent of the other party. To the extent not prohibited by Law, the Company agrees to provide SPAC and its counsel, and SPAC agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Each of the Company and SPAC agrees to make all filings, to provide all information reasonably required of such party and to reasonably cooperate with each other, in each case, in connection with the Regulatory Approvals; provided, further, that such party shall not be required to provide information to the other party to the extent that (w) any applicable Law requires it or its Affiliates to restrict or prohibit access to such information, (x) in the reasonable judgment of such party, the information is subject to confidentiality obligations to a third party, (y) in the reasonable judgment of such party, the information is commercially sensitive and disclosure of such information would have a material impact on the business, results of operations or financial condition of such party, or (z) disclosure of any such information would reasonably be likely to result in the loss or waiver of the attorney-client, work product or other applicable privilege. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Section 11.1 or otherwise in this Agreement shall require any Group Company, SPAC or any of their Affiliates to offer, propose, negotiate, agree to, consent to or effect (A) the sale, divestiture, transfer, license or other disposal of, or hold separate with respect to, any entities, assets, businesses or interests, (B) the creation, termination, amendment or assignment of commercial relationships, agreements, licenses or contractual rights or obligations, (C) conduct of business restrictions, including restrictions on any party’s or its Affiliates’ ability to manage, operate or own any entities, assets, businesses or interests, (D) any other change or restructuring of any entities, assets, businesses or interests, or of any party or its Affiliates or (E) any other remedy, condition, undertaking or commitment of any kind. Neither the Company nor SPAC shall, nor shall they permit their Affiliates to, take any of the actions described in the foregoing sentence without the other party’s prior written consent. None of the Group Companies, SPAC or any of their Affiliates shall be required to contest, resist, defend against or appeal any Action, whether judicial or administrative, challenging or seeking to prevent, prohibit, delay or declare unlawful this Agreement or any of the Transactions.

(c) The Company, on the one hand, and SPAC, on the other hand, shall each be responsible for and pay one-half of any and all filing fees payable to Governmental Authorities in connection with the Transactions, including but not limited to: (i) any filing fees payable to the SEC relating to the filing of the Proxy/Registration Statement and (ii) any filing fees payable pursuant to any Regulatory Approvals required to be obtained in connection with the Transactions, as applicable.

Section 11.2 Preparation of Proxy/Registration Statement; SPAC Stockholder Meeting and Approvals.

(a) Proxy/Registration Statement. As promptly as reasonably practicable after the Audited Financial Statements and, if applicable, the Additional Financial Statements required to be included in the initial filing of the Proxy/Registration Statement are delivered to SPAC (but no later than 15 days after such delivery), TopCo, SPAC and the Company shall prepare and TopCo shall file (and the Company shall cause TopCo to file) with the SEC a proxy/registration statement on Form F-4 (as amended or supplemented from time to time, the “Proxy/Registration Statement”) relating to the meeting of SPAC Stockholders (including any adjournment or postponement thereof, the “SPAC Stockholder Meeting”) (x) in connection with the registration under the Securities Act of certain TopCo Shares to be issued pursuant to this Agreement, (y) to provide the SPAC Stockholders holding shares of SPAC Common Stock an opportunity to redeem their shares of SPAC Common Stock in the SPAC Share Redemption in accordance with the Governing Documents of SPAC and (z) to solicit proxies from SPAC Stockholders for the approval and adoption of: (A) this Agreement, the Ancillary Agreement and the Transactions (the “Merger Proposal”), (B) any other proposals as the SEC or Nasdaq (or the respective staff members thereof) may indicate are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto in connection with the Transactions, (C) any other proposals as determined by SPAC and the Company to be necessary or appropriate in connection with the Transactions, (D) the appointment of the members of the Post-Closing Board of Directors in accordance with Section 11.9 hereof, (E) the amendment of the letter agreement, dated November 2, 2021, entered into between SPAC, the Sponsor and the other parties thereto, and (F) adjournment of the SPAC Stockholder Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (F), collectively, the “Transaction Proposals”). Each of TopCo, the Company and SPAC shall furnish all information concerning such party as any such other party may reasonably request in connection with such actions and the preparation of the Proxy/Registration Statement. Each party shall use commercially reasonable efforts to (1) cause the Proxy/Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto, including all rules and regulations promulgated by the SEC, (2) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy/Registration Statement, (3) cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable and (4) keep the Proxy/Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Proxy/Registration Statement, the Company and SPAC shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of TopCo Shares pursuant to this Agreement. Each of the Company and SPAC also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company and SPAC shall furnish all information concerning the

Company and its Subsidiaries (in the case of the Company) or SPAC and its Subsidiaries (in the case of SPAC) and any of their respective shareholders as may be reasonably requested in connection with any such action. As promptly as practicable after the Proxy/Registration Statement is declared effective by the SEC, SPAC shall mail (or cause to be mailed) the Proxy/Registration Statement to the SPAC Stockholders. Each of TopCo, SPAC and the Company shall furnish to such other parties all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy/Registration Statement, a current report of SPAC on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of SPAC, the Company or their respective Affiliates to any regulatory authority (including Nasdaq) in connection with the Transactions. SPAC shall comply in all material respects with all applicable rules and regulations promulgated by the SEC, any applicable rules and regulations of Nasdaq, the Governing Documents of SPAC, and this Agreement in the distribution of the Proxy/Registration Statement, any solicitation of proxies thereunder, the calling and holding of the SPAC Stockholder Meeting and the SPAC Share Redemption. Each of TopCo, the Company and SPAC shall provide such other parties and their respective legal counsels with a reasonable opportunity to review and comment upon drafts of the Proxy/Registration Statement, and shall give reasonable consideration to any comments made by any such party and its legal counsels prior to the filing of the Proxy/Registration Statement with the SEC. The Company, on the one hand, and SPAC, on the other, shall each be responsible for and pay one half of the costs for the preparation, filing and mailing of the Proxy/Registration Statement (excluding, for the avoidance of doubt, the fees and expenses of outside counsels, financial advisors, consultants and other advisors of each party incurred in connection therewith, which shall be paid by such party).

(i) Without limiting Section 11.2(a), any filing of, or amendment or supplement to, the Proxy/Registration Statement will be prepared by TopCo, SPAC and the Company and filed by TopCo with the SEC. Each of TopCo, SPAC and the Company will advise the such other parties, promptly after receiving notice thereof, of the time when the Proxy/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of TopCo Shares to be issued or issuable in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy/Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide such other parties with a reasonable opportunity to provide comments and amendments to any such filing. TopCo, SPAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Proxy/Registration Statement and any amendments filed in response thereto.

(ii) If, at any time prior to the Closing, any event or circumstance relating to SPAC or its officers or directors is discovered by SPAC which should be set forth in an amendment or a supplement to the Proxy/Registration Statement or a current report of SPAC on Form 8-K, SPAC shall promptly inform the Company. If, at any time prior to the Closing, any event or circumstance relating to TopCo, the Company, any of their respective Subsidiaries, officers or directors is discovered by TopCo or the Company which should be set forth in an amendment or a supplement to the Proxy/Registration Statement or a current report of SPAC on Form 8-K, TopCo or the Company, as applicable, shall promptly inform SPAC. Thereafter, SPAC and the Company shall promptly cooperate in the preparation of an appropriate amendment or supplement to the Proxy/Registration Statement describing or correcting such information and shall promptly file such amendment or supplement with the SEC and, to the extent required by Law, disseminate such amendment or supplement to the SPAC Stockholders.

(iii) If, in connection with the preparation and filing of the Proxy/Registration Statement or the SEC’s review thereof, the SEC requests or requires that a Tax opinion with respect to the U.S. federal income tax consequences of the Transactions be prepared and submitted, the parties shall deliver to counsel tasked with preparing such Tax opinion customary Tax representation letters satisfactory to such counsel, dated and executed as of the date such relevant filing shall have been declared effective by the SEC and such other date(s) as determined to be reasonably necessary by such counsel in connection with the preparation and filing of such Tax opinion. Notwithstanding anything to the contrary in this Agreement, none of SPAC, the Company or their respective Tax advisors are obligated to provide any opinion that the Transactions qualify for the Intended U.S. Tax Treatment, other than a customary opinion regarding the material accuracy of any disclosure regarding U.S. federal income tax considerations of the Transactions included in the Proxy/Registration Statement as may be required to satisfy applicable rules and regulations promulgated by the SEC, nor will a Tax opinion by any party’s advisors be a condition precedent to the Transactions.

(b) SPAC Stockholders’ Approval. Prior to or as promptly as practicable after the Proxy/Registration Statement is declared effective under the Securities Act, SPAC shall establish a record date for, duly call, give notice of, and convene and hold the SPAC Stockholder Meeting (and in any event, such meeting shall be held not more than 25 days after the date on which the Proxy/Registration Statement is mailed to the SPAC Stockholders) for the purpose of voting on the Transaction Proposals and obtaining the SPAC Stockholders’ Approval (including any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement), providing SPAC Stockholders with the opportunity to elect to effect a SPAC Share Redemption and such other matters as may be mutually agreed by SPAC and the Company. SPAC will use its commercially reasonable efforts to (A) solicit from its stockholders proxies in favor of the adoption of this Agreement and the Transaction Proposals, including the SPAC Stockholders’ Approval, and will take all other action necessary or advisable to obtain such proxies and SPAC Stockholders’ Approval and (B) obtain the vote or consent of its stockholders required by and in compliance with all applicable Law or Nasdaq rules (as applicable) and the Governing Documents of SPAC; provided that none of SPAC, Sponsor or any of their Affiliates shall be required to pay any additional consideration to any SPAC Stockholder in order to obtain the SPAC Stockholders’ Approval. SPAC (x) shall consult with the Company regarding the record date and the date of the SPAC Stockholder Meeting and (y) shall not adjourn or postpone the SPAC Stockholder Meeting without the prior written consent of Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that SPAC may adjourn or postpone the SPAC Stockholder Meeting for a period of not longer than 10 days without any such consent (1) to the extent necessary to ensure that any supplement or amendment to the Proxy/Registration Statement that SPAC reasonably determines (following consultation with the Company) is necessary to comply with applicable Laws, is provided to the SPAC Stockholders in advance of a vote on the adoption of this Agreement, (2) if, as of the time that the SPAC Stockholder Meeting is originally scheduled, there are insufficient SPAC Common Stock represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the SPAC Stockholder Meeting or (3) if, as of the time that the SPAC Stockholder Meeting is originally scheduled, adjournment or postponement of the SPAC Stockholder Meeting is necessary to enable SPAC to solicit additional proxies required to obtain SPAC Stockholders’ Approval. SPAC shall provide the Company with (I) reasonable updates with respect to the tabulated vote counts received by SPAC, and (II) the right to review and discuss all material communications sent to SPAC Stockholders and holders of SPAC Warrants with respect to the SPAC Stockholder Meeting.

Section 11.3 Support of Transactions. (i) The Company and the Sellers shall, and shall cause the other Group Companies to, and (ii) SPAC and the Sellers shall, (a) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any Group Company or SPAC, as applicable, is required to obtain in order to consummate the Transactions, and (b) take or cause to be taken such other action as may be reasonably necessary or as the other party hereto may reasonably request to satisfy the conditions of Article XII or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable; provided that, notwithstanding anything contained herein to the contrary, nothing in this Agreement shall require any Group Company or SPAC or any of their respective Affiliates to (and no Group Company, SPAC or any of their respective Affiliates shall, without the other party’s prior written consent) (i) commence or threaten to commence, pursue or defend against any Action (except as required under Section 11.6), whether judicial or administrative, (ii) seek to have any stay or other Governmental Order vacated or reversed, (iii) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of the Group Companies, (iv) take or commit to take actions that limit the freedom of action of any of the Group Companies or SPAC with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of the Group Companies or SPAC or (v) grant any financial, legal or other accommodation to any other Person (for the avoidance of doubt, without limiting the express obligations of such parties under the terms of this Agreement and the Ancillary Agreements).

Section 11.4 Joining Sellers. The Company shall use commercially reasonable efforts to obtain executed Seller Joinders pursuant to applicable Law from all Company Shareholders not party to this Agreement as of the date hereof within 45 days after the date of this Agreement. In the event any Company Shareholders have not executed a Seller Joinder at such time, SPAC may reasonably recommend, and the Company and the Sellers shall use commercially reasonable efforts (which efforts shall include, for the avoidance of doubt, any conversion of Company Series A Shares into Company Ordinary Shares, if necessary) to promptly undertake (at the Signing Sellers’ sole expense), any alternative structures or mechanisms available to the Company and any Company Shareholders pursuant to applicable Law to provide for the acquisition by TopCo of all issued and outstanding Company Shares at the Closing.

Section 11.5 Tax Matters.

(a) Intended U.S. Tax Treatment.

(i) The parties hereto intend that for U.S. federal income Tax purposes the relevant Transactions will qualify for the Intended U.S. Tax Treatment and each party hereto, as applicable, shall, and shall cause its respective Affiliates to, use commercially reasonable efforts to cause the relevant Transactions to so qualify and shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), such treatment unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code.

(ii) The parties hereto shall not take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Intended U.S. Tax Treatment.

(iii) All Transfer Taxes incurred in connection with the Share Exchange shall be borne by the Company. SPAC and the Company shall cooperate in timely preparing and filing all Tax Returns as may be required to comply with the provisions of such tax Laws. The Company, SPAC and TopCo agree to use commercially reasonable efforts to file with or obtain from any Governmental Authority any certificates or other documents as may be necessary to mitigate, reduce or eliminate any Transfer Taxes that could be imposed (including, but not limited to, with respect to the Transactions).

Section 11.6 Stockholder Litigation. The Company shall promptly advise SPAC, and SPAC shall promptly advise the Company, as the case may be, of any Action commenced (or to the knowledge of the Company or the knowledge of SPAC, as applicable, threatened in writing) on or after the date of this Agreement against such party, any of its Subsidiaries or any of its directors by any Company Shareholder or SPAC Stockholder relating to this Agreement or any of the Transactions (any such Action, “Stockholder Litigation”), and such party shall keep the other party reasonably informed regarding any such Stockholder Litigation. The Company shall give SPAC the opportunity to participate in the defense or settlement of any such Stockholder Litigation brought against the Company, any of its Subsidiaries or any of its directors, and no such settlement shall be agreed to without the SPAC’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed). The SPAC shall give the Company the opportunity to participate in the defense or settlement of any such Stockholder Litigation brought against SPAC, any of its Subsidiaries or any of their respective directors, and no such settlement shall be agreed to without the Company’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 11.7 Business Combination Proposal and Acquisition Proposals. During the Interim Period, each of the Company, SPAC, the TopCo Parties and the Sellers shall not, and shall cause their respective Representatives not to, (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or SPAC or their respective Subsidiaries, to any Person relating to a Business Combination Proposal or an Acquisition Proposal (collectively, a “Competing Transaction”) or afford to any Person access to the business, properties, assets or personnel of any Group Company or SPAC or any of their respective Subsidiaries in connection with a Business Combination Proposal or an Acquisition Proposal, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Competing Transaction, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state relating to a Competing Transaction, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make a Competing Transaction. Each of the Company, SPAC, TopCo and Merger Sub shall, and shall cause its respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Competing Transaction. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 11.7 by a party or its Affiliates or Representatives shall be deemed to be a breach of this Section 11.7 by such party.

Section 11.8 Access to Information; Confidentiality; Inspection. During the Interim Period, to the extent permitted by applicable Law, each of the Company and SPAC shall, and shall cause each of their respective Subsidiaries to, (i) afford to the other party and its Representatives reasonable access, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the Ordinary Course of its operations, to all of its respective assets, properties, facilities, books, Contracts, Tax Returns, records and appropriate officers, and shall furnish such Representatives with all financial and operating data and other information concerning its affairs that are in its possession as such Representatives may reasonably request, and (ii) reasonably cooperate with the other party and its Representatives regarding reasonable due diligence matters, including reasonable document requests. All information obtained by the Company, SPAC, TopCo, the Sellers and Merger Sub and their respective Representatives pursuant to the foregoing shall be subject to the Confidentiality Agreement, and the Company hereby agrees to be bound to the same restrictions as SPAC (applied mutatis mutandis to the Company and its Representatives) as to all information furnished before or after the date of this Agreement by or on behalf of SPAC or its Affiliates to the Company or its Representatives, which information shall constitute “Confidential Information” under the Confidentiality Agreement (subject to the applicable exceptions set forth therein) with respect to the Company. Notwithstanding the foregoing, none of the parties hereto shall be required to directly or indirectly provide access to or disclose information where the access or disclosure would violate its obligations of confidentiality or similar legal restrictions with respect to such information, jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention), or violate any law or regulations applicable to such party; provided, further, that SPAC’s right to access the properties and facilities of the Company shall in no event include a right to conduct any invasive or subsurface sampling or testing of any environmental media.

Section 11.9 Post-Closing Directors and Officers.

(a) The Company, SPAC and TopCo shall take commercially reasonable actions within their respective powers as may be necessary or appropriate such that, immediately following the Merger Effective Time, the Board of Directors of TopCo (the “Post-Closing Board of Directors”) shall initially consist of seven (7) directors as follows: (i) Enrique Klix or, subject to the Company’s reasonable approval, one (1) alternative individual designated by Sponsor, and (ii) six (6) individuals, all of which shall be designated by a majority in interest of the Sellers; provided that the Post-Closing Board of Directors shall consist of such number of independent directors (for purposes of the Exchange Act and the rules promulgated thereunder) as may be required by Nasdaq, of which, at least one shall meet the “financial expert” requirements of Nasdaq.

(b) The initial officers of TopCo shall be the existing officers of the Company, except to the extent otherwise determined by the Company.

Section 11.10 D&O Indemnification and Insurance.

(a) Each party hereto agrees that all rights to exculpation, indemnification and advancement of expenses existing as of the date of this Agreement in favor of the current or former directors or officers of SPAC or any Group Company (each, together with such person’s heirs, executors or administrators, a “D&O Indemnitees”) under the applicable Governing Documents, any “directors and officers” insurance policy or under any indemnification agreement such D&O Indemnitee may have with SPAC or the applicable Group Companies, in each case, as in effect as of immediately prior to the date of this Agreement (collectively, the “Existing D&O Arrangements”), shall survive the Closing and shall continue in full force and effect for a period of six (6) years from the Closing Date. For a period of six (6) years from the Closing Date, to the maximum extent permitted under applicable Law, TopCo, the Company and the Surviving Company shall, and shall cause their respective Subsidiaries to, maintain in effect the Existing D&O Arrangements and not to amend, repeal or otherwise modify any such provisions in any manner that would materially and adversely affect the rights thereunder of any D&O Indemnitee; provided, however, that all rights to indemnification or advancement of expenses in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. None of SPAC, the Company, TopCo or the Surviving Company shall have any obligation under this Section 11.10(a) to any D&O Indemnitee when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that the indemnification of such D&O Indemnitee in the manner contemplated hereby is prohibited by applicable Law.

(b) Prior to and effective as of the Closing, TopCo, the Company and SPAC shall purchase a prepaid six (6)-year “tail” or “runoff” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the Merger Effective Time covering each individual who is a director or officer of SPAC or any Group Company or TopCo Party currently covered by the directors’ and officers’ liability insurance policy of SPAC or the Group Companies, on terms with respect to coverage, deductibles and amounts acceptable to SPAC (with respect to SPAC directors and officer coverage) and the Company (with respect to Group Company director and officer coverage); provided that SPAC may cause coverage to be extended under the current directors’ and officers’ liability insurance of SPAC and the Company and its Subsidiaries, as the case may be, or by purchasing D&O insurance such that all prior acts of the SPAC’s directors, officers, and other affiliated insured individuals will be covered under the D&O policy of TopCo for a period not less than 6 years from the Closing. The cost of the D&O Tail shall be borne as set forth in this Agreement. TopCo shall, and shall cause the Surviving Company and the Company to, maintain the D&O Tail in full force and effect for its full term.

(c) If TopCo, the Company, the Surviving Company or any of their respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of TopCo, the Company and/or Surviving Company, as applicable, shall assume all of the obligations set forth in this Section 11.10.

(d) On the Closing Date, TopCo shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and SPAC with the post-Closing directors and officers of TopCo, which indemnification agreements shall continue to be effective following the Closing.

Section 11.11 SPAC Warrant Agreement. TopCo, SPAC, and CST shall, effective as of immediately prior to the Merger Effective Time, enter into an assignment, assumption and amendment agreement pursuant to which SPAC shall assign to TopCo all of its rights, interests, and obligations in and under the SPAC Warrant Agreement and the terms and conditions of the SPAC Warrant Agreement shall be amended and restated to, among other things, reflect the conversion of the SPAC Warrants to TopCo Warrants as set forth in Section 3.6(d).

Section 11.12 Escrow Amount.

(a) In connection with SPAC’s expected excise tax liability as of December 31, 2023 in the amount of $900,000, the Company and/or Cartesian Capital Group, LLC (“Cartesian” and, together with the Company, the “Cartesian Escrow Parties”) shall fund an aggregate amount of $900,000 (the “Escrow Amount”) into escrow on or before December 15, 2023, pursuant to the terms of an escrow agreement (the “Escrow Agreement”) to be entered into among the Cartesian Escrow Parties, SPAC and a mutually acceptable escrow agent (the “Escrow Agent”).

(b) The Escrow Agreement shall provide that the Escrow Amount shall be released to SPAC on April 26, 2024 (the “Escrow Release Date”) solely for the purpose of SPAC paying the excise tax liability and that if, after funding of the Escrow Amount but before the Agreement End Date, (i) SPAC provides a termination notice to the Company under this Agreement other than with respect to a termination pursuant to Section 13.1(e), (ii) SPAC initiates its liquidation or publicly announces its intention to liquidate, or (iii) SPAC ceases to undertake commercially reasonable efforts to reach the Closing in breach of this Agreement, then (x) if prior to the release of the Escrow Amount to SPAC, the Escrow Agent shall release the Escrow Amount to the Cartesian Escrow Parties, and (y) if after to the release of the Escrow Amount to SPAC, SPAC shall pay to the Cartesian Escrow Parties an amount in cash equal to the Escrow Amount.

(c) In the event the Escrow Amount is not released by the Escrow Release Date, due to the actions or inactions of the Cartesian Escrow Parties (and not, for the avoidance of doubt, the failure, action, or inaction of the Escrow Agent), any penalties, additions to Tax, and similar items and including any interest accrued on any of the foregoing, due in connection with the Escrow Amount not being released by the Escrow Release Date, shall be paid by the Cartesian Escrow Parties in addition to the Escrow Amount.

(d) SPAC and Sponsor agree that after the release to SPAC of the Escrow Amount, but prior to any liquidation of SPAC, Sponsor shall provide the Cartesian Escrow Parties at least ten (10) Business Days prior notice of SPAC’s intention to liquidate and to not repay the Escrow Amount. Within five (5) Business days of such notice, the Cartesian Escrow Parties will inform Sponsor whether Cartesian or an Affiliate thereof intends to exercise an option to purchase 1,581,250 Founder Shares (as defined in the Sponsor Support Agreement) for an aggregate amount of $1.00. For the avoidance of doubt, if Cartesian or an Affiliate thereof does not exercise such option, the payment to the Cartesian Escrow Parties of an amount equal to the Escrow Amount shall no longer be due. Any interest earned on the Escrow Amount, after release of the Escrow Amount and payment of fees and expenses pursuant to the Escrow Agreement, shall be paid to the Cartesian Escrow Parties.

(e) Notwithstanding the foregoing, if this Agreement is terminated pursuant to Section 13.1(g), (i) payment by SPAC to the Cartesian Escrow Parties of an amount equal to the Escrow Amount shall no longer be due and the Escrow Amount shall be released to SPAC, and (ii) the Cartesian Escrow Parties will no longer be entitled to exercise the option to purchase 1,581,250 Founder Shares for an aggregate amount of $1.00.

(f) In the event of any dispute or litigation in connection with the Escrow Agreement, the prevailing party of SPAC or the Cartesian Escrow Parties, as the case may be, shall be entitled (for the avoidance of doubt, in addition to any remedies at law or equity) to recover its reasonable, out-of-pocket expenses, including reasonable attorneys’ fees, from the other party. SPAC may, in its sole discretion, assign its rights under the Escrow Agreement to Sponsor and/or third party.

Section 11.13 SPAC Warrants. SPAC and the Company shall work together to implement a program as promptly as practicable after the date hereof to exchange the SPAC Public Warrants and the SPAC Private Warrants for newly issued TopCo Shares, which such program shall be (a) mutually agreed between SPAC and the Company and (b) on market terms. Any and all SPAC Public Warrants and the SPAC Private Warrants exchanged shall be cancelled with no further rights to the holder thereof.

ARTICLE XII

CONDITIONS TO OBLIGATIONS

Section 12.1 Conditions to Obligations of Each Party. The obligations of each party to this Agreement to consummate, or cause to be consummated, the Transactions at the Closing is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) The SPAC Stockholders’ Approval shall have been obtained;

(b) All waiting periods (and any extensions thereof) applicable to the Transactions under any Antitrust Law, and any commitments or agreements (including timing agreements) with any Governmental Authority not to consummate the Transactions before a certain date, shall have expired or been terminated, and all other Regulatory Approvals shall have been obtained;

(c) The Proxy/Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy/Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions; and

(e) TopCo’s initial listing application with Nasdaq in connection with the Transactions shall have been approved and the TopCo Shares (including, for the avoidance of doubt, the TopCo Shares to be issued pursuant to the Transactions) shall have been approved for listing on Nasdaq.

Section 12.2 Conditions to Obligations of SPAC. The obligations of SPAC to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC:

(a) Representations and Warranties.

(i) The representations and warranties of (A) the Company contained in Section 4.2 (Subsidiaries; Capitalization) and (B) the TopCo Parties contained in Section 6.2 (Capitalization) shall be true and correct in all but de minimis respects as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects on and as of such date, except for changes after the date of this Agreement that are contemplated or expressly permitted by this Agreement or the Ancillary Agreements;

(ii) Each of the Company and TopCo Party Fundamental Representations (other than Section 4.2 (Subsidiaries; Capitalization) and Section 6.2 (Capitalization)) shall be true and correct in all material respects, in each case as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties shall be true and correct in all material respects on and as of such earlier date, except for changes after the date of this Agreement that are contemplated or expressly permitted by this Agreement or the Ancillary Agreements; and

(iii) Each of the representations and warranties of the Company, the Signing Sellers and the TopCo Parties contained in this Agreement other than the Company and TopCo Party Fundamental Representations (disregarding any qualifications and exceptions contained therein related to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties shall be true and correct on and as of such date, except for, in each case, where the actual failure of any such representations and warranties to be so true and correct, individually or in the aggregate with other representations and warranties of the Company, the Signing Sellers and the TopCo Parties contained in this Agreement that are not actually true and correct, would not reasonably be expected to have a Company Material Adverse Effect;

(b) Each of the covenants of the Company and the Sellers to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) There has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and be continuing;

(d) TopCo has received from the Sellers copies of executed stock transfer forms in respect of the Purchased Shares in favor of TopCo representing at least 88.5% (as rounded to one decimal place) of the issued and outstanding Company Shares, in a form reasonably acceptable to SPAC; and

(e) The Company shall have delivered or caused to be delivered:

(i) a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 12.2(a), Section 12.2(b) and Section 12.2(c) have been fulfilled; and

(ii) copies of the written resignations of all the directors and officers of TopCo (except for any director or officer who is designated pursuant to Section 11.9 if he or she is a director or officer of TopCo immediately prior to the Closing), effective as of the Closing;

(iii) the delivery of a copy of the Company’s effective Air Operator Certificate (Certificado de Explotador de Servicios Aéreos); and

(iv) duly executed counterparts of each of the Ancillary Agreements contemplated to be executed at or prior to the Closing by TopCo or the Company, or any of their respective Subsidiaries, including TopCo’s and each Key Company Shareholder’s executed counterpart to the Registration Rights Agreement and Lock-Up Agreement.

Section 12.3 Conditions to the Obligations of the Company and the Sellers. The obligations of the Company and the Sellers to consummate, or cause to be consummated, the Transactions at the Closing is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Representations and Warranties.

(i) The representations and warranties of SPAC contained in Section 5.2 shall be true and correct in all but de minimis respects as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects on and as of such date, except for changes after the date of this Agreement that are contemplated or expressly permitted by this Agreement or the Ancillary Agreements;

(ii) Each of the SPAC Fundamental Representations shall be true and correct in all material respects, in each case as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties shall be true and correct in all material respects on and as of such earlier date, except for changes after the date of this Agreement that are contemplated or expressly permitted by this Agreement or the Ancillary Agreements; and

(iii) Each of the representations and warranties of SPAC contained in this Agreement other than the SPAC Fundamental Representations and the representations and warranties of SPAC contained in Section 5.2 (disregarding any qualifications and exceptions contained therein related to materiality, material adverse effect and SPAC Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties shall be true and correct on and as of such date, except for, in each case, where the actual failure of any such representations and warranties to be so true and correct, individually or in the aggregate with other representations and warranties of SPAC contained in this Agreement that are not actually true and correct, would not reasonably be expected to have a Company Material Adverse Effect;

(b) Each of the covenants of SPAC to be performed as of or prior to the Closing shall have been performed in all material respects unless failure to so perform would not reasonably be expected to have a Company Material Adverse Effect;

(c) There has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect and be continuing; and

(d) SPAC’s Common Stock shall not have been delisted from the Nasdaq;

(e) SPAC shall have delivered or caused to be delivered:

(i) a certificate signed by an officer of SPAC, dated as of the Closing Date, certifying that the conditions specified in Section 12.3(a), Section 12.3(b) and Section 12.3(c) have been fulfilled;

(ii) copies of the written resignations of all the directors and officers of SPAC, effective as of the Closing;

(iii) duly executed counterparts of each of the Ancillary Agreements contemplated to be executed at or prior to the Closing by Sponsor, including, without limitation, the Sponsor’s executed counterpart to the Registration Rights Agreement and Lock-Up Agreement; and

(iv) at or prior to the Closing, in a form reasonably acceptable to the Company, a properly executed certification that shares of SPAC Common Stock are not “United States real property interests” in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with a notice to the U.S. Internal Revenue Service (“IRS”) (which shall be filed by the Company with the IRS at or following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

Section 12.4 Frustration of Conditions. Neither SPAC nor the Company may rely on the failure of any condition set forth in this Article XII to be satisfied if such failure was caused by such party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other party hereto to be satisfied, as required by Section 11.4.

ARTICLE XIII

TERMINATION

Section 13.1 Termination. This Agreement may be terminated and the Transactions abandoned:

(a) by mutual written consent of the Company and SPAC;

(b) by written notice from the Company or SPAC to the other if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order or other Law that has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(c) by written notice from the Company or SPAC to such other party if the SPAC Stockholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote at the SPAC Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof; provided that the right to terminate this Agreement pursuant to this Section 13.1(c) shall not be available to SPAC unless the SPAC has complied in all material respects with its obligations under Section 11.2(b);

(d) by written notice from the Company, if a SPAC Extension is not effected in accordance with Section 10.6 and SPAC must liquidate in accordance with its Governing Documents;

(e) prior to the Closing, by written notice to the Company from SPAC if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company, the Sellers or any TopCo Party set forth in this Agreement, such that the conditions specified in Section 12.2(a), 12.2(b) or 12.2(c) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company, the Sellers or such TopCo Party through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from SPAC of such breach (the “Company Cure Period”), but only as long as the Company, the Sellers or such TopCo Party continues to use its commercially reasonable efforts to cure such Terminating Company Breach, such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period or (ii) the Closing has not occurred on or before November 1, 2024 (the “Agreement End Date”); provided that SPAC shall not have the right to terminate this Agreement pursuant to clause (i) of this Section 13.1(e) if SPAC is then in breach of any of its covenants, agreements, representations or warranties contained in this Agreement, which breach would cause any condition set forth in Section 12.3(a) or Section 12.3(b), as applicable, not to be satisfied; provided, further, that the right to terminate this Agreement pursuant to clause (ii) of this Section 13.1(e) shall not be available to SPAC in the event that the breach of or failure to perform any provision of this Agreement by SPAC is the proximate cause of the failure of the Closing to be consummated by the Agreement End Date;

(f) prior to the Closing, by written notice to SPAC from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of SPAC set forth in this Agreement, such that the conditions specified in Section 12.3(a) and Section 12.3(b) would not be satisfied at the Closing (a “Terminating SPAC Breach”), except that, if any such Terminating SPAC Breach is curable by SPAC through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days after receipt by SPAC of notice from the Company of such breach (the “SPAC Cure Period”), but only as long as SPAC continues to use its commercially reasonable efforts to cure such Terminating SPAC Breach, such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within the SPAC Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date; provided that the Company shall not have the right to terminate this Agreement pursuant to clause (i) of this Section 13.1(f) if the Company is then in breach of any of its covenants, agreements, representations or warranties contained in this Agreement, which breach would cause any condition set forth in Section 12.2(a), or Section 12.2(b), as applicable, not to be satisfied; provided, further, that the right to terminate this Agreement pursuant to clause (ii) of this Section 13.1(f) shall not be available to the Company in the event that the breach of or failure to perform any provision of this Agreement by the Company is the proximate cause of the failure of the Closing to be consummated by the Agreement End Date;

(g) on September 15, 2024, automatically (and without notice by the Company or SPAC), if by such date, the Company has not delivered the applicable PCAOB Financial Statements pursuant to Section 8.5;

(h) by written notice to SPAC from the Company, following the SPAC Board’s withdrawal, amendment, qualification or modification of its recommendation to the SPAC Stockholders that they vote in favor of the Transaction Proposals; and

(i) by written notice from to the Company from SPAC, if the Cartesian Escrow Parties do not fund the Escrow Account on or prior to December 15, 2023.

Section 13.2 Effect of Termination.

(a) Subject to Section 13.2(b) and Section 13.2(c), in the event of the termination of this Agreement pursuant to Section 13.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of either party hereto or its respective Affiliates, officers, directors, stockholders, or other Representatives, other than liability of the Company or SPAC, as the case may be, for any Fraud or willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 13.2 and Article XIV and the Confidentiality Agreement shall survive any termination of this Agreement.

(b) If this Agreement is terminated by SPAC pursuant to Section 13.1(b), (c), (e), or (i) or is automatically terminated pursuant to Section 13.1(g) and within a 12-month period of termination, the Company enters into a letter of intent, memorandum of understanding or similar agreement, including a definitive agreement, in connection with a Competing Transaction, or the Company consummates a Competing Transaction, within thirty (30) days, the Company shall pay SPAC $9,000,000 by wire transfer of immediately available funds (the “Break Fee”). For the avoidance of doubt, the Break Fee in this Section 13.2(b) shall be in lieu of any other money damages or another remedy at law available to SPAC or Sponsor and shall supersede any claims by SPAC or Sponsor related to the Excise Tax Liability.

(c) If this Agreement is terminated by the Company pursuant to Section 13.1(b), (c), (d), (f), or (h) or is automatically terminated pursuant to Section 13.1(g) and within a 12-month period of termination, SPAC enters into a letter of intent, memorandum of understanding or similar agreement, including a definitive agreement, in connection with a Competing Transaction, or SPAC consummates a Competing Transaction, within thirty (30) days, SPAC shall pay the Company the Break Fee by wire transfer of immediately available funds.

ARTICLE XIV

MISCELLANEOUS

Section 14.1 Trust Account Waiver. The Company and each Seller acknowledges and understands that SPAC has established the Trust Account described therein for the benefit of SPAC’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. The Company and each Seller further acknowledges that, if the Transactions, or, in the event of a termination of this Agreement, another Business Combination, are not consummated on or before June 13, 2024 (subject to extensions as approved by the SPAC Stockholders), SPAC will be obligated to return to its public shareholders the amounts being held in the Trust Account. Accordingly, the Company and each Seller, on behalf of itself and its Affiliates hereby irrevocably waives any claims (whether based on contract, tort, equity or any other theory of legal liability) of any kind in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement or the Transactions with SPAC; provided that (a) nothing herein shall serve to limit or prohibit the Company’s and each Seller’s right to pursue a claim against SPAC for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the SPAC Share Redemptions) to the Company and each Seller in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect SPAC’s ability to fulfill its obligation to effectuate the SPAC Share Redemptions, or for fraud and (b) nothing herein shall serve to limit or prohibit any claims that the Company and each Seller may have in the future against SPAC’s assets or funds that are not held in the Trust Account. The Company and each Seller agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its Affiliates to induce SPAC to enter in this Agreement, and the Company and each Seller further intends and understands such waiver to be valid, binding and enforceable against such party and each of its Affiliates under applicable Law. This Section 14.1 shall survive the termination of this Agreement for any reason.

Section 14.2 Waiver. Either party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other party hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 14.3 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States and/or United Kingdom Post mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email at the email address of the recipient, addressed as follows:

(a)	If to SPAC, to:

Integral Acquisition Corporation 1

667 Madison Avenue

New York, New York 10065

United States of America

Attention:	Enrique Klix

E-mail:	enrique.klix@integralacquisition.com

with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Fl.

New York, NY 10105

Attention:	Barry I. Grossman, Esq.

Jonathan Deblinger, Esq.

Jonathan P. Cramer, Esq.

Email:	bigrossman@egsllp.com

jdeblinger@egsllp.com

jcramer@egsllp.com

with a copy (which shall not constitute notice) to:

Travers Smith LLP

10 Snow Hill

London EC1A 2AL

Attention:	Andrew Gillen

Tom Coulter

Email:	andrew.gillen@traverssmith.com

tom.coulter@traverssmith.com

(b)	If to the Company or any of the TopCo Parties, to:

Flybondi Limited

1 Scott Place

2 Hardman Street

Manchester, United Kingdom, M3 3AA

Attention:	Peter Yu

E-mail:	peter.yu@cartesiangroup.com

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP

One Vanderbilt Ave.

New York, NY 10017

Attention:	Adam Namoury

Email:	adam.namoury@gtlaw.com

and

DWF Group PLC

20 Fenchurch Street

London, EC3M 3AG

Attention:	Laurence Applegate

Email:	laurence.applegate@dwf.law

If to any Seller, to:

(i) with respect to a Signing Seller, the address of such Signing Seller as set forth underneath such Signing Seller’s signature on the signature page hereto; or

(ii) with respect to a Joining Seller, the address of such Joining Seller as set forth in such Joining Seller’s signature page to the applicable Seller Joinder.

with a copy (which will not constitute notice) to:

Greenberg Traurig, LLP

One Vanderbilt Ave.

New York, NY 10017

Attention:	Adam Namoury

Email:	adam.namoury@gtlaw.com

and

DWF Group PLC

20 Fenchurch Street

London, EC3M 3AG

Attention:	Laurence Applegate

Email:	laurence.applegate@dwf.law

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 14.4 Assignment. No party hereto shall assign this Agreement or any part hereof, by operation of Law or otherwise, without the prior written consent of the other party and any such purported assignment without prior written consent shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 14.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to (a) confer upon or give any Person (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), other than the parties hereto, any right or remedies under or by reason of this Agreement, (b) establish, amend or modify any employee benefit plan, program, policy, agreement or arrangement or (c) limit the right of SPAC, TopCo, the Company or their respective Affiliates to amend, terminate or otherwise modify any employee benefit plan, policy, agreement or other arrangement following the Closing; provided, however, that (i) the D&O Indemnitees (and their successors, heirs and Representatives) are intended third-party beneficiaries of, and may enforce, Section 11.10, (ii) the Company Non-Recourse Parties (as defined below) and the SPAC Non-Recourse Parties (as defined below) (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, Section 14.16 and (iii) Sponsor, Prior SPAC Counsel and Prior Company Counsel are intended third-party beneficiaries of, and may enforce, any provision of Section 14.18 or Section 14.19 that confers any right or privilege to such party.

Section 14.6 Expenses.

(a) Except as otherwise set forth in this Agreement, including Section 11.1(c) and Section 11.2(a), each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants.

(b) Notwithstanding the foregoing, if the Closing occurs, then TopCo shall pay, or cause to be paid, all Unpaid Company Transaction Expenses and all Unpaid SPAC Transaction Expenses; provided, that at the Closing and after disbursement of any amounts from the Trust Account to redeeming SPAC Stockholders with respect to all SPAC Share Redemptions as directed by SPAC, the cash disbursed from the Trust Account shall be used (x) first, to pay any Unpaid SPAC Transaction Expenses, which shall be no more than an aggregate amount of $800,000, and (y) second, to the extent any cash remains, for working capital and general corporate purposes of TopCo; provided, further, that (i) if the cash available from the Trust Account is less than $800,000, Cartesian and the Company shall pay, or cause to be paid, the difference between $800,000 and the cash available from the Trust Account to the payees of Unpaid SPAC Transaction Expenses and (ii) if the Unpaid SPAC Transaction Expenses exceed $800,000, Sponsor shall bear such excess Unpaid SPAC Transaction Expenses.

Section 14.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to Contracts executed in and to be performed in that State, except with respect to the Share Exchange which shall be governed by the laws of England and Wales.

Section 14.8 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

Section 14.9 Disclosure Schedules. The Company Disclosure Schedules and the SPAC Disclosure Schedules (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Schedules and/or the SPAC Disclosure Schedules (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Schedules, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Schedules shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Schedules if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Schedules. Certain information set forth in the Disclosure Schedules is included therein solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 14.10 Entire Agreement. This Agreement (together with the Company Disclosure Schedules and the SPAC Disclosure Schedules) and the Ancillary Agreements constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions (including the letter of intent among SPAC, Sponsor, Cartesian and the Company, dated August 30, 2023). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 14.11 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing approved by the respective boards of directors of the Company, SPAC, TopCo and Merger Sub and executed in the same manner as this Agreement and which makes reference to this Agreement. Any purported amendment by any party or parties hereto effected in a manner which does not comply with this Section 14.11 shall be null and void, ab initio.

Section 14.12 Publicity.

(a) All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of SPAC and the Company, which approval shall not be unreasonably withheld by either party. For the avoidance of doubt, nothing contained in this Section 14.12 shall prevent SPAC or the Company and/or their respective Affiliates from furnishing customary summarized information concerning the Transactions and publicly available information to their current and prospective investors.

(b) The restriction in Section 14.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to satisfy or obtain approval or early termination in connection with the Regulatory Approvals and to make any relating filing shall be deemed not to violate this Section 14.12.

Section 14.13 Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 14.14 Jurisdiction; Waiver of Jury Trial.

(a) All legal Actions or causes of Action arising out of or relating to this Agreement or any Ancillary Agreement shall be heard and determined exclusively in any state or federal court located in New York County, New York (or in any appellate court thereof). Each of the parties hereto (i) irrevocably and unconditionally submits to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action or cause of Action arising out of or relating to this Agreement or any Ancillary Agreement or any of the Transactions brought by any party hereto and (ii) agrees not to commence any Action or cause of action relating thereto except in the courts described above in New York, other than Actions or causes of Action in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each party hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action or cause of Action against such party (A) arising under this Agreement or under any Ancillary Agreement or (B) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any Ancillary Agreement or any of the Transactions, (x) any claim that such party is not personally subject to the jurisdiction of the courts in New York as described in this Section 14.14(a) for any reason, (y) that such party or such party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (z) that (1) the Action or cause of Action in any such court is brought against such party in an inconvenient forum, (2) the venue of such Action or cause of Action against such party is improper or (3) this Agreement, or the subject matter hereof, may not be enforced against such party in or by such courts. Each party hereto agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 14.14(b) shall be effective service of process for any such Action or cause of Action.

(b) THE PARTIES HERETO EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR ANY OF THE TRANSACTIONS OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES HERETO EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT SUCH PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO

REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.14(B).

Section 14.15 Enforcement. Except as otherwise expressly provided herein, including Section 12.2(b) as it relates to SPAC) any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon the parties hereto, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Each party hereto agrees that the rights of each party to consummate the Transactions are special, unique and of extraordinary character and immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed or complied with in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy to which either party is entitled at law or in equity, the parties shall be entitled to equitable remedies against another party for its breach or threatened breach of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement and specific enforcement of the terms and provisions of this Agreement, in each case, (a) without necessity of posting a bond or other form of security and (b) without proving the inadequacy of money damages or another remedy at law. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement (including to prevent breaches or threatened breaches of this Agreement), no party shall allege, and each party hereby waives all defenses and objections to such Action on the grounds that (i) money damages would be adequate or there is another adequate remedy at law or (ii) the party seeking equitable remedies must either post a bond or other form of security and prove the inadequacy of money damages or another remedy at law.

Section 14.16 Non-Recourse.

(a) This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Company or SPAC as named parties hereto; and

(b) Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or other Representative of the Company or the TopCo Parties (each, a “Company Non-Recourse Party”) or of SPAC (each, a “SPAC Non-Recourse Party”) and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate (including Sponsor), agent, attorney, advisor or other Representative of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or the TopCo Parties or SPAC under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 14.17 Non-Survival of Representations, Warranties and Covenants. Except as otherwise contemplated by Section 13.2, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate (including confirmations therein), statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and this Article XIV and (b) the Confidentiality Agreement (including the confidentiality obligations set forth in Section 11.8).

Section 14.18 Prior SPAC Counsel Conflicts and Privilege.

(a) SPAC and the Company hereby agree that, in the event a dispute with respect to this Agreement, any Ancillary Agreement or the Transactions arises after the Closing between or among SPAC and/or Sponsor, on the one hand, and the Company or any TopCo Party, on the other hand, any legal counsel (including Ellenoff, Grossman & Schole LLP, Travers Smith LLP, and Beccar Varela) that represented SPAC and/or Sponsor prior to the Closing (“Prior SPAC Counsel”) may represent Sponsor in such dispute even though the interests of Sponsor may be directly adverse to SPAC, and even though such counsel may have represented SPAC prior to the Closing in a matter substantially related to such dispute.

(b) The Company further agrees, on behalf of itself, and, after the Closing, on behalf of the Company and TopCo, that all pre-Closing communications in any form or format whatsoever between or among any of Prior SPAC Counsel, SPAC, Sponsor or any of their respective Representatives that relate in any way to the negotiation, preparation, execution and delivery of, and performance under, this Agreement or the Ancillary Agreements or consummation of the Transactions or, beginning on the date of this Agreement, any dispute arising under this Agreement or the Ancillary Agreements (collectively, the “SPAC Deal Communications”) shall be deemed to be retained and owned collectively by Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by SPAC or, after the Closing, the Surviving Company. All SPAC Deal Communications that are attorney-client privileged (the “Privileged SPAC Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by SPAC or, after the Closing, by the Surviving Company; provided, however, that nothing contained herein shall be deemed to be a waiver by Sponsor or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(c) Notwithstanding the foregoing, in the event that a dispute arises between SPAC or after the Closing, the Surviving Company, on the one hand, and a third party other than Sponsor, on the other hand, Sponsor may assert the attorney-client privilege to prevent the disclosure of the Privileged SPAC Deal Communications to such third party; provided, however, that neither SPAC nor the Group Companies may waive such privilege with respect to Privileged SPAC Deal Communications without the prior written consent of Sponsor. In the event that SPAC or the Group Companies is legally required by Governmental Order or otherwise to access or obtain a copy of all or a portion of the Privileged SPAC Deal Communications, SPAC shall as promptly as practicable (and, in any event, within two (2) Business Days) after becoming aware thereof notify Sponsor in writing (including by making specific reference to this Section 14.18) so that Sponsor can (at the cost and expense of Sponsor) seek a protective order, and SPAC and the Company agree to use commercially reasonable efforts to assist therewith.

(d) To the extent that files or other materials maintained by Prior SPAC Counsel constitute property of its clients, only Sponsor shall hold such property rights and Prior SPAC Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged SPAC Deal Communications by reason of any attorney-client relationship between Prior SPAC Counsel, on the one hand, and SPAC, on the other hand, so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(e) The Company agrees (i) to the extent that the Company receives or takes physical possession of any SPAC Deal Communications, (a) such physical possession or receipt shall not, in any way, be deemed a waiver by Sponsor or any other Person of the privileges or protections described in this Section 14.18, and (b) the Company shall not assert any claim that Sponsor or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the SPAC Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have the Company waive the attorney-client or other privilege, or by otherwise asserting that the Company has the right to waive the attorney-client or other privilege and (iii) not to seek to obtain the SPAC Deal Communications from Prior SPAC Counsel so long as such SPAC Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(f) The Company, on behalf of the Group Companies, hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates) to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement. This Section 14.18 shall be irrevocable, and no term of this Section 14.18 may be amended, waived or modified, without the prior written consent of the Prior SPAC Counsel.

Section 14.19 Prior Company Counsel Conflicts and Privilege.

(a) Each of the parties hereto acknowledges and agrees that each of DWF Group PLC, Marval O’Farrell Mairal and Greenberg Traurig, LLP (collectively, “Prior Company Counsel”) has acted as counsel to the Company in various matters involving a range of issues and as counsel to the Company in connection with the negotiation, preparation, execution and delivery of, and performance under, this Agreement and the Ancillary Agreements and consummation of the Transactions. In connection with any matter or dispute under this Agreement, SPAC hereby irrevocably waives and agrees, on behalf of itself, and after the Closing, on behalf of the Surviving Company, not to assert any conflict of interest arising from or in connection with (i) Prior Company Counsel’s prior representation of the Company and (ii) Prior Company Counsel’s representation of any member of the Group Companies (collectively, the “Company Advised Parties”) prior to and after the Closing.

(b) SPAC further agrees, on behalf of itself, and, after the Closing, on behalf of the Surviving Company, that all communications in any form or format whatsoever between or among any of Prior Company Counsel, the Company, any of the Group Companies or TopCo Parties or any of their respective Representatives that relate in any way to the negotiation, preparation, execution and delivery of, and performance under, this Agreement or the Ancillary Agreements or consummation of the Transactions or, beginning on the date of this Agreement, any dispute arising under this Agreement or the Ancillary Agreements (collectively, the “Company Deal Communications”) shall be deemed to be retained and owned collectively by the Company Advised Parties, shall be controlled by the Company on behalf of the Group Companies and the TopCo Parties and shall not pass to or be claimed by SPAC or, after the Closing, the Surviving Company. All Company Deal Communications that are attorney-client privileged (the “Privileged Company Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Company, shall be controlled by the Company on behalf of the Company, the Group Companies and TopCo Parties and shall not pass to or be claimed by SPAC or, after the Closing, the Surviving Company; provided, however, that nothing contained herein shall be deemed to be a waiver by SPAC or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(c) Notwithstanding the foregoing, in the event that a dispute arises between SPAC (including, after the Closing, the Surviving Company), the Group Companies or the TopCo Parties, on the one hand, and a third party other than Sponsor, on the other hand, SPAC (including, after the Closing, the Surviving Company), the applicable Group Company(ies) or TopCo Party(ies) may assert the attorney-client privilege to prevent the disclosure of the Privileged Company Deal Communications to such third party; provided, however, that none of SPAC (including, after the Closing, the Surviving Company), the Group Companies or the TopCo Parties may waive such privilege with respect to Privileged Company Deal Communications without the prior written consent of the Company. In the event that SPAC or, after the Closing, the Surviving Company is legally required by Governmental Order or otherwise to access or obtain a copy of all or a portion of the Privileged Company Deal Communications, SPAC or, after the Closing, the Surviving Company shall as promptly as practicable (and, in any event, within two (2) Business Days) after becoming aware thereof notify the Company in writing (including by making specific reference to this Section 14.19) so that the Company can seek a protective order, and SPAC agrees to use commercially reasonable efforts to assist therewith.

(d) To the extent that files or other materials maintained by Prior Company Counsel constitute property of its clients, only the Company and the Company Advised Parties shall hold such property rights and Prior Company Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged Company Deal Communications by reason of any attorney-client relationship between Prior Company Counsel, on the one hand, and the Group Companies, on the other hand, so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(e) SPAC agrees, on behalf of itself, and, after the Closing, on behalf of the Surviving Company, (i) to the extent that SPAC or, after the Closing, the Surviving Company receives or takes physical possession of any Company Deal Communications, (a) such physical possession or receipt shall not, in any way, be deemed a waiver by any of the Company Advised Parties or any other Person of the privileges or protections described in this Section 14.19, and (b) neither SPAC nor, after the Closing, the Surviving Company, shall assert any claim that any of the Company Advised Parties or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the Company Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have the Surviving Company waive the attorney-client or other privilege, or by otherwise asserting that SPAC or the Surviving Company has the right to waive the attorney-client or other privilege and (iii) not to seek to obtain the Company Deal Communications from Prior Company Counsel so long as such Company Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(f) SPAC, on behalf of itself and Sponsor, hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates) to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement. This Section 14.19 shall be irrevocable, and no term of this Section 14.19 may be amended, waived or modified, without the prior written consent of the Prior Company Counsel.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SPAC:	INTEGRAL ACQUISITION CORPORATION 1

	By:	/s/ Enrique Klix
Name: Enrique Klix
Title: Chief Executive Officer

COMPANY:	FLYBONDI LIMITED

	By:	/s/ Peter Yu
Name: Peter Yu
Title: Director

TOPCO:	FB PARENT LIMITED

	By:	/s/ Peter Yu
Name: Peter Yu
Title: Director

MERGER SUB:	GAUCHO MS, INC.

	By:	/s/ Peter Yu
Name: Peter Yu
Title: President

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SIGNING SELLER

Print Name of Seller:

By:
[Signature]

If Entity, Print Name and Title of Signatory:

Address:

Telephone:

Email:

[Signature Page to Business Combination Agreement]